As filed with the Securities and Exchange Commission on January 7, 2019

Registration No. 333-228044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BIONIK LABORATORIES CORP.

(Exact name of Registrant as specified in its charter)

Delaware	3842	27-1340346
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

483 Bay Street, N105

Toronto, ON M5G 2C9

(416) 640-7887

(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Eric Dusseux, CEO

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

(416) 640-7887

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq. Michael S. Williams, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza Uniondale, New York 11556 (516) 663-6600 (516) 663-6601 (Facsimile)	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Offering Price (2)(3)	Amount of Registration Fee

Common Stock, $.001 par value	$11,500,000	$1,393.80
Representative’s Warrant	$(4)	$(4)
Common Stock, $.001 par value, underlying Representative’s Warrant	$960,000	$116.35
Total	$12,460,000	$1,510.15(5)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act

(3)	Includes the offering price of additional securities that the underwriters have the option to purchase.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is subject to completion, is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED January 7, 2019

Up to $10,000,000 of Common Stock

BIONIK LABORATORIES CORP.

We are offering up to 1,470,588 shares of our common stock.

Our common stock trades on the OTCQB marketplace under the symbol “BNKL.” We have assumed a public offering price of $6.80 per share, the closing price of our common stock on January 7, 2019. After pricing of the offering, we expect that the stock will trade on the Nasdaq Capital Market under the symbol “BNKL”. The actual public offering price per share of common stock will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price.

	Per Share		Total
Public offering price	$6.80	$	$10,000,000
Underwriting discounts and commissions(1)	$0.54	$	$800,000
Proceeds, before expenses, to us	$6.26	$	$9,200,000

(1)        The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” beginning on page 58 of this prospectus for additional information.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

We have granted the underwriters an option for a period of 45 days after the closing of the offering to purchase up to an additional 15% of the total number of shares of our common stock to be offered in the offering at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about    , 2019.

Joint Book-Running Managers

ThinkEquity a division of Fordham Financial Management, Inc.	WestPark Capital, Inc.

The Date of this Prospectus is                                , 2019.

i

You should rely only on the information contained in this prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters and their affiliates have not, authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You should assume that the information in this prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

For investors outside the United States, neither we nor the underwriters have done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

As used in this prospectus, unless the context indicates or otherwise requires, the “Company,” “we,” “us,”, “our” or “Bionik” refer to Bionik Laboratories Corp., a Delaware corporation, and its subsidiaries.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on our own internal estimates as well as independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our financial statements and the related notes appearing elsewhere in this prospectus and incorporated by reference before you decide to invest in our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed under the heading “Risk Factors” and other sections of this prospectus.

Company Overview

Bionik Laboratories Corp. is a healthcare company focused on improving the quality of life of millions of people with neurological or mobility impairments by combining artificial intelligence and innovative robotics technology to help individuals from hospital to home to regain mobility, enhance autonomy, and regain self-esteem.

The Company uses artificial intelligence and machine learning technologies to make rehabilitation methods and processes smarter and more intuitive to deliver greater recovery for patients with neurological or mobility impairments. These technologies allow large amounts of data to be collected and processed in real-time, enabling appropriately challenging and individualized therapy during every treatment session. This is the foundation of the InMotion therapy. The Company’s rehabilitation therapy products are built on an artificial intelligence platform, measuring the position, the speed and the acceleration of the patient 200 times per second. The artificial intelligence platform is designed to adapt in real time to the patient’s needs and progress while providing quantifiable feedback of a patient’s progress and performance, in a way that the Company believes a trained clinician cannot.

Based on this foundational work, the Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired individuals, including three InMotion robots currently in the market and two products in varying stages of development.

The InMotion therapy uses the Company’s robots to assist patients to rewire a segment of their brains after injury, also known as neuroplasticity. The InMotion Robots - the InMotion ARM, InMotion Wrist and the InMotion ARM/HAND – are designed to provide intelligent, adaptive therapy in a manner that has been clinically shown to maximize neurorecovery. The Company is also developing a home version of the InMotion upper-body rehabilitation technology, as well as a lower-body wearable assistive product based on the Company’s existing ARKE lower body exoskeleton technology, which could allow certain mobility impaired individuals to walk better. The Company intends to launch this mobility assistance solution into the consumer market.

The InMotion ARM, InMotion ARM/HAND, and InMotion Wrist are robotic therapies for the upper limbs. InMotion robotic therapies have been characterized as Class II medical devices by the U.S. Food and Drug Administration, or FDA, and are listed with the FDA to market and sell in the United States. More than 250 of our clinical robotic products for stroke rehabilitation have been sold in over 20 countries, including the United States. In addition to these fully developed, clinical rehabilitation solutions, we are also developing “InMotion Home”, which is an upper extremity product that allows the patient to extend their therapy for as long as needed while rehabilitating at home. This rehabilitation solution is being developed on the same design platform as the InMotion clinical products.

We believe recent payment changes in the US marketplace proposed and finalized by the Centers for Medicare and Medicaid Services create a favorable environment for greater clinical adoption of our robotic technology. For instance, the Improving Medicare Post-Acute Care Transformation Act of 2014, or the Impact Act of 2014, began the shift toward standardizing patient assessment data for quality measures. The updated Prospective Payment System (PPS), SNF QRP (Quality Reporting Program) and SNF VBP (Value Based Purchasing) programs have further shifted reimbursement toward the needs of the patient and away from volume of services provided in the skilled nursing setting. Other programs have caused a similar shift in the Inpatient Rehabilitation Facility setting, as well. We expect that in the next 12-18 months, further incentives toward quality based care will be implemented, resulting in providers being publicly ranked, as well as financially rewarded, for quality reporting and better outcomes.

1

We have a growing body of clinical data for our products. More than 1,500 patients participated in trials using our InMotion robots, the results of which have been published in peer-reviewed medical journals (including the New England Journal of Medicine, Nature and Stroke). Of note, our InMotion robots are being used in an ongoing, multicenter randomized controlled phase III interventional trial, funded by the National Institute for Health Research Health Technology Assessment Program in the United Kingdom. The study includes the enrollment of 720 stroke patients in a multi-center, randomized controlled research trial to evaluate the clinical and cost effectiveness of robot-assisted training in post-stroke care that is expected to be completed before the end of 2018 with results to be published in 2019.

In addition to our proprietary in-house products, we have the exclusive right to market and sell the Morning Walk lower body rehabilitation technology owned by Curexo Inc., a South Korean company, within the United States. The Morning Walk is a gait assistance product for rehabilitation. We plan to develop other biomechatronic solutions, including consumer-level medical assistive and rehabilitative products, through internal research and development. We may in the future further augment our product portfolio through technology acquisition opportunities should they come available and if we are sufficiently capitalized to undertake these investments.

We have worked with industry leaders in manufacturing and design and have also expanded our development team through partnerships with researchers and academia. Most recently, on May 17, 2017, we entered into a Co-operative Joint Venture Contract with Ginger Capital Investment Holding Ltd., pursuant to which the Company has a 25% interest and Ginger Capital has a 75% interest. As of the date of this prospectus, Ginger Capital is obligated to contribute $290,000 to the joint venture and is required to contribute an additional $435,000 by May 22, 2019 and $725,000 by May 22, 2023. Three InMotion robots have been delivered from us to the joint venture, which will be used for product demonstration and for quality assessment by Chinese authorities.

On June 20, 2017 we entered into a joint development and manufacturing agreement with Wistron Medical Tech Holding Company of Taiwan to jointly develop a lower body assistive robotic product based on the ARKE technology for the consumer home market.

We have also entered into an agreement with Cogmedix Inc., a wholly owned subsidiary of Coghlin Companies, a medical device development and manufacturing company located in Worchester, MA, for the production of our InMotion robots. The initial agreement is for turnkey, compliant manufacturing with the capability of scaling faster production to meet increased volume as the Company grows. In addition, our Massachusetts-based manufacturing facility is compliant with ISO- 13485 and FDA regulations.

We currently hold an intellectual property portfolio that includes 4 U.S. patents and 1 U.S. pending patent, all 5 of which are pending internationally, as well as other patents under development. We may file provisional patents from time to time, which may expire if we do not pursue full patents within 12 months of the filing date. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes. Additionally, we hold exclusive licenses to three additional patents of which one is currently being used for the InMotion Wrist and is licensed to us from the Massachusetts Institute of Technology.

We currently sell our products directly or can introduce customers to a third party finance company to lease at a monthly fee over the term or other fee structure for our products to hospitals, clinics, distribution companies and/or buying groups that supply those rehabilitation facilities.

We introduced our new enhanced commercial version of the InMotion product line in December 2017. We sold six InMotion robots in the year ended March 31, 2017, eleven InMotion robots in the year ended March 31, 2018, and twelve InMotion robots in the six month period ended September 30, 2018.

We have a history of net losses. At September 30, 2018 the Company had an accumulated deficit of $40,526,427 (March 31, 2018 — $35,776,340). The Company incurred a comprehensive loss of $4,743,803 for the six month period ended September 30, 2018 (September 30, 2017 – $5,855,877). The Company had $987,431 of revenue for the year ended March 31, 2018 (March 31, 2017 – $571,945), and revenue for the six month period ended September 30, 2018 of $1,048,418 (September 30, 2017 – $309,367). As of September 30, 2018, the Company had a working capital deficit of $116,551 (March 31, 2018 – $6,711,941).

2

History; Recent Developments

Bionik Laboratories Corp. was incorporated on January 8, 2010 in the State of Colorado. At the time of our incorporation the name of our company was Strategic Dental Management Corp. On July 16, 2013, we changed our name from Strategic Dental Management Corp. to Drywave Technologies, Inc. and changed our state of incorporation from Colorado to Delaware. Effective February 13, 2015, we changed our name to Bionik Laboratories Corp.

Bionik Laboratories Inc., which we refer to in this prospectus as Bionik Canada, was incorporated on March 24, 2011 under the Canada Business Corporations Act.

On February 26, 2015, we entered into an Investment Agreement with Bionik Acquisition Inc., a company existing under the laws of Canada and our wholly owned subsidiary, and Bionik Canada whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada. After giving effect to this and related transactions, we commenced operations through Bionik Canada. Subsequently, on April 21, 2016, we acquired Interactive Motion Technologies, Inc., or IMT,, a Boston, Massachusetts-based provider of effective robotic products for neurorehabilitation, including all of its owned and licensed products both commercialized and in development.

Between March 31, 2018 and June 2018, an aggregate of approximately $9.1 million of our outstanding indebtedness converted in accordance with their terms, as amended, into an aggregate of 1,249,008 of our common stock.

From June through July 2018, the Company issued short-term convertible promissory notes in the aggregate principal amount of $4,708,306 to existing investors, which includes affiliates of the Company. As of July 20, 2018, the notes converted in accordance with their terms into an aggregate of 683,396 shares of the Company’s common stock.

Our Board of Directors approved a convertible note financing for gross proceeds of up to $5 million in September 2018, of which an aggregate principal amount of $3.15 million has been subscribed for as of January 7, 2019. These convertible notes bear interest at a fixed rate of 1% per month. Upon the consummation of this offering, the outstanding principal and accrued and unpaid interest on the convertible notes shall automatically convert into our common stock at a price per share equal to a 20% discount to the offering price of our common stock in this offering. The convertible notes are unsecured. In the event that this offering is not consummated, we will be required to repay the principal and accrued and unpaid interest on the convertible notes on March 28, 2019.

We effected a one-for-one hundred fifty reverse stock split on October 29, 2018. As a result of the reverse stock split, each one hundred fifty shares of our common stock automatically combined into and became one share of our common stock. Accordingly, as of October 29, 2018, there were 2,337,964 shares of our common stock issued and outstanding. Any fractional shares which would otherwise be due as a result of the reverse stock split were rounded up to the nearest whole share. The reverse stock split automatically and proportionately adjusted, based on the one-for-one hundred fifty reverse stock split ratio, all issued and outstanding shares of our common stock and exchangeable shares, as well as common stock underlying stock options, warrants and other derivative securities outstanding at the time of the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under our equity-based plans was also proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split on a retroactive basis.

On December 14, 2018, we entered into a Sale of Goods Agreement (the “Agreement”) with CHC Management Services, LLC, or Kindred, pursuant to which, among other things, Kindred agreed to purchase from us in a first phase a minimum of 21 of the Company’s InMotion ARM Interactive Therapy Systems – a minimum of one for each of Kindred’s existing and soon-to-open affiliated inpatient rehabilitation hospitals and similar facilities described in the Agreement, and in a second phase a minimum of one InMotion ARM Interactive Therapy System for each future facilities of Kindred, during the four-year minimum term of the Agreement. Kindred entered into an initial purchase order for nine units of the InMotion ARM Interactive Therapy System for shipment on or before December 31, 2018.

3

Corporate Information

Our principal executive office is located at 483 Bay Street, N105, Toronto, ON, Canada M5G 2C9 and our main corporate telephone number is (416) 640-7887 x 508. Our principal US office is located at 80 Coolidge Hill Road, Watertown, MA, USA 02472. Our website is www.bioniklabs.com. Information on our website does not constitute a part of this prospectus.

Available Information

We file electronically with the Securities and Exchange Commission, or SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We make available on our website at www.bioniklabs.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The public may read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

The Offering

Common stock offered by us in this offering	Up to 1,470,588 shares of our common stock at an assumed public offering price of $6.80 per share (the closing price of our common stock on January 7, 2019). The actual public offering price per share will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price.

Common stock to be outstanding after the offering	4,082,126 shares of common stock and exchangeable shares, based on our issued and outstanding shares of common stock and exchangeable shares as of January 7, 2019. This does not include shares of common stock underlying any options or warrants that may be outstanding, or the conversion of any of our existing convertible promissory notes. Assuming conversion of our existing convertible promissory notes upon closing of this offering and existing anti-dilution provisions held by certain investors, including members of our Board of Directors, we would have 4,688,409 shares of common stock and exchangeable shares outstanding after the offering.

Option to purchase additional shares	The underwriters have a 45-day option to purchase up to an additional 15% of the total number of shares of our common stock to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $8.555 million, based upon the assumed public offering price of $6.80 per share (the closing price of our common stock on January 7, 2019), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the securities for our working capital, development of our technologies or acquisition of new technologies, and/or general corporate purposes. See "Use of Proceeds" on page 22 of this prospectus.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” on page 7 of this prospectus before deciding to invest in our securities.

4

Lock-up agreements

We and all of our executive officers and directors, as well as any other 5% or greater holder of outstanding shares of our common stock, will enter into lock-up agreements with the underwriters pursuant to which such persons and entities will agree, for a period of six months from the date of the offering in the case of our directors and officers and three months from the date of the offering in the case of any other 5% or greater holder of outstanding shares, that they will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of the underwriters. Additionally, each of us and any of our successors will agree, for a period of three months from the closing of the offering, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, other than as may be required pursuant to existing options, warrants or other convertible securities; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, other than pursuant to existing registration rights in favor of our stockholders or our affiliates; (c) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise. For more information, see “Underwriting” on page 58 of this prospectus.

OTCQB marketplace symbol	BNKL

Proposed Nasdaq Capital Markets symbol	BNKL

5

SUMMARY FINANCIAL DATA

The following tables presents summary condensed consolidated statements of comprehensive income (loss) for the periods indicated. The information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus and the financial information and related notes incorporated by reference in this prospectus. We have derived the following summary financial data for the (i) years ended March 31, 2018 and March 31, 2017 from our audited consolidated financial statements included elsewhere in this prospectus and (ii) quarters ended September 30, 2018 and September 30, 2017 from our unaudited consolidated financial statements included elsewhere in this prospectus, as adjusted to reflect the one-for-one hundred fifty reverse stock split.

Consolidated Statements of Operations and Comprehensive Loss

	March 31, 2018	March 31, 2017	September 30, 2018	September 30, 2017
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Sales	987,431	571,945	1,048,418	309,376
Cost of Sales	402,665	388,756	637,236	89,125
Gross Margin	584,766	183,189	411,182	220,242
Operating Expenses	10,354,032	8,829,481	5,446,061	5,646,822
Other expenses (income)	4,856,524	(576,890)	(291,076)	429,297
Net loss and comprehensive loss for the year	(14,625,790)	(8,069,402)	(4,743,803)	(5,855,877)
Loss per share basic and diluted	$(21.73)	$(13.19)	$(2.02)	$(8.84)

6

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes, before investing in our securities. If any of the possible events described in those sections or below actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment.

The following is a discussion of the risk factors that we believe are material to us at this time. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, business prospects, results of operations, financial condition and cash flows.

RISKS RELATING TO OUR BUSINESS

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history based on our current business plan of commercializing and selling the InMotion robots, upon which an evaluation of our business plan or performance and prospects can be made.

The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a relatively new business and creating a new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues. It is difficult to accurately forecast future revenues because the robotics market has not been fully developed, and we can give no assurance that our products will continue to fuel revenue growth. If our forecasts prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue we expect to generate as a result of our products. As a result, the failure to generate revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in 2010. We began generating revenues after April 21, 2016 as a result of the acquisition of IMT and the sale of the InMotion robots, however, we do not anticipate generating significant revenues from other technologies in development until we successfully develop, commercialize and sell products derived from those technologies, of which we can give no assurance. Although we sold 11 InMotion robots during the year ended March 31, 2018 and twelve InMotion robots for the six month period ended September 30, 2018, we are unable to determine when we will generate significant recurring revenues, if any, from the future sale of any of our products, or generate increased recurring revenues from the sale of our commercialized InMotion robots.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2018, we had an accumulated deficit of $40,526,427.

7

There is substantial doubt on our ability to continue as a going concern.

Our independent registered public accounting firm has issued a going concern qualification as part of its audit report that accompanies our 2018 audited financial statements included herein. As stated in the notes to our audited financial statements for the fiscal year ended March 31, 2018, we have a negative working capital deficiency and have accumulated a significant deficit. Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. Our Board of Directors approved a convertible note financing for gross proceeds of up to $5 million in September 2018, of which an aggregate principal amount of $3.15 million has been subscribed for as of January 7, 2019. There can be no assurance that the additional necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements.

We are subject to significant accounts payable and other current liabilities.

We have accounts payable and other liabilities of approximately $5.15 million. Our operations are not currently able to generate sufficient cash flows to meet our payable and other liabilities, which could reduce our financial flexibility, increase interest expenses and adversely impact our operations. We may not generate sufficient cash flow from operations to enable us to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be required to be used to service such indebtedness;

•	a high level of indebtedness could increase our vulnerability to general adverse economic and industry conditions;

•	any covenants contained in the agreements governing such outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•	a high level of indebtedness may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, our competitors may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing;

•	debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry, if any; and

•	any ability to convert or exchange such indebtedness for equity in the Company can cause substantial dilution to existing stockholders of the Company

We may need to refinance or restructure all or a portion of our indebtedness and other liabilities on or before maturity. We may not be able to refinance any of our indebtedness or other liabilities on commercially reasonable terms, or at all.

A high level of indebtedness and other liabilities increases the risk that we may default on our debt obligations and other liabilities. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt. If we cannot service or refinance our indebtedness and other liabilities or convert or exchange indebtedness for equity in the Company, we may have to take actions such as selling significant assets, seeking additional equity financing (which will result in additional dilution to stockholders) or reducing or delaying capital expenditures or our research and development programs, any of which could have a material adverse effect on our operations and financial condition. In particular, we have outstanding indebtedness in excess of $5.15 million to third parties, which includes some of our affiliates, $3.15 million of which shall automatically convert upon the consummation of this offering into our common stock at a price per share equal to a 20% discount to the offering price of our common stock in this offering. In the event that this offering is not consummated, we will be required to repay the principal and accrued and unpaid interest on the convertible notes on March 28, 2019. Although such $3.15 million principal amount of this indebtedness in the form of promissory notes convert into equity upon events specified in the notes, in the event the conversion features are not triggered, if we do not have sufficient funds and are otherwise unable to arrange financing to repay such indebtedness, our assets may be foreclosed upon, among other damages to lenders, which could have a material adverse effect on our business, financial condition and results of operation.

8

Our acquisition of companies or technologies could prove difficult to integrate and may disrupt our business and harm our operating results and prospects.

Potential acquisitions will likely involve risks associated with our assumption of some or all of the liabilities of an acquired company, which may be liabilities that we were or are unaware of at the time of the acquisition, potential write-offs of acquired assets and potential loss of the acquired company’s key employees or customers.

We may encounter difficulties in successfully integrating our operations, technologies, services and personnel with that of the acquired company, and our financial and management resources may be diverted from our existing operations. For instance, we diverted some resources from our existing technologies under development to focus on the InMotion robots acquired from IMT in April 2016. Offices outside of Canada or in multiple states or provinces, including our offices in Massachusetts have created a strain on our ability to effectively manage our operations and key personnel. We have consolidated accounting, finance and administration in Toronto. If we elect to further consolidate our facilities, we may lose key personnel unwilling to relocate to the consolidated facility, may have difficulty hiring appropriate personnel at the consolidated facility and may have difficulty providing continuity of service through the consolidation.

End-user satisfaction or performance problems with any acquired business, technology, service or device, including the InMotion robots, could also have a material adverse effect on our reputation. Additionally, potential disputes with the seller of an acquired business or its employees, suppliers or customers and amortization expenses related to intangible assets could adversely affect our business, operating results and financial condition. If we fail to properly evaluate and execute acquisitions, our business may be disrupted and our operating results and prospects may be harmed.

We will require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate; and such capital may substantially dilute the interests of existing stockholders.

We will require additional funds to further develop our business plan and have been relying on convertible and term debt financing to fund the operation of our business. Based on our current operating plans, our resources are currently not sufficient to fund our planned operations, including those necessary to introduce development-stage products into the rehabilitation and mobility markets. Since it is unlikely that we will generate sufficient revenues from our operating activities to fund all of our operating and development plans, we will need to raise additional funds through debt, equity or equity-linked offerings or otherwise in order to meet our expected future liquidity requirements, including development of existing products, introducing other products or pursuing new product opportunities. Any such financing that we undertake will likely be dilutive to current stockholders or may require that we relinquish rights to certain of our technologies or products. For instance, as of March 31, 2018 and June 2018, we converted approximately $9.1 million of convertible promissory notes into approximately 1.25 million shares of common stock. As of July 20, 2018, we also converted approximately $4.7 million of convertible promissory notes into approximately 680,000 shares of common stock. In the event we consummate a firm commitment, underwritten offering of our common stock by March 27, 2019, and the offering price per share is less than the conversion price of the convertible promissory notes that were converted in July 2018, then in such event we shall issue to the holders of such convertible promissory notes additional shares of common stock pursuant to the terms of such notes. We are evaluating other financing arrangements, as well.

We intend to continue to make investments to support our business growth through introducing new products, including patent or other intellectual property asset creation, the acquisition of other businesses or strategic assets and licensing of technology or other assets. To fully execute on our business plan, we will need additional funds to respond to business opportunities and challenges, including ongoing operating expenses, protecting our intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we will need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock or common stock equivalents. We have previously and may again seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

9

We may never complete the development of any of our proposed products into marketable products.

We do not know when or whether we will successfully complete the development of the planned development-stage InMotion robots, or any other proposed, developmental or contemplated product, for any of our target markets. We continue to seek to improve our technologies before we are able to produce a commercially viable product. Failure to improve on any of our technologies could delay or prevent their successful development for any of our target markets.

Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure. We may not meet our product development, manufacturing, regulatory, commercialization and other milestones.

We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing our products. These milestones relate to product roll-outs, technology and design improvements as well as to dates for achieving development goals and regulatory approvals, among other things. If our products exhibit technical defects or are unable to meet cost or performance goals or for any other reason, our commercialization schedule could be delayed and potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative products. In light of our current budgeting constraints and evolving timelines on our products in development, we are changing or delaying some of the timelines and milestones for our other technologies being developed.

We can give no assurance that our commercialization schedule will be met as we concentrate our efforts as we continue to develop our products.

Customers will be unlikely to buy any of our proposed, developmental or contemplated products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

During the past year, we retained a third-party manufacturer to manufacture our products, in addition to our Boston-based manufacturing facility now used primarily for research and development purposes but may continue to be used to manufacture and assemble some or all of our products as needed. We can offer no assurance that either we or our manufacturing partners will continue to develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market any of our existing or contemplated products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The price of our existing or contemplated products is in part dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner from time to time will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have implemented a pricing structure for our existing products, we can give no assurance that this pricing structure will not require changes in the future that could affect the attractiveness of our pricing.

Our products may not be accepted in the market.

We cannot be certain that our current products or any other products we may develop or market will achieve or maintain market acceptance. Market acceptance of our products depends on many factors, including our ability to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our technology is an attractive alternative to other technologies, demonstrate that our products are reliable and supported by us in the field, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment, which, particularly in the case of the medical device industry, are becoming increasingly price sensitive.

10

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are or are expected to be subject to regulation by the FDA, Health Canada and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

Under the United States Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Class II devices require a 510(k) premarket submission to the US FDA. The Company’s InMotion robots have been characterized as Class II devices by the FDA.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can market the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Following the introduction of a product, these agencies will also periodically review our manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA, Health Canada and other regulatory requirements continue to be met.

We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.

We believe that the InMotion robots for hospitals and certain other products under development will be categorized as a Class II device in the U.S. Class II devices require a 510(k) premarket submission to the US FDA. However, the FDA has not made any determination about whether our proposed medical products are Class II medical devices and, from time to time, the FDA may disagree with the classification of a new Class II medical device and require the manufacturer of that device to apply for approval as a Class III medical device. In the event that the FDA determines that our medical products should be reclassified as a Class III medical device, we could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specific changes to the classification. Reclassification of our products as Class III medical devices could significantly increase our regulatory costs, including the timing and expense associated with required clinical trials and other costs.

11

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our manufacturing process, regulatory authorities may need to review the process before it may be used. Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production and criminal prosecution.

Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes. The complexity, timeframes and costs associated with obtaining marketing clearances are unknown. Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse effect on our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payer’s discretion. The coverage policies and reimbursement levels of these third-party payers may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may either positively or negatively impact sales of our products.

We have no direct control over payer decision-making with respect to coverage and payment levels for our medical device products. Additionally, we expect many payers to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public and private payers, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our current products or products we develop.

As our product offerings are expected to be diverse across healthcare settings, they will likely be affected to varying degrees by the many payment systems. Therefore, individual countries, product lines or product classes may be impacted by changes to these systems.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involves certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA, Health Canada or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. The Company maintains product liability insurance to mitigate this risk. In some circumstances, such adverse events could also cause delays in new product approvals.

12

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

The sales of our clinical and proposed products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products are purchased by customers and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacturing, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. The Company currently maintains product liability insurance; however, product liability insurance is expensive and may not be available on acceptable terms in the future, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition. Although we carry product liability insurance, there is no guarantee that our insurance will adequately cover us against potential liability. If not, the results of our operations could be materially and adversely affected. In addition, any product liability claims brought in connection with any alleged defect of our products, whether with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage at rates we could afford.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to incur additional research and development expenditures to continue development of our existing and proposed products as well as research and development expenditures to develop new products and services. The products and services we are developing and may develop in the future may not be technologically successful. In addition, the length of our product and service development cycle may be greater than we originally expected and we may experience delays in product development. If our resulting products and services are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products and services.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success will depend upon the continued service of Eric Dusseux, our Chief Executive Officer, and his executive team or any qualified replacement of those individuals. There can be no assurance that the services of any of these individuals will continue to be available to us in the future. We do not carry any key man life insurance policies on any of our executive officers. The failure to retain, or attract replacement, qualified personnel could have a material adverse effect on our business and our ability to pursue our growth strategy.

Recent executive and legislative actions to amend or impede the implementation of the Affordable Care Act and ongoing efforts to repeal, replace or further modify the Affordable Care Act may adversely affect our business, financial condition and results of operations.

Recent executive and legislative actions to amend or impede the implementation of the Affordable Care Act and ongoing efforts to repeal, replace or further modify the Affordable Care Act may adversely affect our business, financial condition and results of operations.

13

Since its adoption into law in 2010, the Affordable Care Act has been challenged before the U.S. Supreme Court, and several bills have been and continue to be introduced in Congress to delay, defund, or repeal implementation of or amend significant provisions of the Affordable Care Act. In addition, there continues to be ongoing litigation over the interpretation and implementation of certain provisions of the law. The net effect of the Affordable Care Act, as currently in effect, on our business is subject to a number of variables, including the law’s complexity, lack of complete implementing regulations and interpretive guidance, and the sporadic implementation of the numerous programs designed to improve access to and the quality of healthcare services. Additional variables of the Affordable Care Act impacting our business will be how states, providers, insurance companies, employers, and other market participants respond during this period of uncertainty surrounding the future of the Affordable Care Act.

On January 20, 2017, President Trump issued an executive order that, among other things, stated that it was the intent of his administration to repeal the Affordable Care Act and, pending that repeal, instructed the executive branch of the federal government to defer or delay the implementation of any provision or requirement of the Affordable Care Act that would impose a fiscal burden on any state or a cost, fee, tax or penalty on any individual, family, health care provider, or health insurer. Additionally, on October 12, 2017, President Trump issued another executive order requiring the Secretaries of the Departments of Health and Human Services, Labor and the Treasury to consider proposing regulations or revising existing guidance to allow more employers to form association health plans that would be allowed to provide coverage across state lines, increase the availability of short-term, limited duration health insurance plans, which are generally not subject to the requirements of the Affordable Care Act, and increase the availability and permitted use of health reimbursement arrangements. On October 13, 2017, the DOJ announced that HHS was immediately stopping its cost sharing reduction payments to insurance companies based on the determination that those payments had not been appropriated by Congress. Furthermore, on December 22, 2017, President Trump signed tax reform legislation into law that, in addition to overhauling the federal tax system, also, effective as of January 1, 2019, repeals the penalties associated with the individual mandate.

We cannot predict the impact that the President’s executive order will have on the implementation and enforcement of the provisions of the Affordable Care Act or the current or pending regulations adopted to implement the law. In addition, we cannot predict the impact that the repeal of the penalties associated with the individual mandate and the cessation of cost sharing reduction payments to insurers will have on the availability and cost of health insurance and the overall number of uninsured. We also cannot predict whether the Affordable Care Act will be repealed, replaced, or modified, and, if the Affordable Care Act is repealed, replaced or modified, what the replacement plan or modifications would be, when the replacement plan or modifications would become effective, or whether any of the existing provisions of the Affordable Care Act would remain in place.

Our operations in international markets involve inherent risks that we may not be able to control.

Our business plan includes the marketing and sale of our existing and proposed products in international markets. Accordingly, our results could be materially and adversely affected by a variety of uncontrollable and changing factors relating to international business operations, including:

•	macroeconomic conditions adversely affecting geographies where we intend to do business;

•	foreign currency exchange rates;

•	political or social unrest or economic instability in a specific country or region;

•	higher costs of doing business in foreign countries;

•	infringement claims on foreign patents, copyrights or trademark rights;

•	difficulties in staffing and managing operations across disparate geographic areas;

•	difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

•	trade protection measures and other regulatory requirements, which affect our ability to import or export our products from or to various countries;

14

•	adverse tax consequences;

•	unexpected changes in legal and regulatory requirements;

•	military conflict, terrorist activities, natural disasters and medical epidemics; and

•	our ability to recruit and retain channel partners in foreign jurisdictions.

Our financial results may be affected by fluctuations in exchange rates.

Our financial statements are presented in U.S. dollars, while a portion of our business is conducted, and a portion of our operating expenses are payable, in Canadian dollars. Due to possible substantial volatility of currency exchange rates, exchange rate fluctuations may have an adverse impact on our future revenues or expenses presented in our financial statements. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Any weakness in internal control over financial reporting or disclosure controls and procedures could result in a loss of investor confidence in our financial reports and lead to a stock price decline.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and report the results in our Annual Report on Form 10-K. We are also required to maintain effective disclosure controls and procedures. Since the acquisition of IMT, we have consolidated our accounting in Toronto; however, our internal controls need to expand to encompass activities related to those assets. If material weaknesses arise as a result and they are not remedied, we will be unable to assert that our internal controls are effective. Any failure to have effective internal control over financial reporting or disclosure controls and procedures could cause investors to lose confidence in the accuracy and completeness of our financial reports, limit our ability to raise financing or lead to regulatory sanctions, any of which could result in a material adverse effect on our business or decline in the market price of our common stock.

The industries in which we operate are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The medical technology industry is characterized by intense competition and rapid technological change and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies that may be delivered without a medical device or a medical device superior to ours. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

15

We face competition from other medical device companies that focus on robotic rehabilitation solutions to individuals with neurological disorders.

We face competition from other companies that also focus on robotic rehabilitation solutions to individuals with neurological disorders. Hocoma, AlterG, Aretech and Reha Technology are each currently selling products that may compete with our In Motion products. Hocoma also has a product that competes with the Morning Walk. Cyberdyne and Honda are the main competitors of one of our consumer development products. These companies have longer operating histories and may have greater name recognition and substantially greater financial, technical and marketing resources than us. Many of these companies also have FDA or other applicable governmental approval to market and sell their products, and more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations. We expect similar strong competition with respect to any other product or technology we develop or acquire.

Our industry is experiencing greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

In recent years, the medical device industry has been subject to increased regulatory scrutiny, including by the FDA, Health Canada and numerous other federal, state, provincial and foreign governmental authorities. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with health care professionals. We anticipate that governments will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Unsuccessful clinical trials or procedures relating to products under development could have a material adverse effect on our prospects.

The regulatory approval process for new products and new indications for existing products requires extensive clinical trials and procedures, including early clinical experiences and regulatory studies. Unfavorable or inconsistent clinical data from current or future clinical trials or procedures conducted by us, our competitors, or third parties, or perceptions regarding this clinical data, could adversely affect our ability to obtain necessary approvals and the market’s view of our future prospects. Such clinical trials and procedures are inherently uncertain and there can be no assurance that these trials or procedures will be completed in a timely or cost-effective manner or result in a commercially viable product. Failure to successfully complete these trials or procedures in a timely and cost-effective manner could have a material adverse effect on our prospects. Clinical trials or procedures may experience significant setbacks even after earlier trials have shown promising results. Further, preliminary results from clinical trials or procedures may be contradicted by subsequent clinical analysis.

In addition, results from our clinical trials or procedures may not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, our business could be adversely affected. Clinical trials or procedures may be suspended or terminated by us, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks.

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industry in which we operate, including, in particular, the medical device industry, are characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on its business, cash flows, financial condition or results of operations.

16

If we are unable to protect our patents or other proprietary rights, or if we infringe on the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged.

We own 5 U.S. and international patents pending. We also have exclusive licensing rights to three patents. We intend to continue to seek legal protection, primarily through patents, trade secrets and contractual provisions, for our proprietary technology, as cash flow allows. Such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect our proprietary technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us. Our competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to our technologies. In addition, the laws of foreign jurisdictions in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent, as do the laws of the United States and Canada.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technologies or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technologies or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technologies, which could substantially impair our ability to compete.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of our intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties on terms that may not be reasonable or favorable to us, prevent us from manufacturing, importing or selling our products, or compel us to redesign our products to avoid infringing third parties’ intellectual property. As a result, we may be required to incur substantial costs to prosecute, enforce or defend our intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on our business, financial condition and resources or results of operations.

Our ability to develop intellectual property depends in large part on hiring retaining and motivating highly qualified design and engineering staff with the knowledge and technical competence to advance our technology and productivity goals. We have entered into confidentiality and/or intellectual property assignment agreements with many of our employees and consultants as one of the ways we seek to protect our intellectual property and other proprietary technologies. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Our employees and consultants may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using our proprietary know-how is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect know-how than courts in the United States. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain intellectual property protection could adversely affect our competitive business position.

17

RISKS RELATED TO OUR SECURITIES AND GOVERNANCE MATTERS

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Our executive officers, directors, and their affiliated entities together beneficially own approximately 45% of our outstanding common stock. As a result, these stockholders, if they act together or in a block, could have significant influence over virtually all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

We may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Before our going-public transaction in 2015 with Drywave, a public shell company that at the time was a start-up designer and manufacturer of massage systems, Bionik Canada conducted due diligence on the Company it believed was customary and appropriate for similar transactions. However, the due diligence process may not have revealed all material liabilities of the Company then existing or which may be asserted in the future against us relating to the Company’s activities before the consummation of the going-public transaction with Drywave. In addition, the agreement with the Company contains representations with respect to the absence of any liabilities and indemnification for any breach thereof. However, there can be no assurance that the Company had no liabilities upon the closing of the going-public transaction with Drywave or that we will be successful in enforcing the indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of the Company that survive the going-public transaction with Drywave could harm our revenues, business, prospects, financial condition and results of operations.

We do not expect to pay cash dividends on our common stock.

We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends on our common stock in the future. Investors seeking cash dividends should not invest in our common stock for that purpose.

Anti-takeover provisions in the Company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

We cannot assure you that the Company’s Common Stock will be listed on any national securities exchange, or remain listed or quoted.

We cannot assure you that the Company’s Common Stock will be listed on any national securities exchange; however, after pricing of the offering, we expect that our Common Stock will trade on the Nasdaq Capital Market under the symbol “BNKL”. We cannot assure you that, if quoted, we would be able to maintain a listing of Common Stock on any of the NASDAQ markets or any other stock exchange. Our stock began trading on the OTCQB market from the OTCQX market on August 14, 2017. If our Common Stock remains quoted on or reverts to an over-the-counter system rather than being listed on a national securities exchange, an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of the Company’s Common Stock.

18

We may not be able to establish a liquid market for the Company’s Common Stock or attract the attention of research analysts at major brokerage firms

We have been unable to establish a liquid market for the Company’s Common Stock. Moreover, if we are unable to up-list to the Nasdaq Capital Market, or revert back to an over-the-counter system following the expected up-list, we would not expect security analysts of brokerage firms to provide coverage of the Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on behalf of the Company or our stockholders due to our becoming a public reporting company not by means of an initial public offering of Common Stock. If all or any of the foregoing risks occur, it would have a material adverse effect on the Company.

We cannot predict whether an active market for the Company’s Common Stock will ever develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of the Company’s Common Stock may be limited; and

•	A lack of visibility for shares of the Company’s Common Stock may have a depressive effect on the market price for shares of the Company’s Common Stock.

The Company’s Common Stock is quoted on the OTCQB marketplace operated by OTC Markets Group, Inc. since August 14, 2017 as a result of not meeting the net tangible asset requirements of the OTCQX market. These markets are relatively unorganized, inter- dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE. No assurances can be given that our Common Stock will ever actively trade on such markets, much less a senior market like the Nasdaq Capital Market. In any of these events, there could remain a highly illiquid market for the Company’s Common Stock and you may be unable to dispose of your Common Stock at desirable prices or at all.

An active and visible public trading market for the Company’s Common Stock may not develop and the market for our Common Stock is limited.

Our Common Stock is thinly traded and any recently reported sales price may not be a true market-based valuation of our Common Stock. There can be no assurance that an active market for our Common Stock will develop after we up-list to the Nasdaq Capital Market. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. Consequently, holders of shares of our common stock may not be able to liquidate their investment in the Company’s shares at prices that they may deem appropriate.

The market price for our Common Stock may be volatile.

The market price for our Common Stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	Actual or anticipated fluctuations in our quarterly or annual operating results;

•	Changes in financial or operational estimates or projections;

•	Conditions in markets generally;

•	Changes in the economic performance or market valuations of companies similar to ours;

•	Announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Our intellectual property position; and

•	General economic or political conditions in the United States, Canada or elsewhere.

19

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our Common Stock.

As our Common Stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is now and may in the future continue to be less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	Make a special written suitability determination for the purchaser;

•	Receive the purchaser’s prior written agreement to the transaction;

•	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

When our Common Stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

RISK RELATED TO THIS OFFERING

Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree.

We intend to use the net proceeds of this offering for working capital, development of our technologies or acquisition of new technologies, and/or general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management on the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

The offering price will be set by our Board and does not necessarily indicate the actual or market value of our common stock.

Our Board will approve the offering price and other terms of this offering after considering, among other things: the number of shares authorized in our certificate of incorporation; the current market price of our common stock; trading prices of our common stock over time; the volatility of our common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The offering price may not be indicative of the fair value of the common stock.

20

If you purchase the common stock sold in this offering, you will experience immediate substantial dilution as a result of this offering and future equity issuances.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer immediate substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” of this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The issuance of additional shares of our common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus include, for example, statements about:

●	projected operating or financial results, including anticipated cash flows used in operations;

●	expectations regarding capital expenditures; and

●	our beliefs and assumptions relating to our liquidity position, including our ability to obtain additional financing.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors including, among others:

●	the loss of key management personnel on whom we depend;

●	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required; and

●	our expectations with respect to our acquisition activity.

Forward-looking statements represent management’s present judgment regarding future events. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the risk factors identified under the caption “Risk Factors”, beginning on page 7 of this prospectus, and in the other the documents we have filed, or will file, with the Securities and Exchange Commission. Forward-looking statements contained in this prospectus speak as of the date hereof and we do not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after such date.

21

In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus, including under the caption “Risk Factors.” All forward-looking statements included in this document are based on information available to us on the date hereof. We disclaim any intent to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $8.555 million, based upon the assumed public offering price of $6.80 per share (the closing price of our common stock on January 7, 2019), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $9.905 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use net proceeds from this offering for our working capital, development of our technologies or acquisition of new technologies, and/or general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTCQB marketplace under the symbol “BNKL” since August 14, 2017. Prior to that, our common stock was traded on the OTCQX marketplace under the symbol “BNKL” since August 19, 2015. Prior to that, our common stock was traded on the OTC Pink marketplace and was traded on such market prior to March 13, 2015 under the symbol “DWTP”. Our common stock did not trade between approximately July 15, 2013 and February 23, 2015. The closing price for our common stock on January 7, 2019 was $6.80 per share. After pricing of the offering, we expect that the stock will trade on the Nasdaq Capital Market under the symbol “BNKL”.

The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on OTCQB marketplace, but as adjusted to reflect our October 29, 2018 1:150 reverse stock split:

Quarterly Period Ended	High	Low
March 31, 2019 (through January 7, 2019)	$6.80	$4.95

March 31, 2018	$27.00	$9.75
June 30, 2018	$12.60	$6.30
September 30, 2018	$10.50	$4.80
December 31, 2018	$12.50	$3.00

March 31, 2017	$222.00	$54.00
June 30, 2017	$71.25	$31.65
September 30, 2017	$45.00	$15.75
December 31, 2017	$36.75	$15.00

22

We consider our common stock to be thinly traded and, accordingly, reported sales prices or quotations may not be a true market- based valuation of our common stock.

DIVIDEND POLICY

We have not paid any dividends and we do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after our taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

HOLDERS

As of January 7, 2019, 2,337,964 shares of Common Stock were issued and outstanding, which were held by approximately 307 holders of record and those who hold their shares through DTC, and 273,574 Exchangeable Shares were issued and outstanding, which were held by approximately 32 holders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. A description of the common stock that we are issuing in this offering is set forth under the heading “Description of Securities” beginning on page 57 of this prospectus.

EQUITY COMPENSATION PLAN INFORMATION

We adopted, and a majority of our stockholders approved, the 2014 Equity Incentive Plan (the “2014 Plan”). Under such plan, we may grant equity based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of up to 15% of our common stock and common stock reserved for issuance from the Exchangeable Shares are reserved for issuance under the 2014 Plan, and options for the purchase of 170,666 shares of our common stock have been granted and are outstanding as of March 31, 2018. The purpose of the 2014 Plan is to provide financial incentives for selected directors, employees, advisers, and consultants of the Company and/or its subsidiaries, thereby promoting the long-term growth and financial success of the Company.

The table below sets forth information as of March 31, 2018 with respect to compensation plans under which our common stock or Exchangeable Shares are authorized for issuance, as adjusted to reflect the one-for-one hundred fifty reverse stock split.

23

	(a)	(b)	(c)
	Number of securities to be Issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	89,239	$75.00	78,935
Equity compensation plans not approved by security holders:
Executive Stock Options	81,436	$24.15	-
Total	170,675		78,935

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018, as adjusted to reflect the one-for-one hundred fifty reverse stock split:

•	On an actual basis; and
•	On a pro forma basis, giving effect to (i) the application of the net proceeds of this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, (ii) an assumed per share offering price of $6.80, the closing price of our common stock on January 7, 2019, (iii) the conversion of all outstanding convertible promissory notes and accrued and unpaid interest up to January 7, 2019 simultaneously with the closing of this offering into an aggregate of 593,670 shares of our common stock, and (iv) the issuance of an aggregate of 12,613 shares of our common stock in connection with the triggering of the anti-dilution feature of certain promissory notes which converted into shares of common stock on July 20, 2018. The number of shares of common stock to be outstanding immediately after this offering is based on 2,337,964 shares of common stock and 273,574 shares of common stock underlying outstanding exchangeable shares outstanding as of January 7, 2019 and giving effect to clauses (ii), (iii) and (iv) in the previous sentence. The information in the table below does not include the exercise of any options or warrants that may be outstanding or the exercise of the underwriters’ over-allotment option.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and notes thereto included elsewhere in this prospectus. See “The Offering” in this prospectus for information relating to the expected number of shares of our common stock to be outstanding after this offering.

24

	As at
	September 30,	On a Pro
	2018	Forma
	(Unaudited)	Basis
Assets	$	$
Current
Cash and cash equivalents	305,757	12,010,757	(1)
Accounts receivable, net of allowance for doubtful accounts of $17,699 (March 31, 2018 - $19,694)	517,758	517,758
Prepaid expenses and other receivables	851,179	851,179
Inventories	192,626	192,626
Due from related parties	18,913	18,913
Total Current Assets	1,886,233	13,591,233
Equipment	139,380	139,380
Technology and other assets	4,566,351	4,566,351
Goodwill	22,308,275	22,308,275
Total Assets	28,900,239	40,605,239

Liabilities and Shareholders' Equity
Current
Accounts payable	906,438	906,438
Accrued liabilities	962,185	962,185
Customer advances	-	-
Demand loans	-	-
Deferred revenue	134,161	134,161
Shares to be issued, stock options and warrants	-	-
Total Current Liabilities	2,002,784	2,002,784
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized - 10,000,000; Special Voting Preferred Stock, par value $0.001 - Authorized, issued and outstanding - 1 (March 31, 2018 – 1)	-
Common Shares, par value $0.001; Authorized - 500,000,000 (March 31, 2018 – 250,000,000); Issued and outstanding - 2,337,462 and 273,574 Exchangeable Shares (March 31, 2018 – 1,368,856 and 295,146 Exchangeable Shares) (2)	2,611	4,689
Additional paid in capital	67,379,122	79,247,377
Deficit	(40,526,427)	(40,691,760)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	26,897,455	38,602,455
Total Liabilities and Shareholders' Equity	28,900,239	40,605,239

_________________________

(1)	Includes the net proceeds of this offering of $8.555 million and $3.15 million raised through the sale of convertible promissory notes in the third quarter ended December 31, 2018.
(2)	The number of shares outstanding as of September 30, 2018 (Actual), which has been retroactively adjusted to take into account the October 2018 1:150 reverse stock split, does not include the issuance of an aggregate of 502 shares of common stock due to rounding as a result of the reverse stock split. Such 502 shares are reflected as being issued and outstanding for all other purposes in this prospectus.

25

DILUTION

Our historical net tangible book value as of September 30, 2018 was approximately $22,829 or $0.0087 per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of common stock outstanding as of September 30, 2018.

After (i) giving effect to the sale of  1,470,588  shares of our common stock at the assumed public offering price of $6.80 per share (the closing price of our common stock on the OTCQB marketplace on January 7, 2019), (ii) deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us, (iii) raising $3.15 million in convertible promissory notes and giving effect to the conversion of all such outstanding convertible promissory notes and accrued and unpaid interest up to January 7, 2019 simultaneously with the closing of this offering into an aggregate of 593,670 shares of our common stock at a conversion price of $5.44 (a 20% discount to the assumed offering price of $6.80), and (iv) giving effect to the issuance of an aggregate of 12,613 shares of our common stock in connection with the triggering of the anti-dilution feature of certain promissory notes which converted into shares of common stock on July 20, 2018, our as adjusted net tangible book value as of September 30, 2018 would have been approximately $11.73 million, or $2.5015 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $2.4928 per share to our existing stockholders, and an immediate dilution of $4.2985 per share to new investors purchasing securities in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis, as adjusted to reflect the one-for-one hundred fifty reverse stock split:

Assumed public offering price per share		$6.8000
Historical net tangible book value per share as of September 30, 2018	$0.0087
Pro forma increase in net tangible book value per share attributable to investors in this offering	2.4928
As adjusted net tangible book value per share after this offering		2.5015
Dilution per share to investors participating in this offering		$4.2985

The above table is based on 2,611,538 shares of common stock and exchangeable shares outstanding as of September 30,2018, and does not include the exercise of any options or warrants that may be outstanding, including as the result of the triggering of any anti-dilution features contained in such options or warrants.

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value will increase to $2.6641 per share, representing an immediate increase to existing stockholders of $2.6554 per share and an immediate dilution of $4.1359 per share to new investors.

To the extent that outstanding options or warrants or other convertible securities have been or may be exercised or converted, shares underling warrants are adjusted to take into account price-based anti-dilution provisions, new options are issued under our equity incentive plan or otherwise, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

26

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) covers information pertaining to the Company up to September 30, 2018, and should be read in conjunction with the audited financial statements and related notes of the Company as of March 31, 2018 and 2017. Except as otherwise noted, the financial information contained in this MD&A and in the financial statements has been prepared in accordance with accounting principles generally accepted in the United States of America. All amounts are expressed in U.S. dollars unless otherwise noted.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Forward Looking Statements

Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should,” “expect,” “intend,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Although forward- looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section of this prospectus entitled “Risk Factors” as well as elsewhere in this prospectus.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this prospectus will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Plan of Operation and Corporate Developments

We are a global robotics company focused on providing rehabilitation solutions to individuals with neurological disorders, specializing in the designing, developing and commercializing of cost-effective physical rehabilitation technologies, prosthetics, and assisted robotic products. We strive to innovate and build devices that improve an individual’s health, comfort, accessibility and quality of life through the use of advanced algorithms and sensing technologies that anticipate a user’s ever move. Our product line includes three FDA-listed upper extremity clinical rehabilitation products currently on the market for clinical use, a gait rehabilitation product, a lower-body product being developed for the consumer market, as well as a potential pipeline to other new product candidates.

Bionik Laboratories Corp. was incorporated on January 8, 2010 in the State of Colorado. At the time of our incorporation the name of our company was Strategic Dental Management Corp. On July 16, 2013, the Company changed its name from Strategic Dental Management Corp. to Drywave Technologies, Inc. and changed its state of incorporation from Colorado to Delaware. Effective February 13, 2015, we changed our name to Bionik Laboratories Corp.

27

Bionik Canada was incorporated on March 24, 2011 under the Canada Business Corporations Act. On February 26, 2015, we:

•	Acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada. After giving effect to this transaction, we commenced operations through Bionik Canada; and

•	Immediately prior thereto, we transferred all of the legacy business, properties, assets, operations and goodwill of the Company (other than cash and cash equivalents), and liabilities, so that as of the Company’s acquisition of Bionik Canada, the Company had no material assets or liabilities.

As a result of the shareholders of Bionik Canada having a controlling interest in the Company subsequent to the February 2015 transaction, for accounting purposes the transaction did not constitute a business combination, and instead has been accounted for as a recapitalization of the Company with Bionik Canada being the accounting acquirer even though the legal acquirer is the Company.

On April 21, 2016, we acquired all of the outstanding shares and, accordingly, all assets and liabilities of IMT, a Boston, Massachusetts-based provider of effective robotic tools for neurorehabilitation, pursuant to an Agreement and Plan of Merger, dated March 1, 2016, with IMT, Hermano Igo Krebs, and Bionik Mergerco Inc., a Massachusetts corporation and our wholly owned subsidiary, which provided for the merger of Bionik Mergerco with and into IMT, with IMT surviving the merger as our wholly-owned subsidiary. In return for acquiring IMT, IMT shareholders received 23,650,000 shares of our common stock (not taking into account the one-for-one hundred fifty reverse stock split).

As of March 31, 2018, an aggregate of approximately $5.9 million of our outstanding indebtedness converted in accordance with their terms, as amended, into an aggregate of 842,090 shares of our common stock. Also as of March 31, 2018, we were obligated to convert an additional approximately $3.2 million in outstanding indebtedness in accordance with their terms, as amended, into 406,919 shares of our common stock, of which 143,280 were issued as a result of not having authorized a sufficient number of shares of common stock to issue all of such shares as of March 31, 2018. The remaining 263,639 shares were issued in June 2018 after we filed an amendment to our Certificate of Incorporation to increase our authorized number of shares of our common stock from 250 million to 500 million.

From June through July 2018, the Company issued convertible promissory notes in the aggregate principal amount of $4,708,306 to existing investors, which includes (i) an aggregate of $1,991,673 from an affiliate of Remi Gaston-Dreyfus, a director and major stockholder of the Company, and (ii) an aggregate of $306,255 from an affiliate of Andre-Auberton Herve, the Chairman of the Company, pursuant to an up to $6,000,000 convertible note offering. Pursuant to the terms of such notes, as of July 20, 2018, the notes converted in accordance with their terms into an aggregate of 683,396 shares (the “Shares”) of the Company’s common stock (the “Conversion”), which number of Shares was preliminarily determined on July 24, 2018 and issued on July 26, 2018 and August 8, 2018.

Our Board of Directors approved a convertible note financing for gross proceeds of up to $5 million in September 2018, of which an aggregate principal amount of $3.15 million has been subscribed for as of January 7, 2019. These convertible notes bear interest at a fixed rate of 1% per month. Upon the consummation of this offering, the outstanding principal and accrued and unpaid interest on the convertible notes shall automatically convert into our common stock at a price per share equal to a 20% discount to the offering price of our common stock in this offering. The convertible notes are unsecured. In the event that this offering is not consummated, we will be required to repay the principal and accrued and unpaid interest on the convertible notes on March 28, 2019.

On December 14, 2018, we entered into a Sale of Goods Agreement (the “Agreement”) with CHC Management Services, LLC, or Kindred, pursuant to which, among other things, Kindred agreed to purchase from us in a first phase a minimum of 21 of the Company’s InMotion ARM Interactive Therapy Systems – a minimum of one for each of Kindred’s existing and soon-to-open affiliated inpatient rehabilitation hospitals and similar facilities described in the Agreement, and in a second phase a minimum of one InMotion ARM Interactive Therapy System for each future facilities of Kindred, during the four-year minimum term of the Agreement. Kindred entered into an initial purchase order for nine units of the InMotion ARM Interactive Therapy System for shipment on or before December 31, 2018.

Reverse Stock Split

We effected a one-for-one hundred fifty reverse stock split on October 29, 2018. As a result of the reverse stock split, each one hundred fifty shares of our common stock automatically combined into and became one share of our common stock. Any fractional shares which would otherwise be due as a result of the reverse stock split were rounded up to the nearest whole share. The reverse stock split automatically and proportionately adjusted, based on the one-for-one hundred fifty reverse stock split ratio, all issued and outstanding shares of our common stock and exchangeable shares, as well as common stock underlying stock options, warrants and other derivative securities outstanding at the time of the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under our equity-based plans was also proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split on a retroactive basis.

28

Significant Accounting Policies and Estimates

The discussion and analysis of the financial condition and results of operations are based upon the condensed consolidated interim financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

The adoption of the FASB issued, ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities From Equity (Topic 480) Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments With Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception, allows a financial instrument with a down-round feature to no longer automatically be classified as a liability solely based on the existence of the down-round provision. The update means the instrument does not have to be accounted for as a derivative and be subject to an updated fair value measurement each reporting period. The Company adopted ASU No. 2017-11 in the quarter ended September 30, 2017. Accordingly, we have reissued our audited financial statements for the fiscal years ended March 31, 2017 and 2016 in accordance with SEC rules to reflect this adoption.

Results of Operations

From the inception of Bionik Canada on March 24, 2011 through to September 30, 2018, we have generated a deficit of $40,526,427.

We expect to incur additional operating losses through the fiscal year ending March 31, 2019 and beyond, principally as a result of our continuing research and development, building the sales and marketing team, long sales cycles and general and administrative costs predominantly associated with being a public company.

Our results of operations are presented for the three and six months ended September 30, 2018 with comparatives for the three and six months ended September 30, 2017.

The following is the commentary on the three and six months ended September 30, 2018 compared to the three and six months ended September 30, 2017.

Sales

Sales were $547,085 and $1,048,418 for the three and six months ended September 30, 2018 (September 30, 2017 – $221,847 and $309,367). Sales in the six months ended September 30, 2018 represent the sale of 12 InMotion robots, service and warranty income compared to 3 InMotion robots, service and warranty income in the six months ended September 30, 2017.

Cost of Sales and Gross Margin

Cost of Sales was $384,073 and $637,236 for the three and six months ended September 30, 2018 (September 30, 2017 – $59,825 and $89,125). The increase in 2018 compared to 2017 primarily related to the increased number of units sold in 2018 when compared to 2017.

Gross margin for the three and six months ended September 30, 2018 was $163,012 and $411,182 or 29.7% and 39.2% compared to $162,022 and $220,242 or 73% or 71.1% for the three and six months ended September 30, 2017. The decline in gross margin percentage compared to prior period was negatively impacted by higher than normal manufacturing costs as the Company transitioned its production to an outsourcing arrangement. The gross margin this quarter also reflects the shipment of 3 units to our China JV partner. The prior year's cost of goods sold included direct material costs.

29

Operating Expenses

Total operating expenses for the three and six months ended September 30, 2018 was $2,563,120 and $5,446,061, compared to $3,519,235 and $5,646,822 for the three and six months ended September 30, 2017, as further detailed below.

Sales and marketing expenses were $427,235 and $969,984 for the three and six months ended September 30, 2018 compared to $435,294 and $880,817 for the three and six months ended September 30, 2017. The increase in sales and marketing expenses primarily relates to new hires in the current fiscal year as well as increased trade show presence and commissions paid for the increased sales in 2018 over 2017.

Research and development expenses were $679,049 and $1,355,792 for the three and six months ended September 30, 2018, compared to research and development expenses of $715,400 and $1,401,309 for the three and six months ended September 30, 2017. Research and development expenses remained relatively constant from period to period as a result of similar staffing and project development projects having comparable costs as prior year.

For the three and six months ended September 30, 2018, we incurred general and administrative expenses of $931,477 and $1,910,956 compared to general and administrative expenses of $1,505,528 and $2,133,134 for the three and six months ended September 30, 2017. The decrease in these expenses is primarily due to lower legal fees and consulting fees and a one-time accrual for severance for our former CEO in 2017.

For the three and six months ended September 30, 2018, the Company recorded $439,328 and $1,034,740 in share-based compensation expense compared to $762,208 and $1,013,256 for the three and six months ended September 30, 2017.

Other Expenses

For the three and six months ended September 30, 2018, we incurred other expenses of $22,712 and $60,132 compared to other expenses of $168,480 and $241,068 for the three and six months ended September 30, 2017. The decrease in other expenses relates to the Company having less interest-bearing debt during the six month period ended September 30, 2018 when compared to September 30, 2017.

Foreign exchange gain for the period ended September 30, 2018 was $27,872 and $69,006 as compared to a loss of $15,595 and $114,156 for the period ended September 30, 2017. This is mainly a result of the fluctuation in the exchange rate of the Canadian Dollar to the United States Dollar.

For the three and six months ended September 30, 2018, we incurred $1,970,167 and $2,104,418 in accretion expense compared to $74,073 for both the three and six months ended September 30, 2017 due to the debt converted.

For the three and six months ended September 30, 2018, the Company recognized a gain of $382,010 and $337,923 in fair value adjustment connected to the convertible loans (September 30, 2017 – $Nil and $Nil).

Other Income

For the period ended September 30, 2018, upon the increase of the number of our authorized shares, we recorded a gain of $2,048,697 (September 30, 2017 –$Nil) on the fair value revaluation of the shares to be issued, warrants and stock options outstanding at March 31, 2018.

Comprehensive Loss

Comprehensive loss for the three and six months ended September 30, 2018 amounted to $(3,983,105) and $(4,743,803) resulting in a loss per share of $(1.62) and $(2.02), compared to a loss of $(3,615,361) and $(5,855,877) the three and six months ended September 30, 2017, resulting in a loss per share of $(5.33) and $(8.84).

For the Fiscal Year Ended March 31, 2018 Compared to the Fiscal Year Ended March 31, 2017

Sales were $987,431 for the year ended March 31, 2018 (March 31, 2017 - $571,945). The sales are comprised of sales of InMotion products, service and warranty income commencing from the acquisition of IMT on April 21, 2016.

30

Cost of Sales and Gross Margin

Cost of sales was $402,665 for the year ended March 31, 2018 (March 31, 2017- $388,756), which in 2017 included inventory write downs totaling $167,425 and product costs of sales of $221,331. If the $167,425 of inventory write down were excluded from the gross margin of $183,189, it would result in a gross margin before inventory write-downs of $350,614. In 2018, cost of sales included inventory write downs totaling $38,860 and product cost of sales of $363,805. If the $38,860 of inventory write down were excluded from the gross margin of $584,766, it would result in a gross margin before inventory write-downs of $623,626.

Operating Expenses

Total operating expenses for the year ended March 31, 2018 were $10,354,032 and for the year ended March 31, 2017 was $8,829,481, as further described below.

For the year ended March 31, 2018, the Company incurred $1,989,837 in sales and marketing expenses (year ended March 31, 2017 – $1,188,207). The sales and marketing team was expanded starting in August 2016 with the addition of five sales and marketing employees, including a Chief Commercialization Officer and marketing and sales support to aid the launch of the next generation InMotion product release which was launched in the fall of 2017.

For the year ended March 31, 2018, the Company incurred research and development expenses of $2,825,200 (year ended March 31, 2017– $2,663,146). The increase in research and development expenses relates primarily to the additional development and prototyping costs for our new development projects.

The Company incurred general and administrative expenses of $3,585,484 for the year ended March 31, 2018 and $3,346,230 for the year ended March 31, 2017. The increase in general and administrative expenses in 2018 over 2017 resulted from higher legal and public company related costs, the addition of a new employee and a consultant, increased compensation to our new CEO starting September 1, 2017 as well as amounts owing to the former CEO of the Company. The expenses for the twelve months period ended March 31, 2017 includes expenses related to the IMT acquisition in 2016. In addition, the previous year’s costs included cost of our former Chief Operating Officer; this position was reallocated to research and development in the current fiscal year.

Stock compensation expense was $1,540,580 for the year ended March 31, 2018, compared to $1,001,950 for the year ended March 31, 2017, due to more option grants in the year ended March 31, 2018 compared to the year ended March 31, 2017.

 Amortization of technology and other assets allocated from the purchase of IMT was $323,905 for the year ended March 31, 2018 (March 31, 2017 – $550,080). The amortization has decreased as certain assets acquired have been fully amortized. Assets acquired were characterized as workforce which was amortized over one year, whereas non-compete agreements and customer relationships are amortized over two years, trademarks are indefinite and patents and our exclusive license agreements over their lifetime, all as further described in our financial statements included in this prospectus. Depreciation amounted to $89,026 for the year ended March 31, 2018 (March 31, 2017 – $79,868).

For the year ended March 31, 2018, the Company recorded $1,937,308 as accretion expense compared to $Nil for the year ended March 31, 2017 due to the amortization of the fair value of warrants issued in conjunction with the Company’s recent convertible notes offering as well as the beneficial conversion feature recorded in connection with the conversion of the convertible debt financing.

Other Expenses

For the year ended March 31, 2018, we incurred interest expense of $1,297,205 (March 31, 2017 – $43,735). The increase in interest expenses relates to indebtedness assumed as a result of our acquisition of IMT in 2016, and to new indebtedness incurred during the fiscal year ended March 31, 2018 to support operating expenses.

31

For the year ended March 31, 2018, we expensed share premium expense of $1,249,994 (March 31, 2017 – $Nil) related to the Company’s convertible promissory notes. The amount represents 25% of the principle investment amount of the original convertible promissory loans.

For the year ended March 31, 2018, we expensed a loss of $376,674 (March 31, 2017 – $Nil) on the mark to market reevaluation of the shares to be issued as of March 31, 2018 due to not having enough authorized shares to issue all of the shares of common stock upon conversion of our convertible promissory notes on March 31, 2018.

For the year ended March 31, 2018, we incurred a foreign exchange loss of $102,999 (March 31, 2017 – $71,573). On April 1, 2015, Bionik Canada and Bionik Acquisitions Inc. changed its functional currency from the Canadian Dollar to the U.S. Dollar. This reflects the fact that the majority of the Company’s business is influenced by an economic environment denominated in U.S. currency as well as that the Company anticipates revenues to be earned in U.S. dollars.

Other Income

For the year ended March 31, 2018, other income was $107,656 and for the year ended March 31, 2017, other income was $692,198, in each case related to interest and other income. The decrease in other income is related to refundable scientific tax credits from the Government of Canada that the Company is no longer eligible for.

Comprehensive Loss

Comprehensive loss for the year ended March 31, 2018 after the retroactive adoption of ASU 2017-11 noted above was $14,625,790 resulting in loss per share of $21.73, and for the year ended March 31, 2017, after retroactive adoption of ASU 2017-11 noted above comprehensive loss was $8,069,402, resulting in loss per share of $13.19. The increase in the comprehensive loss is primarily due to larger operating expenses in the current year.

Liquidity and Capital Resources

We have funded operations through the issuance of capital stock, loans, grants and investment tax credits received from the Government of Canada. We raised in our 2015 private offering aggregate gross proceeds of $13,126,600 which resulted in net proceeds of $11,341,397. During fiscal years 2017 and 2018, the Company also obtained funds through additional government tax credits, incurring convertible indebtedness totaling $9,111,375 that was converted into Company common shares, a short term loan of $400,000 the Company repaid and raising $1,125,038 from its warrant solicitation. Between April 2018 and July 20, 2018, the Company incurred convertible indebtedness totaling $4,708,306, which was converted into equity at July 20, 2018.

At September 30, 2018, the Company had cash and cash equivalents of $305,757. Since September 30, 2018, the Company commenced an up-to $5 million convertible note offering, and through January 7, 2019 received gross proceeds before deduction of fees and expenses of approximately $3.15 million pursuant to the sale of such convertible promissory notes.

Based on our current burn rate, we need to raise additional capital in the short term to fund operations and meet expected future liquidity requirements, or we will be required to curtail or terminate some or all of our product lines or our operations. We believe we have the support of certain major shareholders who have provided convertible loans to meet the Company’s cash flow needs. The Company hopes to raise additional funds in the next six months which if successful, will enable us to continue operations based on our current burn rate, for at least the next 12 months; however, we cannot give any assurance at this time that we will successfully raise all or some of such capital or any other capital. Furthermore, we do not have an established source of funds sufficient to cover operating costs after December 2018 at this time and accordingly, there can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. These conditions however raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated interim financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Furthermore, the funds raised in this offering are expected to enable us to meet certain of the financial listing requirements of the Nasdaq Capital Market.

32

Additionally, we will need additional funds to respond to business opportunities including potential acquisitions of complementary technologies, protect our intellectual property, develop new lines of business and enhance our operating infrastructure. While we may need to seek additional funding for any such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We will also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our product lines or our operations.

Net Cash Used in Operating Activities

During the six months ended September 30, 2018, we used cash in operating activities of $4,811,572 compared to $3,059,849 for the six months ended September 30, 2017. The increased use of cash is mainly attributable to cost of sales and inventory build-up to support revenues and settlement of accrued commitments.

During the fiscal year ended March 31, 2018, we used cash in operating activities of $(7,710,862). The increased use of cash in the fiscal year ended March 31, 2018, compared to a use of $(6,992,313) for the year ended March 31, 2017 is mainly attributable to the larger loss from operations.

Net Cash Used in Investing Activities

During the three and six months ended September 30, 2018, net cash used in investing activities was $13,640 related to equipment purchases. For the six months ended September 30, 2017, net cash used in investing activities was $17,182.

During the fiscal year ended March 31, 2018, net cash used in investing activities was $(21,567), compared to $(170,790) for the fiscal year ended March 31, 2017. The decrease in the year ended March 31, 2018 resulted from there being no investment activity compared to the year ended March 31, 2017, when the Company was providing funds to IMT before the close of that acquisition in April 2016.

Net cash used in investing activities in 2018 and 2017 was used for the acquisition of equipment. The Company’s purchase of additional computer equipment was due to the increase in engineers and equipment to help with the development of our technology.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $4,623,658 for the six months ended September 30, 2018 compared to cash provided by financing activities of $2,669,461 for the six months ended September 30, 2017. The increase in the six months ended September 30, 2018 is due to receipt of additional convertible loans in 2018 over 2017.

Net cash provided by financing activities was $7,696,090 for the fiscal year ended March 31, 2018 compared to $2,324,996 for the year ended March 31, 2017. The reason for the increase from the 2017 period to the 2018 period is due to successfully raising more capital in the 2018 fiscal period than the 2017 fiscal period.

Newly Adopted and Recently Issued Accounting Pronouncements

As a result of the adoption of ASU-2014-09, the Company’s accounting policies have been updated. See “Revenue Recognition” below for these changes in accounting policies, as well as new disclosure requirements. The changes in accounting policies will also be reflected in the Company’s audited consolidated financial statements for the year ending March 31, 2019.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The updated standard will replace most existing revenue recognition guidance in U.S. GAAP. The new standard introduces a five-step process to be followed in determining the amount and timing of revenue recognition. It also provides guidance on accounting for costs incurred to obtain or fulfill contracts with customers, and establishes disclosure requirements which are more extensive than those required under existing U.S. GAAP. The FASB has issued numerous amendments to ASU 2014-09 from August 2015 through January 2018, which provide supplemental and clarifying guidance, as well as amend the effective date of the new standard. ASU 2014-09, as amended, is effective for the Company in the interim period ended June 30, 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company adopted the new standard using the modified retrospective transition method The Company has adopted ASU-2014-01 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated interim financial statements

33

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which require that deferred tax liabilities and assets be classified on our Consolidated Balance Sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for the fiscal year commencing after December 15, 2017. The Company has adopted ASU-2015-17 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The updates make several modifications to Subtopic 825-10, including the elimination of the available-for-sale classification of equity investments, and it requires equity investments with readily determinable fair values to be measured at fair value with changes in fair value recognized in operations. The update is effective for fiscal years beginning after December 2017. The Company has adopted ASU-2016-01 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosure about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is still assessing the impact that the adoption of ASU 2016-02 will have on the consolidated financial position and the consolidated results of operations.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This ASU provides eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the fiscal year commencing after December 15, 2017. The Company has adopted ASU-2016-15 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In January 2017, the FAS issued ASU 2017-01, “Business Combinations: Clarifying the definition of a Business” which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquitted is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers.

The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. ASU 2017-01 is effective for acquisitions commencing on or after June 30, 2019, with early adoption permitted. Adoption of this guidance will be applied prospectively on or after the effective date.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other” ASU 2017-04 simplifies the accounting for goodwill impairment by eliminating Step 2 of the current goodwill impairment test, which required a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which the reporting unit’s carrying value exceeds its fair value, limited to the carrying value of the goodwill. ASU 2017-04 is effective for financial statements issued for fiscal years, and interim periods beginning after December 15, 2019.

34

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting (ASU 2107-9). The FASB issued the update to provide clarity and reduce the cost and complexity when applying guidance in Topic 718. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modifications accounting in Topic 718. ASU 2017-09 is effective for the Company in the interim period ended June 30, 2018. The Company has adopted ASU-2017-09 during the quarter ended June 30, 2018 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Company Overview

Bionik Laboratories Corp. is a healthcare company focused on improving the quality of life of millions of people with neurological or mobility impairments by combining artificial intelligence and innovative robotics technology to help individuals from hospital to home to regain mobility, enhance autonomy, and regain self-esteem.

The Company uses artificial intelligence and machine learning technologies to make rehabilitation methods and processes smarter and more intuitive to deliver greater recovery for patients with neurological or mobility impairments. These technologies allow large amounts of data to be collected and processed in real-time, enabling appropriately challenging and individualized therapy during every treatment session. This is the foundation of the InMotion therapy. The Company’s rehabilitation therapy products are built on an artificial intelligence platform, measuring the position, the speed and the acceleration of the patient 200 times per second. The artificial intelligence platform is designed to adapt in real time to the patient’s needs and progress while providing quantifiable feedback of a patient’s progress and performance, in a way that the Company believes a trained clinician cannot.

Based on this foundational work, the Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired individuals, including three InMotion robots currently in the market and two products in varying stages of development.

The InMotion therapy uses the Company’s robots to assist patients to rewire a segment of their brains after injury, also known as neuroplasticity. The InMotion Robots - the InMotion ARM, InMotion Wrist and the InMotion ARM/HAND – are designed to provide intelligent, adaptive therapy in a manner that has been clinically shown to maximize neurorecovery. The Company is also developing a home version of the InMotion upper-body rehabilitation technology, as well as a lower-body wearable assistive product based on the Company’s existing ARKE lower body exoskeleton technology, which could allow certain mobility impaired individuals to walk better. The Company intends to launch this mobility assistance solution into the consumer market.

The InMotion ARM, InMotion ARM/HAND, and InMotion Wrist are robotic therapies for the upper limbs. InMotion robotic therapies have been characterized as Class II medical devices by the U.S. Food and Drug Administration, or FDA, and are listed with the FDA to market and sell in the United States. More than 250 of our clinical robotic products for stroke rehabilitation have been sold in over 20 countries, including the United States. In addition to these fully developed, clinical rehabilitation solutions, we are also developing “InMotion Home”, which is an upper extremity product that allows the patient to extend their therapy for as long as needed while rehabilitating at home. This rehabilitation solution is being developed on the same design platform as the InMotion clinical products.

35

We believe recent payment changes in the US marketplace proposed and finalized by the Centers for Medicare and Medicaid Services create a favorable environment for greater clinical adoption of our robotic technology. For instance, the Improving Medicare Post-Acute Care Transformation Act of 2014, or the Impact Act of 2014, began the shift toward standardizing patient assessment data for quality measures. The updated Prospective Payment System (PPS), SNF QRP (Quality Reporting Program) and SNF VBP (Value Based Purchasing) programs have further shifted reimbursement toward the needs of the patient and away from volume of services provided in the skilled nursing setting. Other programs have caused a similar shift in the Inpatient Rehabilitation Facility setting, as well. We expect that in the next 12-18 months, further incentives toward quality based care will be implemented, resulting in providers being publicly ranked, as well as financially rewarded, for quality reporting and better outcomes.

We have a growing body of clinical data for our products. More than 1,500 patients participated in trials using our InMotion robots, the results of which have been published in peer-reviewed medical journals (including the New England Journal of Medicine, Nature and Stroke). Of note, our InMotion robots are being used in an ongoing, multicenter randomized controlled phase III interventional trial, funded by the National Institute for Health Research Health Technology Assessment Program in the United Kingdom. The study includes the enrollment of 720 stroke patients in a multi-center, randomized controlled research trial to evaluate the clinical and cost effectiveness of robot-assisted training in post-stroke care that is expected to be completed before the end of 2018 with results to be published in 2019.

In addition to our proprietary in-house products, we have the exclusive right to market and sell the Morning Walk lower body rehabilitation technology owned by Curexo Inc., a South Korean company, within the United States. The Morning Walk is a gait assistance product for rehabilitation. We plan to develop other biomechatronic solutions, including consumer-level medical assistive and rehabilitative products, through internal research and development. We may in the future further augment our product portfolio through technology acquisition opportunities should they come available and if we are sufficiently capitalized to undertake these investments.

We have worked with industry leaders in manufacturing and design and have also expanded our development team through partnerships with researchers and academia. Most recently, on May 17, 2017, we entered into a Co-operative Joint Venture Contract with Ginger Capital Investment Holding Ltd., pursuant to which the Company has a 25% interest and Ginger Capital has a 75% interest. As of the date of this prospectus, Ginger Capital is obligated to contribute $290,000 to the joint venture and is required to contribute an additional $435,000 by May 22, 2019 and $725,000 by May 22, 2023. Three InMotion robots have been delivered by us to the joint venture, which will be used for product demonstration and for quality assessment by Chinese authorities.

On June 20, 2017 we entered into a joint development and manufacturing agreement with Wistron Medical Tech Holding Company of Taiwan to jointly develop a lower body assistive robotic product based on the ARKE technology for the consumer home market.

We have also entered into an agreement with Cogmedix Inc., a wholly owned subsidiary of Coghlin Companies, a medical device development and manufacturing company located in Worchester, MA, for the production of our InMotion robots. The initial agreement is for turnkey, compliant manufacturing with the capability of scaling faster production to meet increased volume as the Company grows. In addition, our Massachusetts-based manufacturing facility is compliant with ISO- 13485 and FDA regulations.

We currently hold an intellectual property portfolio that includes 4 U.S. patents and 1 U.S. pending patent, all 5 of which are pending internationally, as well as other patents under development. We may file provisional patents from time to time, which may expire if we do not pursue full patents within 12 months of the filing date. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes. Additionally, we hold exclusive licenses to three additional patents of which one is currently being used for the InMotion Wrist and is licensed to us from the Massachusetts Institute of Technology.

We currently sell our products directly or can introduce customers to a third party finance company to lease at a monthly fee over the term or other fee structure for our products to hospitals, clinics, distribution companies and/or buying groups that supply those rehabilitation facilities.

36

We introduced our new enhanced commercial version of the InMotion product line in December 2017. We sold six InMotion robots in the year ended March 31, 2017, eleven InMotion robots in the year ended March 31, 2018, and twelve InMotion robots in the six month period ended September 30, 2018.

 We have a history of net losses. At September 30, 2018 the Company had an accumulated deficit of $40,526,427 (March 31, 2018 — $35,776,340). The Company incurred a comprehensive loss of $4,743,803 for the six month period ended September 30, 2018 (September 30, 2017 – $5,855,877). The Company had $987,431 of revenue for the year ended March 31, 2018 (March 31, 2017 – $571,945), and revenue for the six month period ended September 30, 2018 of $1,048,418 (September 30, 2017 – $309,367). As of September 30, 2018, the Company had a working capital deficit of $116,551 (March 31, 2018 – $6,711,941).

History; Recent Developments

Bionik Laboratories Corp. was incorporated on January 8, 2010 in the State of Colorado. At the time of our incorporation the name of our company was Strategic Dental Management Corp. On July 16, 2013, we changed our name from Strategic Dental Management Corp. to Drywave Technologies, Inc. and changed our state of incorporation from Colorado to Delaware. Effective February 13, 2015, we changed our name to Bionik Laboratories Corp.

Bionik Canada was incorporated on March 24, 2011 under the Canada Business Corporations Act.

On February 26, 2015, we entered into an Investment Agreement with Bionik Acquisition Inc., a company existing under the laws of Canada and our wholly owned subsidiary, and Bionik Canada whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada. After giving effect to this and related transactions, we commenced operations through Bionik Canada. Subsequently, on April 21, 2016, we acquired Interactive Motion Technologies, Inc., or IMT,, a Boston, Massachusetts-based provider of effective robotic products for neurorehabilitation, including all of its owned and licensed products both commercialized and in development.

Between March 31, 2018 and June 2018, an aggregate of approximately $9.1 million of our outstanding indebtedness converted in accordance with their terms, as amended, into an aggregate of 1,249,008 of our common stock.

From June through July 2018, the Company issued short-term convertible promissory notes in the aggregate principal amount of $4,708,306 to existing investors, which includes affiliates of the Company. As of July 20, 2018, the notes converted in accordance with their terms into an aggregate of 683,396 shares of the Company’s common stock.

Our Board of Directors approved a convertible note financing for gross proceeds of up to $5 million in September 2018, of which an aggregate principal amount of $3.15 million has been subscribed for as of January 7, 2019. These convertible notes bear interest at a fixed rate of 1% per month. Upon the consummation of an equity or equity-linked offering of in excess of $2,000,000, the outstanding principal and accrued and unpaid interest on the convertible notes shall automatically convert into our common stock at a price per share equal to a 20% discount to the offering price of our common stock in the offering. The convertible notes are unsecured. In the event that the equity or equity-linked offering is not consummated, we will be required to repay the principal and accrued and unpaid interest on the convertible notes on March 28, 2019.

37

We effected a one-for-one hundred fifty reverse stock split on October 29, 2018. As a result of the reverse stock split, each one hundred fifty shares of our common stock automatically combined into and became one share of our common stock. Accordingly, as of January 7, 2019, there were 2,337,964 shares of our common stock issued and outstanding. Any fractional shares which would otherwise be due as a result of the reverse stock split were rounded up to the nearest whole share. The reverse stock split automatically and proportionately adjusted, based on the one-for-one hundred fifty reverse stock split ratio, all issued and outstanding shares of our common stock and exchangeable shares, as well as common stock underlying stock options, warrants and other derivative securities outstanding at the time of the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under our equity-based plans was also proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split on a retroactive basis.

On December 14, 2018, we entered into a Sale of Goods Agreement (the “Agreement”) with CHC Management Services, LLC, or Kindred, pursuant to which, among other things, Kindred agreed to purchase from us in a first phase a minimum of 21 of the Company’s InMotion ARM Interactive Therapy Systems – a minimum of one for each of Kindred’s existing and soon-to-open affiliated inpatient rehabilitation hospitals and similar facilities described in the Agreement, and in a second phase a minimum of one InMotion ARM Interactive Therapy System for each future facilities of Kindred, during the four-year minimum term of the Agreement. Kindred entered into an initial purchase order for nine units of the InMotion ARM Interactive Therapy System for shipment on or before December 31, 2018.

Corporate Information

Our principal executive office is located at 483 Bay Street, N105, Toronto, ON, Canada M5G 2C9 and our main corporate telephone number is (416) 640-7887 x 508. Our principal US office is located at 80 Coolidge Hill Road, Watertown, MA, USA 02472. Our website is www.bioniklabs.com. Information on our website does not constitute a part of this prospectus.

Products in Market

InMotion Robots

Our suite of robotic rehabilitation products are the result of medical engineering research and development at the Newman Laboratory for Biomechanics and Human Rehabilitation at the Massachusetts Institute of Technology (MIT).

We believe that our robotic products have exceptional capacity for measurement and immediate interactive response, which sets them apart from other therapy systems:

•	Senses the patient’s movement and responds to a patient’s continually-changing ability;

•	Using artificial intelligence, robots guide the exercise treatment accordingly:

•	If the patient is unable to move, the robot assists the patient to initiate movement towards the target;

•	If coordination is a problem, using artificial intelligence, the robot “guides” the movement, allowing the patient to move towards the target and confirming that the patient is practicing the movement the correct way; and

•	As the patient gains movement control, the robot provides less assistance and continually challenges the patient; and

•	Provides quantifiable feedback on progress and performance that can be downloaded.

InMotion Robots have been tested by leading medical centers in controlled clinical trials, including large randomized controlled clinical studies. Through research, we have determined that the best way to optimize robot therapy is by allowing the robots to focus on reducing impairments and allowing the therapist to assist on translating the gains into function.

We believe that our modular systems approach to neurorehabilitation is designed to optimize the use of robotics in a manner that is consistent with the latest clinical research and neuroscience, taking into account the latest understanding on motor learning interference and motor memory consolidation.

More than two hundred fifty InMotion Robots have been sold for research and rehabilitation in over 20 countries, including the United States. Extensive research has shown the InMotion robots to be effective, especially for stroke and cerebral palsy. Based on clinical trials using the InMotion ARM, the American Heart Association (AHA) Stroke council and the U.S. Department of Veterans Affairs recommended, in 2010, the use of robot-assisted therapy to improve upper extremity motor coordination in individuals with some voluntary finger extension in outpatient and chronic care settings. In the trial conducted by the Department of Veterans Affairs, results demonstrated efficacy and a reduction in healthcare expenses when using the InMotion ARM when compared to non-robotic therapy.

38

The InMotion robot was exclusively selected for the Robot Assisted Training for the Upper Limb after Stroke study that is funded by the NIHR Health Technology Assessment Program conducted throughout the United Kingdom that employs our InMotion upper extremity robotic systems. The study includes the enrollment of 720 stroke patients in a multi-center, randomized controlled research trial to evaluate the clinical and cost effectiveness of robot-assisted training in post-stroke care, that is expected to be completed before the end of 2018 with results to be published in 2019.

InMotion ARM

The InMotion ARM is an evidence-based intelligent interactive rehabilitation technology that senses patient movements and limitations, providing assistance as needed in real time. It allows clinicians to effectively deliver optimum intensive sensor motor therapy to the shoulder and elbow to achieve the development of new neural pathways and helps patients regain motor function following a neurological condition or injury. We recently launched a new version of the InMotion ARM, which has a 40% smaller footprint than the previous generation and has wireless report printing, among other improvements.

InMotion ARM/HAND

The InMotion ARM/HAND is an add-on module to be used with the InMotion ARM. The two work together to provide as needed support for reaching with grasp and release movements, or independently for focused training on individual hand movements. It allows clinicians to efficiently deliver optimum intensive sensor motor therapy to the hand to achieve the development of new neural pathways and helps patients regain motor function following a neurological condition or injury. The product is characterized as a Class II medical device by the U.S. and is listed with the FDA as 510(k) exempt, allowing the product to be marketed in the United States.

InMotion WRIST

The InMotion WRIST is an evidence based interactive rehabilitation device that senses patient movements and limitations, and provides assistance as needed. It can accommodate the range of motion of a normal wrist in everyday tasks and can be used by clinicians as a stand-alone treatment option or in addition to the InMotion ARM. The InMotion WRIST enables clinicians to efficiently deliver optimum intensive sensor motor wrist and forearm therapy to patients with neurological conditions. The product is characterized as a Class II medical device by the U.S. and is listed with the FDA as 510(k) exempt, allowing the product to be marketed in the United States.

Morning Walk

Since March 2018, we are the exclusive distributor of the Morning Walk gait rehabilitation product in the United States. The technology is owned by Curexo, Inc., a South Korean company and the exclusive distributor of our InMotion robotic systems in South Korea.

Product Pipeline

InMotion HOME

The InMotion Home is an upper extremity product that would allow patients to extend their therapy for as long as needed while rehabilitating at home, and is being developed on the same design platform as the InMotion clinical products described above. The InMotion Home is currently in development and we have not yet determined a release date for this product.

39

Lower Body Robotic Products

The ARKE is a robotic lower body exoskeleton that was under development and designed for wheelchair bound individuals suffering from spinal cord injuries, stroke and other mobility disabilities. As a result of a combination of our concentrating on the commercialization of the InMotion robots, our lack of additional funds, and changes in the marketplace, we determined to suspend the further development of the ARKE as a rehabilitation device, and instead, building on our existing ARKE exoskeleton technology, we are developing with Wistron Medical Tech Holding Company of Taiwan a lower body robotic assistive device as well as other technology targeting the consumer market, that could allow mobility impaired individuals to walk better. We intend to launch our first version of this product in 2020.

Other Prospective Products

We have exclusively licensed the rights to manufacture and sell products and methodologies covered by a patent for a lower limb robotic rehabilitation apparatus and method for rehabilitating gait, owned in part by Dr. Hermano Igo Krebs, one of our former directors and executive officers; however, this product has not yet been developed.

We may from time to time expand our product offerings and enhance the strength of our Company through internal development, as well as through strategic and accretive partnerships or acquisitions from time to time.

Competition and Competitive Advantage

The medical technology equipment industry is characterized by strong competition and rapid technological change. There are a number of companies developing technologies that are competitive to our existing and proposed products, many of them, when compared to our Company, having significantly longer operational history and greater financial and other resources.

The primary competitor for the InMotion product line of upper-body rehabilitation robots as well as the Morning Walk is Hocoma, a Swiss-based company. Other competitors include AlterG, Aretech and Reha Technology We believe that the InMotion product line’s primary advantage over Hocoma is the evidence based, research proven data that supports each of our products. Evidence based, research proven data is used to support reimbursement from health systems, insurance companies and governments.

The prime competitors for our lower body robotics assistive device in development are Honda, Cyberdyne and Ekso. We expect it, once developed, to compete as a personal choice physical enhancement consumer product.

Our challenge will be achieving rapid market awareness and adoption of our emerging technology in rehabilitation and mobility centers throughout the U.S., Canada and any other market we may enter. Our existing InMotion robots and technologies are expected to significantly help with our clinical trials and our ability to launch our lower-extremity development products into the market, as we intend to leverage clinical data on our rehabilitative products and international distributorships and relationships with rehabilitation centers around the world.

Robotic technology and its use in clinical settings is a new and emerging industry and is regulated by medical device regulatory agencies (such as the US Food and Drug Administration). We believe that we will face challenges of increased regulatory scrutiny, possible changes in regulator’s requirements, meeting quality control standards of various government regulators, increased competition in the future based on other new technologies, additional features and customizability, reduced pricing, clinical outcomes and other factors. Our strength in this market will depend on our ability to achieve market acceptance, develop new technologies, develop new products, implement production plans, develop marketing strategies, secure regulatory approvals, secure necessary data for reimbursement, protect our intellectual property and have sufficient funding to meet all these challenges.

The market for the Company’s other prospective products also has competition and is subject to rapid technological change and regulatory requirements. There can be no assurance that the Company will be in a strong position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Failure to maintain and enhance our competitive position could materially affect the business and our prospects.

40

Market Strategy

The Company’s current products are designed to be rehabilitation products and mobility solutions for patients in hospitals and clinics. We currently have three robotic products that are listed with the FDA, which are the products sold through our own sales team in the United States, as well as through third party distributors around the world. Our business plan in part relies on broad adoption of upper and lower body robotic rehabilitation products to provide neuro-rehabilitation to individuals who have suffered a neurological injury or disorder.

The sales of our clinical and proposed products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products are purchased by customers and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products. The change expected in October 2018 under certain US government plans to reimburse SNF’s (Skilled Nursing Facilities) to be followed by ORF’s (Inpatient Rehabilitation Facilities) based on outcome data, is expected to be beneficial to the Company in its sales efforts.

The Company has committed to a commercial strategy to maximize its efforts to position its solutions with multi-location, high patient volume rehabilitation organizations. The Company believes its robotic systems are a good match to the patient care and business objectives relevant to these larger organizations operating on a regional or national basis.

Outside of the US, we have used distributors to sell in the local markets and we currently have a distributor in South Korea, as well as a joint venture partner in China. We plan in the near term to hire a sales director in Europe to increase our market penetration in Europe and surrounding areas. Our efforts to penetrate the European market are supported by attaining the CE marking which signifies that products sold in the European Economic Area (EEA) have been assessed to meet high safety health and environmental protection requirements.

We have not yet determined a release date for the InMotion Home, our planned home version of our InMotion product line. Our market strategy will be the development of hospital and clinic relationships that will allow us to gain acceptance of the technology among experts and patients. We are also seeking a number of government grants in collaboration with various hospitals and clinics to allow us to partially fund trials and research projects. We expect to gain traction among the doctors and experts involved in the distribution and buying groups that are established within those selected partner hospitals. We expect to also conduct clinical trials in other countries for the purpose of gaining traction in those markets.

We currently sell our products or can introduce customers to a third party finance company to lease at a monthly fee over term or other fee structure for our products to hospitals, clinics, distribution companies and/or buying groups that supply those rehabilitation facilities.

Our market strategy also relies on identifying and entering into joint venture arrangements with third parties that can assist us with the development, commercialization and distribution of our technologies and products. For instance, we have entered into a relationship with Wistron Medical Tech Holding Company of Taiwan to develop a lower body robotic assistive product for the consumer home market based on our ARKE technology, and with Curexo Inc. of South Korea to distribute our InMotion robots to that market. Additionally, we established a cooperative joint venture enterprise with Ginger Capital Investment Holding Ltd. for the purpose of selling and distributing our InMotion robots in the People’s Republic of China.

The distribution of the Morning Walk in the US market is expected to be through our existing sales force and infrastructure that is used to sell the InMotion robots, as we believe the Morning Walk is a complementary product to our existing offerings and the customers are generally within the same segments.

Intellectual Property

We use intellectual property developed, acquired or licensed, including patents, trade secrets and technical innovations to provide our future growth and to build our competitive position. We have 4 U.S. patents and 1 U.S. pending patent, all 5 of which are pending internationally, and other patents under development. As we continue to expand our intellectual property portfolio, it is critical for us to continue to invest in filing patent applications to protect our technology, inventions, and improvements. However, we can give no assurance that competitors will not infringe on our patent rights or otherwise create similar or non-infringing competing products that are technically patentable in their own right.

41

Our patents and pending patents, all of which are expected to expire in 2033 or 2034, are as follows:

Patent	Status
Algorithms & Control Systems	Filed US & International
Sensory Technology	Issued in US & pending International
Robotics	Issued in US & pending International
Robotics	Issued in US & pending International
Robotics	Issued in US & pending International

We may file provisional patents from time to time, which may expire if we do not pursue full patents within 12 months of the filing date. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes.

The following are the patents licensed to us that we acquired on April 21, 2016:

Patent #	Description	Date	Expiration

7,618,381	Wrist and Upper Extremity Motion (MIT License)	11/17/09	10/27/2024

7,556,606	Pelvis Interface: key components for effective motor neuro- Rehabilitation of lower extremities (MIT License)	07/07/09	05/17/2027

8,613,691	Dynamic Lower Limb Rehabilitation Robotic Apparatus And Method of Rehabilitating Human Gait (Krebs/Bosecker License)	12/24/13	4/16/2030

IMT entered into an Agreement, executed on December 31, 1999, to license two of the above-referenced patents from MIT with a royalty of 3% on sales within the United States and 1.5% for sales outside the United States, with a minimum annual royalty of $10,000. To date, we have not determined whether we intend to commercialize the patent relating to the pelvis.

Dr. Krebs, a former director and former executive officer and a founder of IMT, is a co-licensor pursuant to an Agreement dated June 8, 2009, of patent #8,613,691, pursuant to which we are required to pay Dr. Krebs and Caitlyn Joyce Bosecker an aggregate royalty of 1% of sales based on such patent. As this product connected to the patent is not yet commercialized, no sales have been made.

We have to date and generally plan to continue to enter into non-disclosure, confidentially and intellectual property assignment agreements with all new employees as a condition of employment. In addition, we also generally enter into confidentiality and non-disclosure agreements with consultants, manufacturers’ representatives, distributors, suppliers, investors, financial partners and others to attempt to limit access to, use and disclosure of our proprietary information.

Research and Development

Our research and development programs are pursued by engineers and scientists employed by us in Toronto and Boston on a full- time basis or hired as per diem consultants. InMotion robots are based on research and development originally done at MIT. Our InMotion Wrist product is based on a patent that we license from MIT.

We also work with advisors who are industry leaders in manufacturing and design and researchers and academia. Our leading robotic advisor is Dr. Neville Hogan of MIT. We are also working with subcontractors in developing specific components of our technologies. The primary objective of our research and development program is to advance the development of our existing and proposed products, to enhance the commercial value of such products.

42

For the fiscal years ended March 31, 2018 and March 31, 2017, the Company incurred $2,825,200 and $2,633,146, respectively, in research and development costs. Research and development expenses were $679,049 and $1,355,792 for the three and six months ended September 30, 2018, compared to research and development expenses of $715,400 and $1,401,309 for the three and six months ended September 30, 2017. Research and development expenses remained relatively constant from period to period as a result of similar staffing and project development projects having comparable costs as prior year.

Government Regulations

General

Our medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”) and various other federal and state agencies, as well as foreign governmental agencies in Canada, Europe, South America and Asia. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical device products.

In addition to the below, other regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, to the extent applicable. We will also encounter in the future industry-specific government regulations that would govern our products, if and when developed for commercial use. It may become the case that other regulatory approvals will be required for the design and manufacture of our products and proposed products.

We do not expect our planned lower body robotic assistive device to be subject to FDA or other regulations as a medical or rehabilitative device.

U.S. Regulation

Under the U.S. Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. The InMotion robots are classified as Class II 510 (k) exempt products. Our manufacturing facility in Boston is compliant with ISO 13485 and FDA regulations.

We also are required to establish a suitable and effective quality management system, which establishes controlled processes for our product design, manufacturing, and distribution. We are doing this in compliance with the internationally recognized standard ISO 13485 Quality Management Systems. Following the introduction of a product, the FDA and foreign agencies may engage in periodic reviews of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in FDA or other foreign agencies’ policies, can affect the time and cost associated with the development, introduction and continued availability of new products. Where possible, we anticipate these factors in our product development processes. These agencies possess the authority to take various administrative and legal actions against us, such as product recalls, product seizures and other civil and criminal sanctions.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. InMotion robots have also been designated as Class IIa devices in the EU. Whether or not we obtain FDA clearance for the marketing, sale and use of a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The process varies from country to country, and the time may be longer or shorter than that required by the FDA. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

43

Employees

As of January 7, 2019, we had 25 full-time employees, 2 part-time employees and 4 consultants who are based in our principal executive office located in Toronto, Canada, and our Watertown, Massachusetts facility. These employees oversee day-to-day operations of the Company supporting management, engineering, research and development, sales and marketing and administration functions of the Company. As required, we also engage consultants to provide services to the Company, including quality assurance and corporate services. We have no unionized employees.

Subject to available funds, we plan to hire up to 5 additional full-time employees within the next 12 months whose principal responsibilities will be the support of our research and development, clinical development, production, sales and marketing and commercialization/ business development activities.

We consider relations with our employees to be satisfactory.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are not currently a party in any legal proceeding or governmental regulatory proceeding nor are we currently aware of any pending or potential legal proceeding or governmental regulatory proceeding proposed to be initiated against us that would have a material adverse effect on us or our business.

MANAGEMENT

 Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position

Andre Auberton-Herve	56	Chairman of the Board
Eric Dusseux	50	Chief Executive Officer and Director
Michal Prywata	27	Chief Technology Officer
Remi Gaston Dreyfus	63	Director
P. Gerald Malone	68	Director
Joseph Martin	70	Director
Charles Matine	60	Director
Audrey Thevenon	40	Director
Leslie Markow	58	Chief Financial Officer
Renaud Maloberti	50	Chief Commercial Officer

Andre Auberton-Herve: Chairman of the Board. Mr. Auberton-Herve has been the Chairman of the Company’s Board of Directors since January 24, 2018. Mr. Auberton-Herve brings substantial leadership experience within strategic, operational, and financial activities from past roles. Mr. Auberton-Herve is the founder of 4A Consulting & Engineering, which provides strategic advice and consulting services with respect to renewable energy and digital innovation, and has served as its President and CEO since its founding in July 2015. 4A Consulting provided consulting services to the Company from February 2017 until Mr. Auberton-Herve’s appointment as Chairman. Mr. Auberton-Herve co-founded Soitec SA, a publicly traded company on the Euronext Paris stock exchange which designs and manufactures innovative semiconductor materials which are used in many smartphone platforms and computing activities, where he was President and CEO from July 1992 until January 2015, then Chairman and Chairman Emeritus since September 2015. While at Soitec SA, Mr. Auberton-Herve was responsible for overseeing the strategic, operational and financial activities of the company. He built an international high-tech group in ten countries and five manufacturing facilities in Europe, Asia and the U.S. Mr. Auberton-Herve also led the company through its listing on Euronext in 1999, raising significant amounts of capital since then with some of the world’s largest investment banks. He has been nominated Knight of the Legion of Honor and Knight of the Order of Merit in France. Mr. Auberton-Herve holds a Doctorate degree in Semiconductor Physics and a Master’s degree in Materials Science from Ecole Centrale de Lyon in France. The Company believes that Mr. Auberton-Herve is qualified as a board member of the Company because of his substantial strategic, operational and leadership experience.

44

Dr. Eric Dusseux: Chief Executive Officer and Director. Dr. Dusseux has served as the Company’s Chief Executive Officer since September 1, 2017 and has served as a director since July 22, 2017. He was previously the President Europe at Auregen BioTherapeutics SA and was a director at Auregen BioTherapeutics Inc., which is translating 3D bioprinting technology for innovative treatments for patients with rare disorders, since February 2017. Prior to that, from November 2016 through January 2017, Dr. Dusseux was President Europe at Bemido SA, a family office. From September 2012 to October 2016, Dr. Dusseux was an Executive Committee Member in the Corporate Strategy Department of Sanofi Pasteur SA, the vaccines division of Sanofi, a global healthcare leader, where he led corporate strategy, business intelligence, and international business development. He has also served in key roles at GlaxoSmithKline Biologicals from January 2008 to June 2012, leading product development and business growth strategy. Dr. Dusseux also gained significant experience providing strategic advice for numerous pharmaceutical, medical device, payer and biotechnology clients, while working for the Boston Consulting Group from 2002 to 2007. Dr. Dusseux is a Medical Doctor, specializing in Public Health. Dr. Dusseux also holds a Master of Science in Physical Chemistry and is a graduate of the French Business School H.E.C. in Paris (MBA, Isa). We believe that Dr. Dusseux is qualified as a board member of the Company because of his substantial strategic and leadership experience within the healthcare industry.

Michal Prywata: Chief Technology Officer. Mr. Prywata is the co-founder of Bionik Canada and has served as our Chief Technology Officer since June 2017, Chief Operating Officer from April 2013 to June 2017, as a director from March 2011 to September 2018, and as an observer to the Board since September 2018. Mr. Prywata previously served as our Chief Executive Officer from March 2011 to April 2013. Mr. Prywata studied biomedical engineering at Ryerson University until the end of his second year, with a focus on electronics and software development for medical products. He has a track record of winning technology showcases and inventing technologies that address significant unmet needs and untapped markets. He has spent the past 5 years with Bionik Canada, managing technological advancements, managing day-to-day operations, and developing concepts into products. In addition, Mr. Prywata, together with the Company’s other co-founder and its former CEO, was responsible for raising and securing initial seed capital and subsequent capital raises. Mr. Prywata is the co-inventor of the Company’s ARKE technology platform. Mr. Prywata serves as a member of the Board of Directors due to his being a founder of the Company and his current executive position with the Company. We also believe that Mr. Prywata is qualified due to his experience in the medical device industry.

Remi Gaston-Dreyfus: Director: Mr. Gaston-Dreyfus has been a director of the Company since September 1, 2017. Since 2007, Mr. Gaston-Dreyfus has been the CEO and Founder of RGD Investissements S.A.S. in Paris, a developer of and investor in real estate assets in Paris. Prior to 2007, Mr. Gaston-Dreyfus was a shareholder, Chairman and CEO of the Photo-Journalism group A.G.I. (including Gamma Press Agency). Mr. Gaston-Dreyfus was a co-founder of a Parisian law firm in 1984, and was a French lawyer until 1992. We believe that Mr. Gaston-Dreyfus is qualified to serve as a member of the Board of Directors due to his experience as an entrepreneur and his legal training

P. Gerald Malone: Director. Mr. Malone has been a director of the Company since March 19, 2018. Since 1997, Mr. Malone has held a number of directorships and chairmanships in private and AIM listed companies in the healthcare, IT and energy sectors in the UK and the USA. He has extensive experience within the financial services sector, serving since 2001 as a board member and ultimately Chairman of Aberdeen Asia-Pacific Income Fund (FAX), a U.S. closed-end mutual fund. He also serves as a director of a number of other U.S. and Canadian closed- and open-end mutual funds, and of the Washington, D.C.-based Mutual Fund Directors Forum, a body representing independent fund directors. A Scottish lawyer by profession, Mr. Malone was previously a Member of Parliament in the U.K. from 1983 to 1997, and served as Minister of State for Health in John Major’s government from 1994 to 1997. Mr. Malone is qualified as a board member of the Company because of his substantial commercial strategic, government and leadership experience.

45

Joseph Martin: Director. Mr. Martin currently serves as Chairman of Brooks Automation, a global provider of automation, vacuum and instrumentation solutions. He also serves as a director of Collectors Universe, Inc., a third party grading and authentication service for high-value collectibles, of Allegro Microsystems, a manufacturer of high-performance semiconductors for the automotive market, Fairchild Semiconductor, ChipPAC Inc. and Soitec Inc. In 2000 CFO Magazine awarded Mr. Martin the CFO of the Year award for turnaround operations. Mr. Martin holds an Executive Masters certification from The American College of Corporate Directors. We believe Mr. Martin is qualified to serve as a member of the Board of Directors due to his extensive board and financial expertise.

Charles Matine: Director. Mr. Matine serves as an Advisory Board Member of Enlaps, a start-up company providing a time-lapse solution to photographers, since February 2018. Since July 2015, Mr. Matine has served as a strategic advisor to C4 Ventures, a London-based venture fund supporting media, e-commerce and hardware startups. In April 2014, Mr. Matine founded B & Associates, a marketing and digital transformation consultancy firm, and has served as its CEO since April 2014. Prior to that, Mr. Matine served as a Business Unit Director of Apple France from July 2010 to April 2014, where he led the Education and Research business unit, and as a Senior Marketing Manager of Apple Europe from April 2006 to June 2010, where he was responsible for promoting Apple products and defining marketing, PR and branding strategies within central Europe, the Middle East and Africa. Prior to Apple, Mr. Matine worked extensively in marketing and advertising, promoting technology products and brands throughout Europe. Mr. Matine studied at Sciences Po (the Paris Institute for Political Studies, Section Public Service) and holds the IFA-Sciences Po non-executive director certificate. We believe that Mr. Matine is qualified as to serve as a member of the Board of Directors because of his experience with product marketing and go-to-market strategies.

Audrey Thevenon, Ph.D.: Director. Dr. Thevenon serves as a Program Officer on the Board of Life Sciences at the National Academies of Sciences, Engineering and Medicine (“NASEM”), a private, nonprofit institution that provides high-quality, objective advice on science, engineering, and health matters, since October 2016, and previously served as the Associate Program Officer of NASEM from August 2014 to October 2016. Dr. Thevenon also serves as the Managing Editor of the journal Institute for Laboratory Animal Research at NASEM. From February 2012 to July 2014, Dr. Thevenon was a Postdoctoral Fellow at the Uniformed Services University of the Health Sciences in Bethesda, MA. Dr. Thevenon has also completed a Postdoctoral Fellowship at the University of Hawaii in placental pharmacology. Dr. Thevenon has a Ph.D. and an MS both in Biology from Georgetown University, as well as an MS in Cell Biology & Physiology and a BS in Life Sciences and Environment from the University of Rennes 1 in France. We believe that Dr. Thevenon is qualified as to serve as a member of the Board of Directors because of her experience in medicine and scientific innovation.

Leslie Markow: Chief Financial Officer. Ms. Markow has served as the Company’s Chief Financial Officer since September 2014. She is a CPA CA in Canada, a US CPA (Illinois) and Chartered Director. From 2002 to 2004 and since 2010, Ms. Markow has provided outsourced CFO, controller and financial services on a part-time basis to numerous public and private companies. In addition, in 2012-2013, Ms. Markow was the Chief Financial Officer of Stewardship Ontario, a supply chain operator of Blue Box and Orange Drop Programs for industry in the Province of Ontario. In 2010-2012, Ms. Markow was the Chief Financial Officer of Blue Ocean NutraSciences Inc. (formerly Solutions4CO2 Inc.), a public CO2 solution industrial company. From 2004 to 2010, Ms. Markow was the Director of Client Service for Resources Global Professionals, a NASDAQ-listed global consulting firm. From 1991-2002, she held various positions at SunOpta Inc. a TSX-NASDAQ listed company, which at that time was named Stake Technology Ltd. and was an industrial technology manufacturer, including as Chief Administrative Officer, Vice-President Regulatory Reporting & Compliance, Chief Financial Officer and Vice-President–Finance and Controller. Ms. Markow started her career in 1983 with predecessors of PricewaterhouseCoopers, ultimately holding a position as Senior Audit Manager and in 1991, she moved to SunOpta Inc. Ms. Markow is a member of the Board of Directors and Chairperson of the Audit Committee of Jemtec Inc., a Canadian public company that sells monitoring hardware and software. She also is a member of Financial Executives Canada, where she is a past National Board Director, Toronto Board Director, Toronto Chapter President and the winner of the Toronto Leadership Award, and is a faculty member of The Directors College, which is a joint venture of McMaster University and The Conference Board of Canada.

46

Renaud Maloberti: Chief Commercial Officer. Mr. Maloberti has served as the Company’s Chief Commercial Officer since June 11, 2018. From April 2012 through May 2018, Mr. Maloberti held various positions at FujiFilm SonoSite Inc., which develops cutting-edge, portable and point-of-care ultrasound solutions, most recently as Vice President and General Manager of the SonoSite High Frequency Division, where as he led the development and launch of the world’s first and only ultra-high frequency ultrasound and led the division through double-digit revenue growth for six years. Mr. Maloberti previously served as General Manager, Americas for BK Medical Systems, a subsidiary of Analogic Corporation (Nasdaq:ALOG), a leader for advanced imaging technologies and real-time guidance systems in disease diagnosis and treatment, from November 2006 through March 2012. Prior to that, from October 2004 through October 2006, he was the Director of Marketing and Product Management at Draeger Medical Systems for its patient monitoring and healthcare IT business. From July 1994 through October 2004, Mr. Maloberti held various positions with GE Healthcare and GE Medical Systems, most recently as Manager, Global Radiography Business. Mr. Maloberti holds an MBA in global marketing from the F.W. Olin Graduate School of Business at Babson College, and a Bachelor’s Degree in International Finance from ESLSCA Business School in Paris, France.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Each of our executive officers and directors has informed us that he or she, as the case may be, has not been involved in any of the events specified in clauses (1) through (8) of Regulation S-K, Item 401(f). Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Directors are appointed to hold office until the next annual general meeting of stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by our Board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. Our bylaws provide that officers are appointed annually by our Board and each executive officer serves at the discretion of our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than ten (10%) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the principal exchange upon which such securities are traded or quoted. Reporting Persons are also required to furnish copies of such reports filed pursuant to Section 16(a) of the Exchange Act with the Company.

Based on our review of the copies of such forms received by us, and to the best of our knowledge, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner in the fiscal year ended March 31, 2018, except for Mr. Auberton-Herve, who failed to timely file his Form 3, Mr. Dusseux, who failed to timely file a Form 4 showing 1 transaction, Mr. Martin, who failed to timely file his Form 3, and Mr. Malone, who failed to timely file his Form 3.

47

Code of Business Conduct and Ethics Policy

We adopted a Code of Business Conduct and Ethics that applies to, among other persons, our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Business Conduct and Ethics is available on our website www.bioniklabs.com.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board of Directors which as of January 7, 2019 is comprised of Messrs. Auberton-Herve, Dusseux, Gaston-Dreyfus, Martin, Malone, Matine and Dr. Thevenon.

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors.

Committees of the Board of Directors

Audit Committee

On May 30, 2018, our Board of Directors formed an Audit Committee and appointed Messrs. Martin (Chairman), Malone and Mathieu as the members. Mr. Mathieu resigned as a member of the Board of Directors and all committees thereof on August 1, 2018. On September 7, 2018, our Board appointed Mr. Matine as a member of the Audit Committee.

Compensation Committee

On May 30, 2018, our Board of Directors formed a Compensation Committee comprised of Messrs. Malone (Chairman) and Martin. On September 7, 2018, our Board appointed Dr. Thevenon as a member of the Compensation Committee.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

•	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•	The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, Messrs. Martin, Malone, Matine and Dr. Thevenon are considered independent directors.

48

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of Bionik for the periods indicated.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Eric Dusseux (3)	2018	229,987	136,719	–	983,602	–	12,547	1,362,855
Chief Executive Officer	2017	–	–	–	–	–	–	–

Peter Bloch (4)	2018	114,583	233,750	–	–	–	644,327	992,660
Former CEO	2017	275,000	–	–	–	–	13,750	288,750

Michal Prywata	2018	210,000	103,950	–	67,450	–	11,247	392,647
Chief Technology Officer	2017	210,000	–	–	–	–	10,500	220,500

Leslie Markow	2018	210,000	116,550	–	40,470	–	11,068	378,088
Chief Financial Officer	2017	210,000	–	–	–	–	10,500	220,500

Timothy McCarthy (5)	2018	260,000	97,500	–	691,106	–	-	1,048,606
Former Chief Commercialization Officer	2017	166,684	–	–	652,068	–	1,000	819,752

(1)	“2018” represents the fiscal year ended March 31, 2018 and “2017” represents the fiscal year ended March 31, 2017.

(2)	For assumptions made in such valuation, see Note 10 to the Company’s audited consolidated financial statements included in this prospectus, commencing on page F-19.

(3)	On September 1, 2017, Mr. Dusseux was hired as our Chief Executive Officer at an annual base salary of CDN $500,000.

(4)	Mr. Bloch served as the Company’s Chief Executive Officer from April 2013 until September 1, 2017, and acted as a consultant until November 2017. His consulting income and severance in 2018 is reflected under All Other Compensation.

(5)	On August 8, 2016, Mr. McCarthy was hired as our Chief Commercialization Officer with a base salary of $260,000. Mr. McCarthy left the Company on April 27, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended March 31, 2018, as adjusted to reflect the one-for-one hundred fifty reverse stock split.

49

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date

Eric Dusseux	6,787	(1)	33,932	(1)	$24.00	September 1, 2027
			3,334	(2)	$23.25	January 24, 2025

Peter Bloch	6,606	(3)(4)	–		$34.50	September 1, 2020
	6,667	(5)	–		$150.00	September 1, 2020

Michael Prywata	6,606	(3)	–		$34.50	July 1, 2021
	1,778	(5)	–		$150.00	December 14, 2022
	–		889	(5)	$150.00	December 14, 2022
	–		3,334	(2)	$23.25	January 24, 2025

Leslie Markow	944	(6)	–		$34.50	February 16, 2022
	1,778	(7)	–		$183.00	November 24, 2022
	–		889	(7)	$183.00	November 24, 2022
	–		2,000	(2)	$23.25	January 24, 2025

Timothy McCarthy	1,667	(8)	–		$150.00	October 27, 2018
	–		3,334	(8)	$150.00	April 27, 2018
	–		13,334	(9)	$31.50	April 27, 2018
	–		667	(2)	$23.25	April 27, 2018

(1)	On September 1, 2017, we issued 40,718 options to Mr. Dusseux at an exercise price of $24.15, 6,787 options have vested and 50% of the remaining options vest on performance being met and 50% vest annually over 5 years.

(2)	On January 24, 2018, the Company granted 3,334 options to Mr. Dusseux, 3,334 options to Mr. Prywata, 2,000 options to Ms. Markow and 667 options to Mr. McCarthy at $23.25 that vest equally on January 24, 2019, 2020 and 2021. As Mr. McCarthy left April 27, 2018, his options expired immediately on that date.

(3)	On July 1, 2014, Bionik Canada issued an aggregate of 13,212 options equally split between Messrs. Bloch and Prywata at an exercise price of $34.50 with a term of 7 years, which vested May 27, 2015. All of such options were issued subject to and contingent on the successful consummation of the Offering and the going public transaction, which took place on February 26, 2015. Accordingly, such options are deemed issued as of February 26, 2015.

(4)	Pursuant to Mr. Bloch’s Separation Agreement dated September 1, 2017, all of such options vested and expire two years from the date Mr. Bloch left the Company as a consultant or an employee.

(5)	On December 14, 2015, we issued 6,667 options to Mr. Bloch and 2,667 options to Mr. Prywata at an exercise price of $150.00 that vest equally over three years on the anniversary date starting December 14, 2016. On September 1, 2017, all of Mr. Bloch’s stock options automatically vested pursuant to the terms of his Separation Agreement and expire September 1, 2020.

(6)	On February 17, 2015, we issued 944 options to Ms. Markow at an exercise price of $34.50, that vested one-third immediately and two-thirds over the next two anniversary dates with an expiry date of seven years.

(7)	On November 24, 2015, we issued 2,667 options to Ms. Markow at an exercise price of $183.00 that vest equally over three years on the anniversary date starting November 24, 2016.

(8)	In August 8, 2016, we issued 5,000 options to Mr. McCarthy at an exercise price of $150.00, that vest equally over three years on the anniversary date of August 8, 2016. Mr. McCarthy left the Company in April 2018, 3,334 options have expired as of his resignation date and 1,667 will expire 6 months after his resignation date.

(9)	On August 3, 2017, the Company issued 10,000 options at $31.50 to Mr. McCarthy, which vest equally over three future years. In addition, he was also granted up to 3,334 additional performance options based on meeting sales targets for the years ending March 31, 2018 and 2019. Mr. McCarthy left the Company in April 2018 and all 13,334 options have expired as of his resignation date.

On February 25, 2015, 1,753 post-Acquisition Transaction common shares were issued to two former lenders connected with a $241,185 loan received and repaid in fiscal 2013. As part of the consideration for the initial loan, Mr. Prywata and Mr. Caires, a former executive of the Company, collectively transferred 2,098 common shares to the lenders. For contributing the common shares to the lenders, the Company intends to reimburse them 2,134 common shares; however these shares have not yet been issued.

50

Long-Term Incentive Plans and Awards

Since our incorporation on January 8, 2010 through March 31, 2018 we did not have any long-term incentive plans that provided compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception through March 31, 2018.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended March 31, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Andre Auberton-Herve	$225,000	-	$916,152	-	-	-	1,141,152
Marc Mathieu[1]	$22,500	-	-	-	-	-	22,500
Remi Gaston Dreyfus	$14,167	-	-	-	-	-	14,167
P. Gerald Malone	$1,747	-	-	-	-	-	1,747
Joseph Martin	$1,747	-	-	-	-	-	1,747

(1)	Mr. Mathieu resigned from the Board on August 1, 2018.

Other than Mr. Auberton-Herve’s annual fee as Chairman of $180,000, our non-employee directors are entitled to receive an annual cash payment of up to $20,000 (until February 2018) and thereafter $50,000 per annum, as well as reimbursement for expenses incurred by them in connection with attending board meetings. The Company has accrued for these fees but has not paid any amounts other then $210,000 to Mr. Auberton-Herve during the year ended March 31, 2018, part of which related to consulting fees prior to him becoming Chairman. Our directors also are eligible for stock option grants. Mr. Matine and Dr. Thevenon were appointed to the Board subsequent to March 31, 2018.

Employment Agreements

Eric Dusseux

The Company entered into an employment agreement with Dr. Dusseux on September 1, 2017, pursuant to which he serves as our Chief Executive Officer (the “Dusseux Employment Agreement”). Under the Dusseux Employment Agreement, Dr. Dusseux will receive an initial annual base salary of CDN$500,000. In addition, Dr. Dusseux may receive up to 50% of his base salary as a target bonus based on measurable performance goals to be mutually agreed upon once employment starts on a pro-rata basis in the first fiscal year.

The Company also entered into an Equity Compensation Agreement, dated September 1, 2017 (the “Dusseux Equity Compensation Agreement”), pursuant to which the Company is required to grant Dr. Dusseux a stock option representing a right to acquire 6% of the aggregate amount of the Company’s outstanding common stock and exchangeable shares as of the date of grant, which grant is required to be made as soon as practicable following September 1, 2017. The exercise price of the option is $24.15, and the expiration date will be the tenth anniversary of the date of grant. One-sixth of the option will be vested and exercisable as of its date of grant, and the unvested portion of the option will become vested and exercisable as follows:

51

•	50% in 5 equal annual installments on each of the five anniversaries of the date of the issuance of the option; and

•	50% in 5 equal separate tranches annually based on Dr. Dusseux’s achievement of annual performance goals to be established by the Board in consultation with Dr. Dusseux. The extent to which each separate tranche becomes vested shall be determined by reference to Dr. Dusseux’s annual performance as measured by reference to the performance targets set for that performance period. In the event a specific tranche is not fully vested, that tranche shall not be forfeited, but shall remain outstanding, and may become vested as a result of Dr. Dusseux’s future performance at an above target level or as a result of accelerated vesting on the occurrence of any other event that triggers accelerated vesting.

•	The most recent performance goals met by Dr. Dusseux are as follows:

•	Work with investors to ensure conversion of convertible loans and raise an additional minimum $7 million from July 2017;

•	Establish a plan to uplist to a U.S. stock exchange and associated IR plan;

•	Release new version of InMotion Arm before end of 2017;

•	Secure production capacity and quality by outsourcing production of InMotion arm to an established partner before March 2018; and

•	Engage Curexo into an exclusive distribution agreement before June 2018.

The option, including any portion that is subject to vesting based on the period of Dr. Dusseux’s service and any portion that is subject to vesting on the basis of performance, shall be fully vested on the occurrence of any of the following conditions: (a) A Change of Control (as defined in the Company’s 2014 Equity Incentive Plan) or (b) Termination of Dr. Dusseux’s employment that constitutes a “separation from service” (as the phrase is used for purpose of Section 409A of the Internal Revenue Code of 1986, as amended), other than where such termination is for Cause (as defined in the Company’s 2014 Equity Incentive Plan) or if Dr. Dusseux resigns other than for Good Reason (as defined in the Company’s 2014 Equity Incentive Plan).

Dr. Dusseux is also entitled to receive a target annual cash bonus of up to 50% of base salary.

Dr. Dusseux is entitled to reimbursement of housing costs of up to $4,000 per month for 24 months and the costs of immigration and annual tax compliance and an annual executive medical provided by Medcan or similar supplier over the time he is employed.

In the event that Dr. Dusseux employment is terminated as a result of death, Dr. Dusseux’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options as of the date of death would continue in full force and effect, subject to their terms and conditions of the Equity Incentive Plan.

In the event that Dr. Dusseux’s employment is terminated as a result of disability, Dr. Dusseux would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination. In addition, all vested options as of the date of death would continue in full force and effect, subject to their terms and conditions of the Equity Incentive Plan

In the event that Dr. Dusseux’s employment is terminated by the Company for cause Dr. Dusseux would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event that Dr. Dusseux’s employment is terminated by the Company without cause he would be entitled to receive 12 months’ pay and benefit coverage plus one month for each year of service. Payment of pro-rata bonus for the fiscal year up to the date of termination will also be paid.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Dr. Dusseux agrees not to compete and solicit with the Company. Dr. Dusseux also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Michal Prywata

Bionik Canada entered into an employment agreement with Michal Prywata on July 7, 2014, pursuant to which he serves as our Chief Operating Officer on an indefinite basis, subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Prywata has received an annual base salary of $210,000 since February 26, 2015. The salary is reviewed on an annual basis to determine potential increases based on Mr. Prywata’s performance and that of the Company. On June 29, 2017, the Company changed his title to Chief Technology Officer.

Mr. Prywata is also entitled to receive a target annual cash bonus of up to 30% of base salary. Mr. Prywata is further entitled to a cash and option bonus based on a per patent creation basis, as determined by the Board of Directors.

52

In the event Mr. Prywata’s employment is terminated as a result of death, Mr. Prywata’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to their terms and conditions.

In the event Mr. Prywata’s employment is terminated as a result of disability, Mr. Prywata would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by the Company for cause, Mr. Prywata would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by the Company without cause, he would be entitled to receive 12 months’ pay and full benefits, plus one month for each year of service. Furthermore, Mr. Prywata will have six months after termination to exercise all vested options in accordance with the terms of the 2014 Incentive Plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Prywata agrees not to compete and solicit with the Company. Mr. Prywata also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Leslie Markow

Bionik Canada entered into an employment agreement with Leslie Markow on September 3, 2014, pursuant to which she serves as our Chief Financial Officer on a part-time, indefinite basis, subject to the termination provisions described in the agreement. On September 16, 2015, Ms. Markow was promoted to full time. Pursuant to the terms of the agreement, as amended, Ms. Markow receives an annual base salary of $210,000 payable semi-monthly in arrears. The salary is reviewed on an annual basis to determine potential increases based on Ms. Markow’s performance and that of the Company. Ms. Markow is also entitled to receive a target annual cash bonus of up to 30% of base salary, and a grant of options in an amount to be determined at the price of the Company’s going public transaction, upon the closing of the Company’s going public transaction, to vest over three years in equal annual installments.

In the event Ms. Markow’s employment is terminated as a result of death, Ms. Markow’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Ms. Markow’s employment is terminated as a result of disability, Ms. Markow would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by the Company for cause, Ms. Markow would be entitled to receive her annual salary, benefits and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by us without cause, she would be entitled to receive six months but no more than nine months’ pay and full benefits. Furthermore Ms. Markow will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Ms. Markow agrees not to compete and solicit with the Company. Ms. Markow also agreed to customary terms regarding confidentiality and ownership of intellectual property.

53

Renaud Maloberti

The Registrant entered into an Employment Agreement with Mr. Maloberti, effective as of June 11, 2018, his first day of employment (the “Employment Agreement”).

Mr. Maloberti shall be employed by the Registrant until terminated pursuant to the termination provisions described in the Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. Maloberti shall receive an annual base salary of $295,000 per annum. The annual base salary shall be reviewed on an annual basis. Mr. Maloberti may be entitled to receive an annual bonus of up to 40% of annualized actual base salary, based on performance in the previous fiscal year. He is also entitled to participate in the Registrant’s equity incentive plan, and shall be granted options to purchase an aggregate of 5,000 shares of the Registrant’s common stock, at an exercise price per share equal to the fair market value of the Registrant’s common stock on June 11, 2018, the date of grant, and which shall vest equally over a 3 year period commencing one year from the date of grant and in the two subsequent years on the anniversary of the grant date.

In the event Mr. Maloberti’s employment is terminated as a result of death, Mr. Maloberti’s estate would be entitled to receive any earned base salary and accrued vacation earned up to the date of death.

In the event Mr. Maloberti’s employment is terminated as a result of disability (as defined in the Employment Agreement), Mr. Maloberti would be entitled to receive the annual salary, accrued vacation, and benefits through the date of termination.

In the event Mr. Maloberti’s employment is terminated by the Registrant for cause, as defined in the Employment Agreement, Mr. Maloberti would be entitled to receive his unpaid base salary earned up to the date of termination.

In the event Mr. Maloberti’s employment is terminated by the Registrant without cause, he would be entitled to receive 6 months’ salary and benefits, plus accrued vacation.

Mr. Maloberti may terminate the Employment Agreement and his employment at any time, for any reason, provided that he provides the Registrant with 30 days’ prior written notice. In case of “good reason (as defined in the Employment Agreement), the Registrant shall pay to Mr. Maloberti: (i) 6 months’ salary and benefits; (ii) accrued vacation time if any; provided that the Registrant shall not be required to pay the 6 months’ salary and benefits in the event the Registrant elects to enforce the non-competition provisions of the Employment Agreement and pays to Mr. Maloberti as a result of such enforcement, no less than that amount in base salary.

The Employment Agreement contains customary non-competition, non-solicitation and non-disparagement provisions in favor of the Registrant. Mr. Maloberti also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock as of January 7, 2019 held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of our Common Stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group, as adjusted to reflect the one-for-one hundred fifty reverse stock split.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of January 7, 2019 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The following table provides for percentage ownership assuming 2,611,538 shares are issued outstanding as of January 7, 2019, consisting of 2,337,964 shares of Common Stock and 273,574 Common Stock equivalents through the Exchangeable Shares. The percentages below also assume the exchange by all of the holders of Exchangeable Shares for an equal number of shares of our Common Stock in accordance with the terms of the Exchangeable Shares. Unless otherwise indicated, the address of each beneficial holder of our Common Stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned

Remi Gaston-Dreyfus (1)(2)	982,870	36.76%
E.C.I SA (1)(3)	188,617	7.19%
Solomar SA (1)(4)	153,211	5.84%
Andre Auberton–Herve (5)	168,894	6.40%
Eric Dusseux (6)	53,572	2.01%
Michal Prywata(1)(7)	58,360	2.19%
Leslie Markow (8)	2,722	*
P. Gerald Malone	-	-
Joseph Martin	-	-
Charles Matine	-	-
Audrey Thevenon	-	-
Renaud Maloberti	-	-
SFP Capital	169,350	6.49%
All directors and executive officers as a group (10 persons)	1,266,413	45%

* Less than 1%

(1)	Such shares include Exchangeable Shares originally issued for tax purposes. The Exchangeable Shares have the following attributes, among others:

·	Be, as nearly as practicable, the economic equivalent of the Common Stock as of the consummation of the Company’s going public transaction;
·	Have dividend entitlements and other attributes corresponding to the Common Stock;
·	Be exchangeable, at each holder’s option, for Common Stock; and
·	Upon the direction of our Board of Directors, be exchanged for Common Stock on the 10-year anniversary of the first closing of the Company’s 2015 offering, subject to applicable law, unless exchanged earlier upon the occurrence of certain events.

The holders of the Exchangeable Shares, through The Special Voting Preferred Stock, will have voting rights and other attributes corresponding to the Common Stock.

(2)	Includes options to acquire 1,112 shares of Common Stock, (ii) an aggregate of 22,473 Exchangeable Shares held through Lombard International Assurance SA and RGD Investissements and (iii) warrants to purchase an aggregate of 61,465 shares of Common Stock held through Lombard International Assurance SA and RGD Investissements. The address of RGD Investissements is 46 rue Pierre Charron, F-75008 Paris, France. The address of Lombard is 4 Rue Lou Hemmer, L-1748, Luxembourg.

55

(3)	Includes 9,321 Exchangeable Shares. Also includes warrants to purchase an aggregate of 11,524 shares of Common Stock. The address of E.C.I. SA is 125 rue Saint Martin, F-75004, Paris, France.
(4)	Includes 16,312 Exchangeable Shares. Also includes warrants to purchase an aggregate of 10,671 shares of Common Stock. The address of Solomar SA is Le Point du Jour, 44600, Saint Nazaire, France.
(5)	Includes (i) warrants to purchase 10,671 shares of Common Stock held through Star SCI, (ii) an aggregate of 13,573 options to acquire Common Stock held through 4A Consulting and Engineering, and (iii) 1,667 options to acquire Common Stock held through 4A Consulting and Engineering that are exercisable within 60 days of the date hereof. The address of Star SCI and 4A Consulting and Engineering is 18 Chemin de la Vierge Noire, La Tronche, France 38700. Does not include any shares of common stock underlying outstanding convertible notes held by an affiliate of Mr. Auberton-Herve.
(6)	Represents options to acquire shares of our Common Stock. Does not include options to acquire shares of our Common Stock which have not yet vested.
(7)	Represents options to acquire shares of our Common Stock and Exchangeable Shares.
(8)	Represents options to acquire shares of our Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

We consider “related party transactions” to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

Our Board of Directors is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors is appointed by the Board of Directors. We do not have any formal policies or procedures for related party transactions.

Transactions with Related Parties

Since January 1, 2016 through July, 2018, entities controlled by Mr. Gaston-Dreyfus have made the following loans to the Company:

•	Effective as of December 23, 2016, the Company entered into a Subscription Agreement dated as of December 20, 2016, with existing investors of the Company, including entities controlled by Mr. Gaston-Dreyfus, for the issuance of convertible notes. The Company borrowed an aggregate of $550,000 in this financing from entities controlled by Mr. Dreyfus. Mr. Dreyfus also received warrants as part of this financing.

•	On March 28, 2016, the Company borrowed an aggregate of $500,000 from entities controlled by Mr. Gaston-Dreyfus. Mr. Gaston-Dreyfus also received warrants as part of this financing.

•	Between August through December 2017, entities controlled by Mr. Gaston-Dreyfus loaned the company an aggregate of $2,580,000 evidenced by convertible promissory notes. Mr. Dreyfus also received warrants as part of this financing.

•	On December 19, 2017, an entity controlled by Mr. Gaston-Dreyfus loaned the Company $400,000 evidenced by a promissory note which was paid back January 4, 2018.

•	From January 2018 through March 31, 2018, the Company borrowed an aggregate of $1,250,000 from an entity controlled by Mr. Gaston-Dreyfus, evidenced by convertible promissory notes.

All convertible loans were exchanged for common shares on March 31, 2018 and Mr. Gaston-Dreyfus and his affiliates received an aggregate of 608,028 shares of common stock. As part of such transaction, 61,465 warrants were issued to affiliates of Mr. Gaston-Dreyfus.

56

•	From April 2018 through June 25, 2018, the Company borrowed an aggregate of $1,991,673 from an entity controlled by Mr. Gaston-Dreyfus, evidenced by convertible promissory notes. Effective as of July 20, 2018, such convertible notes converted in accordance with their terms into 289,791 shares of common stock.

In December 2015, Mr. Gaston-Dreyfus received 250,000 options for certain consulting services rendered to the Company.

Since December 2016, the Company borrowed an aggregate of $700,000 from an entity controlled by Mr. Andre Auberton–Herve, evidenced by convertible promissory notes. All such convertible loans were exchanged for common shares on March 31, 2018 and affiliates of Mr. Auberton–Herve received an aggregate of 98,392 common shares. As part of such transaction, 1,600,640 warrants were issued to affiliates of Mr. Auberton–Herve.

In June 2018, the Company borrowed an aggregate of $306,255 from an entity controlled by Mr. Andre Auberton–Herve, evidenced by a convertible promissory note. Effective as of July 20, 2018, such convertible note converted in accordance with its terms into 44,590 shares of common stock. On October 10, 2018, the Company borrowed an aggregate of $300,000 from an affiliate of Mr. Andre Auberton-Herve evidenced by a convertible promissory note, and such note is convertible into equity of the Company pursuant to the terms of such notes.

As of September 30, 2018, we had aggregate advances repayable by Mr. Prywata of $18,913. The loan to Mr. Prywata bears interest at a prescribed rate of 1% until March 31, 2018 and 2% thereafter and is repayable on demand in Canadian dollars.

At March 31, 2018, there was $208,567 owing to Eric Dusseux, $135,039 owing to Michal Prywata and $116,624 owing to Leslie Markow and $600 to Tim McCarthy for sums paid by them on behalf of Bionik for business expense and bonus payments that were paid subsequent to March 31, 2018. In addition, the Company owes $587,019 as severance to its former CEO Peter Bloch, which is being paid over time ending January 2019.

In connection with a CDN$250,000 loan obtained by Bionik Canada (which loan has been repaid), Bionik Canada agreed to transfer pre-transaction 83,574 common shares to the lenders. In addition, Messrs. Caires and Prywata also transferred 100,000 pre- transaction common shares to the loan holder and this will be reimbursed by the issuance of 2,134 exchangeable shares to Messrs. Caires and Prywata. These shares have not yet been issued.

Other than the above transactions, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K. The Company is currently not a subsidiary of any company.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as Exhibits 3.5 and 3.6, respectively, incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2015, as well as our Certificates of Amendment of the Certificate of Incorporation, which are included as Exhibits 3.7, 3.8 and 3.9, respectively, incorporated by reference to the Company’s Current Reports on Form 8-K filed with the SEC on November 8, 2017, June 13, 2018, and October 29, 2018, respectively.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 7, 2019, there were 2,337,964 shares of Common Stock issued and outstanding and 273,574 Exchangeable Shares which have rights (including voting rights) substantially identical to the Common Stock. There is currently one share of The Special Voting Preferred Stock issued and outstanding held by one holder of record, which is the Trustee in accordance with the terms of the Trust Agreement.

57

Common Stock

Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Delaware law. The stockholders will not have pre-emptive rights under our Certificate of Incorporation to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption rights and will carry no subscription or conversion rights. In the event of liquidation of the Company, the stockholders will be entitled to share in corporate assets on a pro rata basis after the Company satisfies all liabilities and after provision is made for each class of capital stock having preference over the Common Stock (if any). Subject to the laws of the State of Delaware, if any, of the holders of any outstanding series of preferred stock, the Board of Directors will determine, in their discretion, to declare dividends advisable and payable to the holders of outstanding shares of Common Stock.

Transfer Agent and Registrar

VStock Transfer, LLC is the registrar and transfer agent for our shares of common stock. Its address is 18 Lafayette Place, Woodmere, NY, 11598; Telephone: (212) 828-8436.

UNDERWRITING

We have entered into an underwriting agreement with ThinkEquity, a division of Fordham Financial Management, Inc., and WestPark Capital, Inc., as Joint Book-Running Managers, in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters has agreed to purchase from us on a firm commitment basis, the number of shares of common stock set forth opposite its name in the table below.

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.
WestPark Capital, Inc.
Total

The underwriters are committed to purchase all the common stock offered by us if they purchase any such securities. The underwriters are not obligated to purchase the common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option to purchase up to         additional shares of common stock at the public offering price per share set forth on the cover of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of common stock by the underwriters in excess of the total number set forth in the table above. We will pay the expenses associated with the exercise of the over-allotment option.

Underwriting Commissions and Discount and Expenses

The underwriters propose to offer to the public the common stock purchased pursuant to the underwriting agreement at the public offering price per share on the cover page of this prospectus. The underwriters may offer some of the common stock to other securities dealers at such price less a concession of $    per share. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

58

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming no exercise of the underwriters’ over-allotment option to purchase up to an additional 15% of the shares of common stock sold in this offering. The underwriting discounts commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Per Share	Total Without Over- Allotment Option	Maximum Total With Over- Allotment Option
Public offering price	$

Underwriting discount and commissions	$

Proceeds to us (before expenses)	$

We have also agreed to reimburse the underwriters for their expenses in connection with this offering, up to $    , of which we paid the underwriters a $50,000 retainer which shall be applied against their actual out-of-pocket expenses related to this offering.

We have also agreed to issue to WestPark Capital, Inc. warrants to purchase a number of shares of common stock equal to an aggregate of 8% of the total number of shares of common stock sold in this offering. The warrants will have an exercise price equal to 120% of the public offering price in this offering and may be exercised on a cashless basis. The warrants are not exercisable for one year after the effective date of the registration statement of which this prospectus forms a part and will expire four years after such date. This prospectus also covers the sale of the underwriters’ warrant and the shares of common stock issuable upon the exercise of the underwriters’ warrant. The underwriters’ warrant and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrant nor any securities issued upon exercise of the underwriters’ warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriters’ warrant may not contain certain anti-dilution terms.

We estimate the total expenses payable by us for this offering to be approximately $    which amount includes (i) the underwriting discount of $    ( $    if the Underwriters’ over-allotment option is exercised in full) assuming an underwriting discount of 8%, and (ii) a non-accountable expense allowance equal to 2.0% of the public offering price, and (iii) other estimated company expenses of approximately $    which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

Determination of Offering Price

Our common stock is currently traded on OTCQB marketplace under the symbol “BNKL.” On    , 2018, the closing price of our common stock was $    per share.

There is a material disparity between the offering price of the shares of our common stock being offered under this prospectus and the market price of the common stock at the date of this prospectus. We believe that the market price of our common stock at the date of this prospectus is not the appropriate offering price for the shares of our common stock because the market price is affected by a number of factors. The public offering price was determined by negotiation by us and the underwriters. The principal factors considered by us and the underwriters in determining the public offering price included:

59

●	the recent trading history of our common stock on the OTCQB marketplace, including market prices and trading volume of our common stock;
●	the current market price of our common stock on the OTCQB marketplace;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies;
●	the information set forth or incorporated by reference in this prospectus and otherwise available to the underwriters;
●	our past and present financial performance and an assessment of our management;
●	our prospects for future earnings and the present state of our products;
●	our concurrent up-listing on the Nasdaq Capital Market;
●	our history and prospects, and the history and prospects of the industry in which we compete;
●	the general condition of the securities markets at the time of this offering; and
●	other factors deemed relevant by the underwriters and us.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Lock-up Agreements

The underwriting agreement will provide that we will agree, for a period of three months from the date of this offering, that we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, except for the exercise of outstanding options and warrants, securities issued for compensation, shares we are contractually obligated to issue; or (b) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

Our officers, directors and 5% shareholders have agreed, subject to limited exceptions, for a period of six months after the date of the underwriting agreement, such period being referred to as the “Lock-Up Period”, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Subsequent Equity Sales

We have granted the underwriters a right of first refusal for a period of twelve months from the closing of the offering to act as sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the underwriters. The underwriters shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

60

Indemnification

We have agreed to indemnify the underwriters against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common stock in the offering pursuant to the exercise of their over-allotment option to purchase only additional shares. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out the covered short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common shares, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Underwriters may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

61

(a)	to legal entities which are qualified investors (as defined in the Prospectus Directive);

(b)	to fewer than 150, or if the Relevant Member State has not implemented the relevant provision of the Prospectus Directive, 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Residents of France

The common shares which are the subject of the offering contemplated by this prospectus may not be publicly offered in the Republic of France.

Neither this prospectus nor any other offering material relating to the common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common shares has been or will be (i) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (ii) used in connection with any offer for subscription or sale of the common shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2 and seq. of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public de titres financiers)

The common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

62

Notice to Residents of Switzerland

The securities which are the subject of the offering contemplated by this prospectus may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus or any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus or any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

Notice to Investors in the United Kingdom

The underwriters (a) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the issuer and (b) has complied, and will comply, with all applicable provisions of FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

Each underwriter and each of its affiliates has not (1) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares other than (A) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (B) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance or (2) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Ruskin Moscou Faltischek, P.C., Uniondale, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Schiff Hardin LLP, Washington, DC.

EXPERTS

The consolidated financial statements of the Company as of March 31, 2018 and 2017 appearing in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

63

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the annual, quarterly and other information we file with the SEC pursuant to the informational requirements of the Securities Exchange Act of 1934. You may access the registration statement, of which this prospectus is a part, and our other reports and other filings, at the SEC’s Internet website.

64

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2018 and 2017 Index
Page
Condensed Consolidated Interim Balance Sheets as at September 30, 2018 (Unaudited) and March 31, 2018 (Audited)	F-2

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss (Unaudited) for the three and six month periods ended September 30, 2018 and 2017	F-3

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity (Unaudited) for the six month periods ended September 30, 2018 and 2017	F-4

Condensed Consolidated Interim Statements of Cash Flows (Unaudited) for the six month periods ended September 30, 2018 and 2017	F-5

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)	F-6 - F-18

F-1

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at	As at
	September 30,	March 31,
	2018	2018
	(Unaudited)	(Audited)
	$	$
Assets
Current
Cash and cash equivalents	305,757	507,311
Accounts receivable, net of allowance for doubtful accounts of $17,699 (March 31, 2018 - $19,694)	517,758	212,730
Prepaid expenses and other receivables (Note 5)	851,179	433,655
Inventories (Note 6)	192,626	237,443
Due from related parties (Note 9(a))	18,913	18,897
Total Current Assets	1,886,233	1,410,036
Equipment (Note 7)	139,380	159,961
Technology and other assets (Note 4)	4,566,351	4,706,719
Goodwill	22,308,275	22,308,275
Total Assets	28,900,239	28,584,991

Liabilities and Shareholders' Equity
Current
Accounts payable (Notes 9(b) and 13)	906,438	724,673
Accrued liabilities (Note 9(b))	962,185	1,529,505
Customer advances	-	800
Demand loans (Note 8)	-	51,479
Deferred revenue	134,161	122,667
Shares to be issued, stock options and warrants (Notes 10, 11 and 12)	-	5,692,853
Total Current Liabilities	2,002,784	8,121,977
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized - 10,000,000; Special Voting Preferred Stock, par value
$0.001 - Authorized, issued and outstanding - 1 (March 31, 2018 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000 (March 31, 2018 – 250,000,000); Issued and outstanding - 2,337,462 and 273,574 Exchangeable Shares (March 31, 2018 – 1,368,856 and 295,146 Exchangeable Shares)	2,611	1,664
Additional paid in capital	67,379,122	56,195,541
Deficit	(40,526,427)	(35,776,340)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	26,897,455	20,463,014
Total Liabilities and Shareholders' Equity	28,900,239	28,584,991

Commitments and Contingencies (Note 13)

Subsequent Events (Note 15)

The Financial Statements have been adjusted to retroactively reflect the 150-to-1 reverse stock split effected on October 29, 2018, as discussed in Note 2(a).

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-2

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss for the three and six month periods ended September 30, 2018 and 2017 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months	Six months	Three months	Six months
	ended	ended	ended	ended
	September 30, 2018	September 30, 2018	September 30, 2017	September 30, 2017
	$	$	$	$
Sales	547,085	1,048,418	221,847	309,367
Cost of Sales	384,073	637,236	59,825	89,125
Gross Margin	163,012	411,182	162,022	220,242

Operating expenses
Sales and marketing	427,325	969,984	435,294	880,817
Research and development	679,049	1,355,792	715,400	1,401,309
General and administrative	931,477	1,910,956	1,505,528	2,133,134
Share-based compensation expense (Note 11)	439,328	1,034,740	762,208	1,013,256
Amortization (Note 4)	69,315	140,368	76,985	169,934
Depreciation (Note 7)	16,626	34,221	23,820	48,372
Total operating expenses	2,563,120	5,446,061	3,519,235	5,646,822

Other (income) expenses
Foreign exchange	(27,872)	(69,006)	15,595	114,156
Accretion expense (Note 8)	1,970,167	2,104,418	74,073	74,073
Fair value adjustment (Note 8)	(382,010)	(337,923)	-	-
Gain on mark to market revaluation (Note 10)	-	(2,048,697)	-	-
Other expense	22,712	60,132	168,480	241,068
Total other expenses (income)	1,582,997	(291,076)	258,148	429,297
Net loss and comprehensive loss for the period	(3,983,105)	(4,743,803)	(3,615,361)	(5,855,877)

Loss per share - basic and diluted	(1.62)	(2.02)	(5.33)	(8.84)
Loss per share - diluted	(1.62)	(2.02)	(5.33)	(8.84)

Weighted average number of shares outstanding – basic	2,459,169	2,351,587	678,631	662,237
Weighted average number of shares outstanding – diluted	2,459,169	2,351,587	678,631	662,237

The Financial Statements have been adjusted to retroactively reflect the 150-to-1 reverse stock split effected on October 29, 2018, as discussed in Note 2(a).

The accompanying notes are an integral part of these condensed consolidated interim financial statements

F-3

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Changes in Shareholders' Equity for the six month period ended September 30, 2018 and 2017 (unaudited)

	Special Voting Preferred Stock		Total Shares		Additional Paid in	Shares		Accumulated Other Comprehensive
	Shares	Amount $	Shares (Note 2)	Amount (Note 2) $	Capital $ (Note 2)	to be issued	Deficit $ (Note 2)	Income $	Total (Note 2)
Balance, March 31, 2017	1	-	645,297	645	45,184,320	-	(21,076,464)	42,149	24,150,650
Warrant exercised	-	-	33,335	34	1,125,004	-	-	-	1,125,038
Share compensation expense	-	-	-	-	1,013,256	-	-	-	1,013,256
Fair value of warrants on convertible loans	-	-	-	-	380,036	-	-	-	380,036
Warrant down round feature	-	-	-	-	41,025	-	(41,025)	-	-
Shares to be issued	-	-	-	-	-	60,000	-	-	60,000
Net loss for the period	-	-	-	-	-	-	(5,855,877)	-	(5,855,877)
Balance, September 30, 2017	1	-	678,632	679	47,743,641	60,000	(26,973,366)	42,149	20,873,103
Share compensation expense	-	-	-	-	527,324	-	-	-	527,324
Shares to be issued for services	-	-	-	-		(60,000)	-	-	(60,000)
Fair value of warrants on convertible loans	-	-	-	-	168,143	-	-	-	168,143
Warrant down round feature	-	-	-	-	33,061	-	(33,061)	-	-
Conversion of convertible notes	-	-	985,370	985	9,179,800	-	-	-	9,180,785
Stock option and warrant reclassification (Notes 11 & 12)	-	-	-	-	(2,845,557)	-	-	-	(2,845,557)
Beneficial Conversion Feature on convertible debt	-	-	-	-	1,389,129	-	-	-	1,389,129
Net loss for the period	-	-	-	-	-	-	(8,769,913)	-	(8,769,913)
Balance, March 31, 2018	1	-	1,664,002	1,664	56,195,541	-	(35,776,340)	42,149	20,463,014
Share compensation expense	-	-	-	-	1,034,740	-	-	-	1,034,740
Conversion of convertible notes (Note 8)	-	-	263,639	264	2,470,358	-	-	-	2,470,622
Conversion of convertible notes (Note 8)			683,395	683	4,732,170				4,732,853
Stock option and warrant reclassification (Notes 11 & 12)	-	-	-	-	1,173,534	-	-	-	1,173,534
Fair value of Anti-dilution feature	-	-	-	-	1,766,495	-	-	-	1,766,495
Warrant down round feature	-	-	-	-	6,284	-	(6,284)	-	-
Net loss for the period	-	-	-	-	-	-	(4,743,803)	-	(4,743,803)
Balance, September 30, 2018	1	-	2,611,036	2,611	67,379,122	-	(40,526,427)	42,149	26,897,455

The Financial Statements have been adjusted to retroactively reflect the 150-to-1 reverse stock split effected on October 29, 2018, as discussed in Note 2(a).

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-4

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows

For the six months period ended September 30, 2018 and 2017 (unaudited)

(Amounts expressed in U.S. Dollars)

	Six months ended	Six months ended
	September 30, 2018	September 30, 2017
	$	$
Operating activities
Net loss for the period	(4,743,803)	(5,855,877)
Adjustment for items not affecting cash
Depreciation	34,221	48,372
Amortization	140,368	169,934
Interest expense	57,716	234,463
Share based compensation expense	1,034,740	1,013,256
Shares issued for services	-	60,000
Accretion expense	2,104,418	74,073
Fair value adjustment	(337,923)	-
Gain on mark to market revaluation	(2,048,697)	-
Allowance for doubtful accounts	(1,995)	(16,349)
	(3,760,955)	(4,272,128)
Changes in non-cash working capital items
Accounts receivable	(303,033)	363,056
Prepaid expenses and other receivables	(417,524)	58,760
Due from related parties	(16)	(698)
Inventories	44,817	(3,193)
Accounts payable	181,765	172,634
Accrued liabilities	(567,320)	644,955
Customer advances	(800)	(12,462)
Deferred revenue	11,494	(10,773)
Net cash (used in) operating activities	(4,811,572)	(3,059,849)
Investing activities
Acquisition of equipment	(13,640)	(17,182)
Net cash (used in) investing activities	(13,640)	(17,182)
Financing activities
Proceeds from convertible loans	4,676,633	1,598,715
Proceeds on exercise of warrants	-	1,125,038
Repayment of Promissory notes principal	-	(12,319)
Repayment of Promissory notes interest	-	(41,973)
Repayment of Demand notes principal	(50,000)	-
Repayment of Demand notes interest	(2,975)	-
Net cash provided by financing activities	4,623,658	2,669,461
Net decrease in cash and cash equivalents for the period	(201,554)	(407,570)
Cash and cash equivalents, beginning of period	507,311	543,650
Cash and cash equivalents, end of period	305,757	136,080

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-5

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

1.	NATURE OF OPERATIONS

The Company and its Operations

Bionik Laboratories Corp. (the “Company” or “Bionik”) was incorporated on January 8, 2010 in the State of Colorado as Strategic Dental Management Corp. On July 16, 2013, the Company changed its name to Drywave Technologies Inc. and its state of incorporation from Colorado to Delaware. Effective February 13, 2015, the Company changed its name to Bionik Laboratories Corp. and reduced the authorized number of shares of common stock from 200,000,000 to 150,000,000. Concurrently, the Company implemented a 1-for-0.831105 reverse stock split of the common stock, which had previously been approved on September 24, 2014.

On February 26, 2015, the Company entered into a Share Exchange Agreement and related transactions whereby it acquired Bionik Laboratories Inc., a Canadian Corporation (“Bionik Canada”), and Bionik Canada issued 333,334 Exchangeable Shares, representing a 3.14 exchange ratio, for 100% of the then outstanding common shares of Bionik Canada (the “Merger”). The Exchangeable Shares are exchangeable at the option of the holder, each into one share of the common stock of the Company. In addition, the Company issued one share of its Special Voting Preferred Stock (Note 10).

On April 21, 2016, the Company acquired all of the outstanding shares and, accordingly, all assets and liabilities of Interactive Motion Technologies, Inc. (“IMT”), a Boston, Massachusetts-based global pioneer and leader in providing effective robotic products for neurorehabilitation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated March 1, 2016, with IMT, Hermano Igo Krebs, and Bionik Mergerco Inc., a Massachusetts corporation and the Company’s wholly owned subsidiary (Bionik Mergeco). The merger agreement provided for the merger of Bionik Mergerco with and into IMT, with IMT surviving the merger as the Company’s wholly owned subsidiary which was renamed Bionik, Inc. In return for acquiring IMT, IMT shareholders received an aggregate of 157,667 shares of the Company’s common stock.

References to the Company refer to the Company and its wholly owned subsidiaries, Bionik Inc., Bionik Acquisition Inc. and Bionik Canada.

On November 6, 2017, the Company approved the authorization of a common share capital increase to 250,000,000 from 150,000,000 and on June 12, 2018, the Company approved the authorization of a common share capital increase to 500,000,000 from 250,000,000.

The Company is a global pioneering robotics company focused on providing rehabilitation solutions to individuals with neurological disorders, specializing in designing, developing and commercializing cost-effective physical rehabilitation technologies, prosthetics, and assisted robotic products. The Company strives to innovate and build devices that can rehabilitate and improve an individual’s health, comfort, accessibility and quality of life through the use of advanced algorithms and sensing technologies that anticipate a user’s every move.

These unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuation of the Company as a going concern, which assumes the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

The Company’s principal offices are located at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 and its U.S. address is 80 Coolidge Hill Road, Watertown, MA. USA 02472.

Going Concern

As at September 30, 2018, the Company had a working capital deficit of $116,551 (March 31, 2018 – $6,711,941) and an accumulated deficit of $40,526,427 (March 31, 2018 – $35,766,340) and the Company incurred a net loss and comprehensive loss of $3,983,105 for the three month period ended September 30, 2018 (September 30, 2017 - $3,615,361) and $4,743,803 for the six month period ended September 30, 2018 (September 30, 2017 – $5,855,877).

There is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the future to enable it to meet its obligations as they come due, however the Company believes it has the support of its major shareholders who have provided convertible loans to meet the Company’s cash flow needs and to continue as a going concern. The Company hopes to raise sufficient cash in the next six months to meet the Company’s anticipated cash requirements for the 12 months thereafter. Sales of additional equity or equity-linked securities by the Company would result in the dilution of the interests of existing stockholders. There can be no assurance that financing will be available when required. In the event that the necessary additional financing is not obtained, the Company would reduce its discretionary overhead costs substantially or otherwise curtail operations.

F-6

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

1.	NATURE OF OPERATIONS (continued)

The Company expects the forgoing, or combination thereof, to meet the Company’s anticipated cash requirements for the next 12 months; however, if these conditions are not achieved, this will raise significant doubt about the Company’s ability to continue as a going concern. The accompanying consolidated interim financial statements do not include any adjustments to reflect the possible effects of recoverability and reclassification of assets or amounts and classifications of liabilities that may result from the outcome of this uncertainty.

All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these condensed consolidated interim financial statements.

2.	CHANGE IN ACCOUNTING POLICY AND CHANGE IN ACCOUNTING POLICY

a)	Basis of presentation

On or about August 7, 2018, holders of the common stock and exchangeable shares of the Company approved, through a majority shareholder vote, an amendment to the Company’s Amended and Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split of the Company’s common stock and exchangeable shares at a ratio up to one-for-one hundred and fifty (1:150).

On October 29, 2018, the Company effected a reverse stock split and thereafter Bionik’s common stock began trading on the OTCQB market on a one-for-one hundred and fifty (1:150) split adjusted basis. As a result of the reverse stock split, every 150 shares of the Company’s then-existing common stock was converted into one share of the Company’s common stock. No fractional shares were issued in connection with the reverse stock split. All fractional shares created by the reverse split were rounded up to the next whole share. The reverse stock split automatically and proportionately adjusted, based on the one-for-one hundred fifty split ratio, all issued and outstanding shares of the Company’s common stock, as well as exchangeable shares and common stock underlying stock options, warrants and other derivative securities outstanding at the time of the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under the Company’s equity-based plans was also proportionately reduced. The reverse stock split has no impact on the par value per share of Bionik’s common stock, which remains at $0.001. All current and prior period amounts related to share, share prices and earnings per share, warrant and options presented in the Company’s consolidated financial statements contained in this Quarterly report on Form 10-Q and the accompanying notes have been restated to give retrospective presentation for the reverse split.

b)	Change in accounting policy

The FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities From Equity (Topic 480) Derivatives and Hedging (Topic 815): Accounting for Certain Financial Instruments With Down Round Features II Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception, allows a financial instrument with a down-round feature to no longer automatically be classified as a liability solely based on the existence of the down-round provision. The update also means the instrument would not have to be accounted for as a derivative and be subject to an updated fair value measurement each reporting period.

On consideration of the above factors, the Company elected to early adopt ASU 2017-11 on July 1, 2017. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other organizations, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

The early adoption allows the Company to reduce the cost and complexity of updating the fair value measurement each reporting period and eliminate the unnecessary volatility in reported earnings created by the revaluation when the Company’s shares’ value changes.

The Company presented the change in accounting policy through the retrospective application of the new accounting principle to all prior periods, as described in ASU No. 250-10-45-5, Accounting Changes and Error Corrections.

F-7

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES

Unaudited Condensed Consolidated Interim Financial Statements

These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual audited financial statements of the Company and should be read in conjunction with those annual audited financial statements filed on Form 10-K for the year ended March 31, 2018. In the opinion of management, these unaudited condensed consolidated interim financial statements reflect adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

This is the second set of the Company’s unaudited condensed consolidated interim financial statements where ASU-2014-09 “Revenue from Contracts with Customers (Topic 606)” has been applied. The changes in accounting policies from those used in the Company’s unaudited condensed consolidated interim financial statements from the quarter ended September 30, 2018 are described below.

Newly Adopted and Recently Issued Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated interim financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The updated standard will replace most existing revenue recognition guidance in U.S. GAAP. The new standard introduces a five-step process to be followed in determining the amount and timing of revenue recognition. It also provides guidance on accounting for costs incurred to obtain or fulfill contracts with customers, and establishes disclosure requirements, which are more extensive than those required under existing U.S. GAAP. The FASB has issued numerous amendments to ASU 2014-09 from August 2015 through January 2018, which provide supplemental and clarifying guidance, as well as amend the effective date of the new standard. ASU 2014-09, as amended, is effective for the Company in the interim period ended June 30, 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company adopted the new standard using the modified retrospective transition method. The Company has adopted ASU-2014-01 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

As a result of the adoption of ASU-2014-09, the Company’s accounting policies have been updated. See “Revenue Recognition” below for these changes in accounting policies, as well as new disclosure requirements. The changes in accounting policies will also be reflected in the Company’s audited consolidated financial statements for the year ending March 31, 2019.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which require that deferred tax liabilities and assets be classified on our Consolidated Balance Sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015- 17 is effective for the fiscal year commencing after December 15, 2017. The Company has adopted ASU-2015-17 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The updates make several modifications to Subtopic 825-10, including the elimination of the available-for-sale classification of equity investments, and it requires equity investments with readily determinable fair values to be measured at fair value with changes in fair value recognized in operations. The update is effective for fiscal years beginning after December 15, 2017. The Company has adopted ASU-2016-01 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In February 2016, the FASB issued ASU 2016-02, “Leases.” This update requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosure about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is still assessing the impact that the adoption of ASU 2016-02 will have on the consolidated financial position and the consolidated results of operations.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This ASU provides eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the fiscal year commencing after December 15, 2017. The Company has adopted ASU-2016-15 for the fiscal year ending March 31, 2019 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In January 2017, the FAS issued ASU 2017-01, “Business Combinations: Clarifying the definition of a Business” which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers.

F-8

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. ASU 2017-01 is effective for acquisitions commencing on or after June 30, 2019, with early adoption permitted. Adoption of this guidance will be applied prospectively on or after the effective date.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other” ASU 2017-04 simplifies the accounting for goodwill impairment by eliminating Step 2 of the current goodwill impairment test, which required a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which the reporting unit’s carrying value exceeds its fair value, limited to the carrying value of the goodwill. ASU 2017-04 is effective for financial statements issued for fiscal years, and interim periods beginning after December 15, 2019.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting (ASU 2107-9).” The FASB issued the update to provide clarity and reduce the cost and complexity when applying guidance in Topic 718. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modifications accounting in Topic 718. ASU 2017-09 is effective for the Company in the interim period ended June 30, 2018. The Company adopted ASU-2017-09 during the quarter ended June 30, 2018 and it did not have material effect on the consolidated financial position and the consolidated results of operations.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is recorded at standard cost, on the first-in, first-out basis. Work-in-progress and finished goods consist of materials, labor and allocated overhead.

Revenue Recognition

The Company has adopted ASU-2014-09 with an initial application date of April 1, 2018. The updated accounting policies and the impact on the unaudited condensed consolidated interim financial statements and additional disclosures are detailed as follows:

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer; b) identification of the performance obligation in the contract; c) determination of the transaction price; d) allocation of the transaction price for the performance obligations in the contract; and e) recognition of revenue when the Company satisfies a performance obligation.

Revenue is recognized when control of a product is transferred to a customer. Revenue is measured based on the consideration specified in a contract with a customer, net of returns and discounts. Accruals for sales returns are calculated based on the best estimate of the amount of product that will ultimately be returned by customers, reflecting historical experience and the magnitude of non-conforming inventory claims made by the customers that have either been approved or are pending review.

Contract liabilities are recorded when cash payments are received or due in advance of the Company’s performance.

In the comparative period, revenue was measured at the fair value of the consideration received or receivable, net of returns and discounts and was recognized when the risks and rewards of ownership has transferred to the customer. No revenue was recognized if there was significant uncertainties regarding recovery of the consideration due, the costs incurred or to be incurred could not be measured reliably, or there was continuing management involvement with the goods.

Impact on the unaudited condensed consolidated interim financial statements

ASU-2014-09 had no impact on the Company’s unaudited condensed consolidated interim statement of loss and comprehensive loss for the three and six month periods ended September 30, 2018.

Warranty Reserve and Deferred Warranty Revenue

The Company provides a one-year warranty as part of its normal sales offering. When products are sold, the Company provides warranty reserves, which, based on the historical experience of the Company are sufficient to cover warranty claims. Accrued warranty reserves are included in accrued liabilities on the balance sheet and amounted to $80,273 and $64,957 at September 30, 2018 and March 31, 2018, respectively. The Company also sells extended warranties for additional periods beyond the standard warranty. Extended warranty revenue is deferred and recognized as revenue over the extended warranty period. The Company recognized $5,208 and $15,316 of expense related to the change in warranty reserves and warranty costs incurred and recorded as an expense in cost of goods sold during the three and six month period ended September 30, 2018 (September 30, 2017 – $Nil and $Nil).

Foreign Currency Translation

The functional currency of the Company and its wholly owned subsidiaries is the U.S. dollar. Transactions denominated in a currency other than the functional currency are recorded on initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange differences are recognized in profit or loss. Non-monetary assets and liabilities measured at cost are translated at the exchange rate at the date of the transaction.

F-9

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates are based on management’s best knowledge of current events and actions of the Company it may undertake in the future. Significant areas requiring the use of estimates relate to the valuation of inventory, revenue recognition, the useful life of equipment and intangible assets, impairment of goodwill and intangible assets. Actual results could differ from these estimates.

Fair Value of Financial Instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs, which are as observable as possible, and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, due from related parties, demand loans, and convertible loans approximate fair value because of the short period of time between the origination of such instruments, their expected realization and their current market rates of interest. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

The Company has recognized shares to be issued, stock options and warrants, for which it did not as of March 31, 2018 have sufficient authorized share capital to issue, as a liability that is measured at fair value based on Level 1 inputs, for the component related to shares to be issued, and Level 3 inputs for the measurement of the stock options and warrants using a valuation model, as disclosed in Notes 11 & 12. This was reversed in the quarter ended June 30, 2018, when the Company’s authorized capital was increased from 250,000,000 to 500,000,000 and gain on mark to market valuation of $2,048,697 was recognized.

The Company’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in the circumstances that caused the transfer. There were no such transfers during the quarter ended September 30, 2018.

4.	TECHNOLOGY AND OTHER ASSETS

The schedule below reflects the intangible assets acquired in the IMT acquisition on April 21, 2016 and the asset amortization period and expense for the six month period ended September 30, 2018 and the year ended March 31, 2018:

			Expense March	Value at March	Expense Sept.	Value at Sept.
Intangible	Amortization	Value acquired	31, 2018	31, 2018	30, 2018	30, 2018
assets acquired	period (years)	$	$	$	$	$
Patents and exclusive License Agreement	9.74	1,306,031	134,126	1,045,530	67,045	978,485
Trademark	Indefinite	2,505,907	-	2,505,907	-	2,505,907
Customer relationships	10	1,431,680	143,206	1,153,543	71,584	1,081,959
Non-compete agreement	2	61,366	30,709	1,739	1,739	-
Assembled Workforce	1	275,720	15,864	-	-	-
		5,580,704	323,905	4,706,719	140,368	4,566,351

Amortization for the six months ended September 30, 2017 was $169,934.

Amortization for three months ended September 30, 2018 was $69,315 (September 30, 2017 - $76,985).

F-10

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

5.	PREPAID EXPENSES AND OTHER RECEIVABLES

	September 30, 2018	March 31, 2018
	$	$
Prepaid expenses and sundry receivables	58,694	86,957
Prepaid inventory	672,231	301,104
Prepaid insurance	103,070	36,497
Sales taxes receivable (i)	17,184	9,097
	851,179	433,655

(i) Sales tax receivable represents net harmonized sales taxes (HST) input tax credits receivable from the Government of Canada.

6.	INVENTORIES

	September 30, 2018	March 31, 2018
	$	$
Raw materials	87,006	237,443
Finished goods	105,620	-
	192,626	237,443

During the three and six month periods ended September 30, 2018, the Company expensed $342,345 and $579,354, respectively, in inventory as cost of goods sold (September 30, 2017 – $58,600 and $87,900).

7.	EQUIPMENT

Equipment consisted of the following as at September 30, 2018 and March 31, 2018:

	September 30, 2018			March 31, 2018
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
	$	$	$	$	$	$
Computers and electronics	270,145	232,639	37,506	256,505	223,750	32,755
Furniture and fixtures	36,795	28,889	7,906	36,795	28,051	8,744
Demonstration equipment	200,186	126,793	73,393	200,186	105,441	94,745
Manufacturing equipment	88,742	85,963	2,779	88,742	85,668	3,074
Tools and parts	11,422	6,286	5,136	11,422	5,741	5,681
Assets under capital lease	23,019	10,359	12,660	23,019	8,057	14,962
	630,309	490,929	139,380	616,669	456,708	159,961

Equipment is recorded at cost less accumulated depreciation. Depreciation expense during the three and six month periods ended September 30, 2018 was $16,626 and $34,221, respectively (September 30, 2017 – $23,820 and $48,372).

F-11

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

8.	NOTES PAYABLE

Demand Notes payable

The Company had outstanding notes payable (“Notes”) of $Nil at September 30, 2018 ($51,479 – March 31, 2018) which was acquired when the Company bought IMT on April 21, 2016. The Notes and interest were repaid during the fiscal quarter ended June 30, 2018.

Balance, March 31, 2018	$51,479
Accrued interest	1,496
Repayment	(52,975)
Balance, September 30, 2018	$-

Interest expense incurred on the Notes totaled $1,496 for the three and six month periods ended September 30, 2018 (September 30, 2017 – $5,251 and $9,898), which was included in accrued liabilities until it was paid off.

Convertible Loans Payable

During the six month period ended September 30, 2018, the Company received loans totaling $4,708,306 (which is inclusive of $31,673 that was capitalized interest) which carry an interest rate of 1% per month and of which $2,297,928 came from related parties. The loans and interest thereon were converted as of July 20, 2018 at a 10% discount to the 30 day volume weighted average price (“VWAP”) of the Company’s stock price.

In the event the Company consummates a firm commitment or underwritten offering of its common stock by March 27, 2019, and the price per share thereof (the “Offering Price”) is less than the original conversion price on July 20, 2018, then in such event the Company shall issue to all convertible loan holder at June 30, 2018, at no further cost, additional shares of common stock equal to the number of conversion shares the shareholders that they would have received upon conversion if the conversion price equaled the Offering Price, less the number of shares of conversion shares actually issued on July 20, 2018.

The tables below reflect the fair value and anti-dilution features of the convertible loans, which resulted in accretion expense for the three and six months ended September 30, 2018 of $1,970,167 and $2,104,418, respectively, and a fair value adjustment of $382,010 and $337,923, respectively, being expensed for the three and six month periods ended September 30, 2018 (September 30, 2017 - $74,073 accretion for both periods and $Nil and $Nil fair value adjustment).

	At issuance				At July 20, 2018
		Conversion feature fair value
	Principal	Beneficial conversion	Anti-dilution	Fair value of debt	Accretion expense	Interest	Loan converted
Convertible promissory note	$4,708,306	$406,744	$1,697,674	$2,603,888	$2,104,418	$24,547	$4,732,853

Conversion feature fair value	Beneficial conversion	Anti-dilution	Total
At Issuance	$406,744	$1,697,674	$2,104,418
Fair value adjustment	$(406,744)	$68,821	$(337,923)
Balance allocated to equity on conversion	$-	$(1,766,495)	$(1,766,495)
Ending balance at September 30, 2018	$-	$-	$-

F-12

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

9.	RELATED PARTY TRANSACTIONS AND BALANCES

a)	Due from related parties

As at September 30, 2018, there was an outstanding loan to the Chief Technology Officer of the Company for $18,913 (March 31, 2018 – $18,897). The loan has an interest rate of 1% based on the Canada Revenue Agency’s prescribed rate for such advances and is denominated in Canadian dollars. During the six month period ended September 30, 2018, the Company accrued interest receivable in the amount of $91 (March 31, 2018 – $707) and the remaining fluctuation in the balance from the prior year is due to changes in foreign exchange.

b)	Accounts payable and accrued liabilities

As at September 30, 2018, $24,489 (March 31, 2018 – $208,567) was owing to the CEO of the Company; $1,985 (March 31, 2018 – $135,039) was owing to the Chief Technology Officer; and $1,215 (March 31, 2018 – $116,624) was owing to the Chief Financial Officer, all related to business expenses. Balances owing are included in accounts payable or accrued liabilities.

10.	SHARE CAPITAL

	September 30, 2018		March 31, 2018
	Number of		Number of
	shares	$	shares	$
Exchangeable Shares:
Balance beginning of year	295,146	295	319,396	319
Converted into common shares (a)	(21,572)	(22)	(24,250)	(24)
Balance at the end of period	273,574	273	295,146	295
Common Shares
Balance at beginning of the period	1,368,856	1,369	325,901	326
Shares issued to exchangeable shares	21,572	22	24,250	24
Shares issued on conversion of loans (b)	947,034	947	985,370	986
Warrants exercised	-	-	33,335	33
Balance at end of the period	2,337,462	2,338	1,368,856	1,369
TOTAL SHARES	2,611,036	2,611	1,664,002	1,664

(a)	During the six month period ended September 30, 2018 21,572 exchangeable shares were exchanged on a 1 for 1 basis in accordance with their terms. (March 31, 2018 – 24,250)

(b)	During the six month period ended September 30, 2018, 947,034 shares of common stock were issued. Of this amount 263,639 shares of common stock were issued once the Company increased its authorized shares of common stock from 250,000,000 to 500,000,000. These shares relate to convertible loans and interest that converted on March 31, 2018 and were recorded as a liability on March 31, 2018 until the shares were issued on June 12, 2018. The liability was reclassified at June 12, 2018 into equity by recording the original value of $2,470,622 of the shares to be issued, as well as the fair value of options and warrants at June 12, 2018 net of fair value of options issued in the period ended June 12, 2018 of $1,173,534, which was charged to equity and a $2,048,697 gain on the fair value reevaluation was recognized as other income in the Statement of Operations and Comprehensive Loss. The Company converted $4,732,853 of convertible loans and interest into 683,395 common shares on July 20, 2018 in accordance with their terms.

(c)	On October 29, 2018 the Company completed the consolidation on a one-for-one to one hundred and fifty (1:150) reverse consolidation.

Special Voting Preferred Share

In connection with the Merger (Note 1), on February 26, 2015, the Company entered into a voting and exchange trust agreement (the “Trust Agreement”). Pursuant to the Trust Agreement, the Company issued one share of the Special Voting Preferred Stock, par value $0.001 per share, of the Company (the Special Voting Preferred Share”) to the Trustee, and the parties created a trust for the Trustee to hold the Special Voting Preferred Share for the benefit of the holders of the Exchangeable Shares (the “Beneficiaries”). Pursuant to the Trust Agreement, the Beneficiaries have voting rights in the Company equivalent to what they would have had, had they received shares of common stock in the same amount as the Exchangeable Shares held by the Beneficiaries.

In connection with the Merger and the Trust Agreement, effective February 20, 2015, the Company filed a certificate of designation of the Special Voting Preferred Share (the “Special Voting Certificate of Designation”) with the Delaware Secretary of State. Pursuant to the Special Voting Certificate of Designation, one share of the Company’s blank check preferred stock was designated as the Special Voting Preferred Share. The Special Voting Preferred Share entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares outstanding on a one-for-one basis during the term of the Trust Agreement.

The Special Voting Preferred Share is not entitled to receive any dividends or to receive any assets of the Company upon liquidation, and is not convertible into common shares of the Company.

The voting rights of the Special Voting Preferred Share will terminate pursuant to and in accordance with the Trust Agreement. The Special Voting Preferred Share will be automatically cancelled at such time as no Exchangeable Shares are held by a Beneficiary.

F-13

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

11.	STOCK OPTIONS

The purpose of the Company’s equity incentive plan, is to attract, retain and motivate persons of training, experience and leadership to the Company, including their directors, officers and employees, and to advance the interests of the Company by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Company.

Options or other securities may be granted in respect of authorized and unissued shares, provided that the aggregate number of shares reserved for issuance upon the exercise of all options or other securities granted under the Plan shall not exceed 15% of the shares of common stock and Exchangeable Shares issued and outstanding (determined as of January 1 of each year). Optioned shares in respect of which options are not exercised shall be available for subsequent options.

On November 24, 2015, the Company granted 4,334 options granted to employees at an exercise price of $183.00 per share that vest over three years at the anniversary date. The grant date fair value of the options was $694,384. During the year ended March 31, 2016, 1,667 options were cancelled and during the three and six month period ended September 30, 2018, $35,609 and $71,219 (September 30, 2017 – $35,609 and $71,218) in stock compensation expense was recognized.

On December 14, 2015, the Company granted 16,634 options to employees, directors and consultants at an exercise price of $150 per share that vest over three years at the anniversary date. The grant date fair value of the options was $1,260,437. During the years ended March 31, 2016, 2017 and 2018 and for the six month period ended September 30, 2018, 167 options, 267 options, 2,912 options and 789 options, respectively, were cancelled and for the three and six month period ended September 30, 2018, $36,275 and $77,625 (September 30, 2017 – $298,573 and $396,523) of stock compensation expense was recognized.

On April 21, 2016, the Company granted 20,000 stock options to employees of Bionik, Inc., the Company’s wholly-owned subsidiary (formerly IMT) in exchange for 3,895,000 options that existed before the Company purchased IMT of which 6,667 have an exercise price of $37.50 per share, 6,667 have an exercise price of $142.50 per share and 6,666 have an exercise price of $157.50 per share. The grant date fair value of vested options was $2,582,890 and has been recorded as part of the original acquisition equation. The options are fully expensed.

On April 26, 2016, the Company granted 1,667 options to an employee with an exercise price of $150 per share that vest over three years at the anniversary date. The grant fair value was $213,750. During the three and six months ended September 30, 2018, $17,813 and $35,625 (September 30, 2017- $17,813 and $35,625) was recognized as stock compensation expense.

On August 8, 2016, the Company granted 5,000 options to an employee with an exercise price of $150 per share that vest over three years at the anniversary date. The grant fair value was $652,068. The employee left in April 2018 and 3,334 options that had not vested were cancelled and the remaining 1,667 options will expire in November 2018. During the three and six months ended September 30, 2018, $18,113 and $36,226 (September 30, 2017 – $54,339 and $108,678) of stock compensation expense was recognized.

On February 6, 2017, the Company granted 2,667 options to an employee with an exercise price of $105.00 per share that vest over three years at the anniversary date. The grant fair value was $245,200. During the three and six months ended September 30, 2018, $20,433 and $40,867 (September 30, 2017 – $20,433 and $40,867) of stock compensation expense was recognized.

On February 13, 2017, the Company granted 1,667 options to a consultant with an exercise price of $102.00 per share that vest over one and one-half years, every six months. The grant fair value was $148,750. During the three and six months ended September 30, 2018, $80,425 and $92,821 (September 30, 2017 – $12,396 and $24,792) of stock compensation expense was recognized. These options are now fully vested.

On August 3, 2017, 10,000 options with an exercise price of $31.50 per share were granted to an executive officer, which vest equally over three future years. In addition, this executive officer was also granted up to 13,334 additional performance options based on meeting sales targets for the years ended March 31, 2018 and 2019. The grant value was $387,209 and $7,546 was expensed as stock compensation for the three and six months ended September 30, 2018. The executive left in April 2018 and all of these options were cancelled.

On September 1, 2017, the Company granted 81,436 options with an exercise price of $24.15 per share equally to an executive officer and a consultant who is now the Chairman of the Company. Of such options, 13,573 have vested at issuance and (a) with respect to the executive officer, 50% of the remaining options vest on performance goals being met and 50% vest over 5 years, and (b) with respect to the Chairman, the remaining options vest over 5 years. The grant fair value was $1,832,304 and for the three and six months ended September 30, 2018, $190,865 and $229,037 in stock compensation expense was recognized.

On January 24, 2018, the Company granted 24,267 options with an exercise price of $23.25 per share to employees that vest equally on January 24, 2019, 2020 and 2021, The grant fair value was $491,036. During the six month period ended September 30, 2018, 2,834 options were cancelled and for the three and six months ended September 30, 2018, $37,266 and $76,968 in stock compensation expense was recognized.

On April 20, 2018, the Company granted to an executive officer, 40,000 options with an exercise price of $9.74 per share that vest immediately with a 10-year expiry. The Options were valued using the Black-Scholes model and the following inputs were used: expected life of 10 years, expected volatility of 114% and a risk free rate of 1.59%. As these options fully vested on the grant date, $363,714 of stock based compensation was recognized during the six months ended September 30, 2018.

F-14

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

11.	STOCK OPTIONS (Continued)

On June 11, 2018, the Company granted to a newly-hired executive officer 5,000 options with an exercise price of $6.93 per share that vest over three years from the anniversary of the grant and expire in 7 years. The Options were valued using the Black-Scholes model and the following inputs were used: expected life of 7 years, expected volatility of 114% and a risk free rate of 1.59%. The grant fair value was $30,341, and $2,528 and $3,090 of stock compensation expense was recognized in the three and six months ended September 30, 2018, respectively. During the three and six months ended September 30, 2018, the Company recorded $439,328 and $1,034,740 in share-based compensation related to the vesting of stock options (September 30, 2017 – $762,208 and $1,013,256).

The following is a summary of stock options outstanding and exercisable as of September 30, 2018:

Exercise Price ($)	Number of Options	Expiry Date	Exercisable Options
24.75	1,028	April 1, 2021	1,028
34.50	630	June 20, 2021	630
34.50	13,212	July 1, 2021	13,212
34.50	944	February 17, 2022	944
183.00	2,667	November 24, 2022	1,778
150.00	12,912	December 14, 2022	10,889
142.50	747	March 28, 2023	747
157.50	2,887	March 28, 2023	2,887
150.00	1,667	April 26, 2023	1,112
150.00	1,667	August 8, 2023	1,667
105.00	2,667	February 6, 2024	889
102.00	1,667	February 13, 2024	1,667
142.50	211	March 3, 2024	211
157.50	816	March 3, 2024	816
142.50	43	March 14, 2024	43
157.50	164	March 14,2024	164
142.50	485	September 30, 2024	485
157.50	1,876	September 30, 2024	1,876
142.50	24	June 2, 2025	24
157.50	90	June 2, 2025	90
37.50	442	December 30, 2025	442
142.50	328	December 30, 2025	182
24.15	81,436	September 1, 2027	20,360
23.25	22,434	January 24, 2025	-
9.735	40,000	April 19, 2028	40,000
6.93	5,000	June 10, 2025	-
	196,044		102,143

The weighted-average remaining contractual term of the outstanding options was 7.53 (March 31, 2018 – 5.81) and for the options that are exercisable the weighted average was 7.15 (March 31, 2018 – 5.70).

F-15

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

12.	WARRANTS

The following is a continuity schedule of the Company’s common share purchase warrants:

	Weighted-Average
	Number of Warrants	Exercise Price ($)
Outstanding and exercisable, March 31, 2015	72,157	202.50
Issued	48,171	202.50
Exercised	(992)	(120.00)
Outstanding and exercisable, March 31, 2016	119,336	202.50
Exercised	(1,747)	(120.00)
Outstanding and exercisable, March 31, 2017	117,589	202.50
Exercised	(33,335)	(37.50)
Issued in connection with anti-dilution provision connected to warrant transaction	559	112.35
Issued in connection with anti-dilution provision connected to warrant transaction	6,275	194.00
Issued in connection to the warrant transaction to the broker	2,667	37.50
Issued in connection with the conversion of loans and interest into common shares	106,709	9.375
Issued in connection with the conversion of loans and interest into common shares	15,658	90.00
Issued in connection with anti-dilution provision connected to warrant transaction	136,388	73.02
Issued in connection with anti-dilution provision connected to warrant transaction	13,464	44.28
Outstanding at March 31, 2018	365,974	53.19
Issued in connection with anti-dilution provision connected to warrant transaction	67,952	55.71
Issued in connection with anti-dilution provision connected to warrant transaction	6,305	34.50
Outstanding at September 30, 2018	440,231	44.21

During the year ended March 31, 2018, the Company consummated an offer to amend and exercise its outstanding warrants, enabling the holders of the warrants to exercise such warrants for $37.50 per share. The Company received net proceeds of $1,125,038. The Company also converted loans and interest due.

Due to the anti-dilution clause in the warrant agreement for such outstanding warrants, the warrants were adjusted to reflect an additional 559 shares underlying the $120 per share warrants and an additional 6,275 shares underlying the $210.00 per share warrants. Furthermore, as a result of the anti-dilution clause, the exercise price of the warrants were adjusted from $120.00 per share to $112.35 per share and from $210.00 per share to $194.00 per share.

Due to the anti-dilution clause in the warrant agreements for such outstanding warrants, the warrants were adjusted to reflect an additional 13,464 shares underlying the $112.35 per share warrant and an additional 136,388 shares underlying the $194.00 per share warrants. Furthermore, as a result of the anti-dilution clause, the exercise price of the warrants were adjusted from $112.50 per share to $44.28 per share and from $194.00 per share to $73.02 per share, all as a result of the loan and interest conversion for shares at March 31, 2018 and June 12, 2018.

The Company measured the effects of the above two transactions, which triggered anti-dilution clause using the binomial tree model and recorded a loss of $74,086 against the deficit for the year ended March 31, 2018.

The Company issued 2,667 warrants at $37.50 per share for four years expiring June 27, 2020 to the firm who facilitated the warrant offer.

The Company issued 15,658 warrants at $90.00 per share which expire in 5 years on March 31, 2023 and 106,709 warrants at $9.375 per share which expire August 14, 2022 and March 31, 2022 in connection with the loan and interest conversion transaction.

F-16

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

12.	WARRANTS (continued)

Due to the anti-dilution clause in the warrant agreements for such outstanding warrants, the warrants were adjusted to reflect an additional 67,952 shares underlying the $73.02 per share warrants and an additional 6,305 shares underlying the $44.28 per share warrants. Furthermore, as a result of the anti-dilution clause, the exercise price of the warrants were adjusted from $73.02 per share to $55.71 per share and from $44.28 per share to $34.50 per share, all as a result of a loan and interest conversion for shares on July 20, 2018.

Common share purchase warrants

The following is a summary of common share purchase warrants as of September 30, 2018:

Exercise Price ($)	Number of Warrants	Expiry Date
90.00	15,658	March 31, 2023
55.71	136,339	February 26, 2019
55.71	28,531	March 27, 2019
55.71	7,618	March 31, 2019
55.71	59,061	April 21, 2019
55.71	27,883	May 27,2019
55.71	27,238	June 30, 2019
34.50	28,527	February 26, 2019
37.50	2,667	June 27, 2020
9.375	64,025	August 14, 2022
9.375	42,684	March 31, 2022
	440,231

The weighted-average remaining contractual term of the outstanding warrants was 1.53 (March 31, 2018 – 2.27).

The exercise price and number of underlying shares of the Company’s outstanding warrants currently priced at $55.71 and $34.50 are expected to be further adjusted pursuant to the anti-dilution provisions in the warrant agreements, as a result of any further common stock issuances, whether upon the conversion of indebtedness or otherwise.

F-17

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three and six month periods ended September 30, 2018 and 2017

(Amounts expressed in U.S. Dollars) (unaudited)

13.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain, and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

Commitments

a.           On February 25, 2015, 1,753 common shares were issued to two former lenders connected with a $241,185 loan received and repaid during fiscal 2013. The common shares were valued at $210,323 based on the value of the concurrent private placement and recorded in stock-based compensation on the consolidated statement of operations and comprehensive loss. As part of the consideration for the initial loan, the former Chief Technology Officer and the new Chief Technology Officer had transferred 2,098 common shares to the lenders. For contributing the common shares to the lenders, the Company intends to reimburse the former Chief Technology Officer and the new Chief Technology Officer 2,134 common shares collectively. As at September 30, 2018, these shares have not yet been issued.

b.           In connection with the acquisition of IMT, the Company acquired a license agreement dated June 8, 2009, pursuant to which the Company pays the licensors an aggregate royalty of 1% of sales based on patent #8,613,691. No sales were made on the technology under this patent as it has not yet been commercialized. One of the licensors is a founder of IMT and a former officer and director of the Company.

c.           On March 6, 2018, the Company signed a distribution agreement with Curexo Inc. for South Korea and as part of this agreement, the Company is obligated to buy a rehabilitative product from Curexo Inc. for $200,000 when this product is fully developed. It is not yet developed at September 30, 2018.

d.           On May 17, 2017, the Company entered into a Co-operative Joint Venture Contract (the “JV Contract”) with Ginger Capital Investment Holding, Ltd. (the “JV Partner”) to form a China-based joint venture to commercialize the Company’s products (“China JV”) in which the Company has a 25% interest and the JV Partner has a 75% interest. The China JV entity formally was created on May 22, 2018. Under the terms of the JV Contract, the JV Partner is required to contribute $290,000 within 30 days of formation, $435,000 12 months later and $725,000 60 months after the date of formation. The Company is required to license certain intellectual property to the China JV. The Company is applying the equity method of accounting to the joint venture. As of September 30, 2018, the Company has provided certain technical information to the Chinese JV in order to obtain Chinese regulatory approvals.

14.	RISK MANAGEMENT

The Company’s cash balances are maintained in a bank in Canada and a USA bank. Deposits held in banks in Canada are insured up to $100,000 CAD per depositor for each bank by The Canada Deposit Insurance Corporation, a federal crown corporation. Actual balances at times may exceed these limits.

Interest Rate Risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The Company has minimal exposure to fluctuations in the market interest rate. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

Liquidity Risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations, as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due. Accounts payable and accrued liabilities are due within the current operating period.

The Company has funded its operations through the issuance of capital stock, convertible debt and loans in addition to grants and investment tax credits received from the Government of Canada.

15.	SUBSEQUENT EVENTS

(a)	Subsequent to September 30, 2018, investors, including a company controlled by the Company’s Chairman, loaned an aggregate of $2,750,000 to the Company, evidenced by convertible promissory notes. The convertible promissory notes bear interest at a fixed rate of 1% per month and are convertible based on a 20% discount to the 30 day VWAP of the Company’s stock price if more than $2,000,000 is raised in an equity financing or upon maturity on March 28, 2019.

(b)	On October 29, 2018, the Company completed a reverse stock split and thereafter the Company’s common stock began trading on the OTCQB market on a one-for-one hundred and fifty (1:150) split-adjusted basis. Refer to details in Note 2(a).

F-18

BIONIK LABORATORIES CORP.

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Amounts expressed in US Dollars)

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bionik Laboratories Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bionik Laboratories Corp. and its subsidiaries (the “Company”) as at March 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years ended March 31, 2018 and 2017, and the related notes comprising a summary of significant accounting policies and other explanatory information (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses and negative cash flows from operations as well as working capital deficiency and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of classifying financial instruments with a down-round feature for the year ended March 31, 2017, due to the adoption on July 1, 2017, of ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities From Equity (Topic 480) Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments With Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

Toronto, Ontario

June 27, 2018, except for the effect of the reverse stock split described in notes 10, 11, 12 and 17 as of October 29, 2018

F-20

Bionik Laboratories Corp.

Consolidated Balance Sheets

(Amounts expressed in US Dollars)

		As at
	As at	March 31, 2017
	March 31, 2018	(Restated, Note 2)
	$	$

Assets
Current
Cash and cash equivalents	507,311	543,650
Trade accounts receivable (net of allowance for doubtful accounts of $19,694; March 31, 2017 – $38,600)	212,730	383,903
Inventory (Note 6)	237,443	228,249
Prepaid expenses and other receivables (Note 5)	433,655	228,047
Due from related parties (Note 9)	18,897	18,731
Total Current Assets	1,410,036	1,402,580
Equipment (Note 7)	159,961	227,421
Technology and other Assets (Note 4)	4,706,719	5,030,624
Goodwill (Note 4)	22,308,275	22,308,275
Total Assets	28,584,991	28,968,900
Liabilities and Shareholders’ Equity (Deficiency)
Current
Accounts payable (Notes 3 & 9)	724,673	784,771
Accrued liabilities (Notes 8 & 9)	1,529,505	1,228,657
Customer advances	800	121,562
Demand Loans (Note 8)	51,479	330,600
Promissory Note Payable (Note 8)	-	236,548
Convertible Loans (Note 8)	-	2,017,488
Shares to be issued, stock options and warrants (Notes 10, 11 and 12)	5,692,853	-
Deferred Revenue	122,667	98,624
Total Current Liabilities	8,121,977	4,818,250
Shareholders’ Equity
Special Voting Preferred Stock, par value $0.001; Authorized – 1; Issued and outstanding – 1	-	-
Common Shares, par value $0.001; Authorized – 250,000,000 (March 31, 2017 – 150,000,000) Exchangeable Shares; Authorized – Unlimited, Common shares Issued and outstanding – 1,368,856, (March 31, 2017 – 325,901) Exchangeable Shares Issued and Outstanding – 295,146, (March 31, 2017 – 319,396) (Note 2 (a) and 10)	1,664	645
Additional paid-in capital	56,195,541	45,184,320
Deficit	(35,776,340)	(21,076,464)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders’ Equity	20,463,014	24,150,650
Total Liabilities and Shareholders’ Equity	28,584,991	28,968,900

The accompanying notes are an integral part of these consolidated financial statements.

The Financial Statements have been updated to reflect the 150 to 1 reverse stock split on October 29, 2018, Note 2(a)

F-21

Bionik Laboratories Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in U.S. Dollars)

	Year Ended March 31, 2018 $	Year Ended March 31, 2017 (Restated, Note 2) $
Sales	987,431	571,945
Cost of Sales (Note 6)	402,665	388,756
Gross Margin	584,766	183,189

Operating expenses
Sales and marketing	1,989,837	1,188,207
Research and development	2,825,200	2,663,146
General and administrative	3,585,484	3,346,230
Share-based compensation expense (Notes 10 and 11)	1,540,580	1,001,950
Amortization of technology and other assets (Note 4)	323,905	550,080
Depreciation (Note 7)	89,026	79,868
Total operating expenses	10,354,032	8,829,481

Other expenses (income)
Accretion expense (Note 8)	1,937,308	-
Interest expense (Note 8)	1,297,205	43,735
Share premium (Note 8)	1,249,994	-
Loss on mark to market revaluation (Note 10)	376,674	-
Other income	(107,656)	(692,198)
Foreign exchange loss	102,999	71,573
Total other expenses (income)	4,856,524	(576,890)

Net loss and comprehensive loss for the year	(14,625,790)	(8,069,402)

Loss per share – basic and diluted (Note 16)	$(21.73)	$(13.19)

Weighted average number of shares outstanding – basic and diluted (Note 16)	673,203	611,900

The accompanying notes are an integral part of these consolidated financial statements.

The Financial Statements have been updated to reflect the 150 to 1 reverse stock split on October 29, 2018, Note 2(a)

F-22

Bionik Laboratories Corp.

Consolidated Statements of Changes in Shareholders’ Equity

(Amounts expressed in U.S. Dollars)

	Special voting Preferred shares		Common shares (Note 10)		Additional Paid		Accumulated Other Comprehensive
		Amount		Amount	in Capital	Deficit	Income	Total
	Shares	$	Shares	$	$	$	$	$

Balance, March 31, 2016 (Note 2)	1	-	483,942	484	18,364,280	(13,007,062)	42,149	5,399,851

Shares issued to acquire IMT	-	-	157,667	158	23,176,842	-	-	23,177,000
Stock compensation acquired	-	-	-	-	2,582,890	-	-	2,582,890
Options exercised	-	-	734	1	18,165	-	-	18,166
Cashless exercise of warrants (Note 2)	-	-	342	-	-	-	-	-
Warrant exercised	-	-	1,165	1	40,194	-	-	40,195
Share compensation expense	-	-	1,447	1	1,001,949	-	-	1,001,950
Net loss for the year (Note 2)	-	-	-	-	-	(8,069,402)	-	(8,069,402)

Balance, March 31, 2017 (Note 2)	1	-	645,297	645	45,184,320	(21,076,464)	42,149	24,150,650

Warrant exercised	-	-	33,335	34	1,125,004	-	-	1,125,038
Share compensation expense	-	-	-	-	1,540,580	-	-	1,540,580
Fair value of warrants on convertible loans	-	-	-	-	548,179	-	-	548,179
Warrant down-round feature	-	-	-	-	74,086	(74,086)	-	-
Conversion of convertible notes	-	-	985,370	985	9.179,800	-	-	9,180,785
Stock option and warrant reclassification (Notes 11 & 12)	-	-	-	-	(2,845,557)	-	-	(2,845,557)
Beneficial conversion feature on convertible debt (Note 8)	-	-	-	-	1,389,129		-	(1,389,129)
Net loss for the year (Note 2)	-	-	-	-	-	(14,625,790)		(14,625,790)
Balance, March 31, 2018 (Note 2)	1	-	1,664,002	1,664	56,195,541	(35,776,340)	42,149	20,463,014

The accompanying notes are an integral part of these consolidated financial statements.

The Financial Statements have been updated to reflect the 150 to 1 reverse stock split on October 29, 2018, Note 2(a)

F-23

Bionik Laboratories Corp. Consolidated

Statements of Cash Flows

(Amounts expressed in U.S. Dollars)

		Year ended
	Year ended March 31, 2018 $	March 31, 2017 (Restated, Note 2) $
Operating activities
Net loss for the year	(14,625,790)	(8,069,402)
Adjustment for items not affecting cash:
Depreciation	89,026	79,868
Amortization of intangible assets	323,905	550,080
Interest expense	1,294,005	41,934
Share-based compensation expense	1,540,580	844,162
Accretion expense	1,937,308	-
Shares issued for services	-	157,788
Share premium	1,249,994	-
Loss on mark to market revaluation	376,674	-
Allowance for doubtful accounts	(19,694)	-
	(7,833,992)	(6,395,570)
Changes in non-cash working capital items:
Accounts receivable	190,867	(377,413)
Prepaid expenses and other receivables	(205,608)	20,525
Due from related parties	(166)	22,714
Inventory	(9,194)	(39,370)
Accounts payable	(60,098)	(375,572)
Accrued liabilities	304,048	18,674
Customer advances	(120,762)	35,075
Deferred Revenue	24,043	98,624
Net cash used in operating activities	(7,710,862)	(6,992,313)
Investing activities
Acquisition of equipment	(21,567)	(170,790)
Net cash used in investing activities	(21,567)	(170,790)
Financing activities
Cash acquired on acquisition	-	266,635
Proceeds from the exercise of options	-	18,166
Proceeds from the exercise of warrants	1,125,038	40,195
Proceeds from convertible loans	7,111,375	2,000,000
Repayment of Promissory notes principal	(200,000)	-
Repayment of Promissory notes interest	(49,505)	-
Repayment of Demand notes principal	(208,359)	-
Repayment of Demand notes interest	(79,259)	-
Proceeds from short term loan	400,000	-
Repayment of short term loan	(400,000)	-
Repayment of short term loan interest	(3,200)	-
Net cash provided by financing activities	7,696,090	2,324,996
Net decrease in cash and cash equivalents for the year	(36,339)	(4,838,107)
Cash and cash equivalents, beginning of year	543,650	5,381,757
Cash and cash equivalents, end of year	507,311	543,650

Supplemental Information
Assets acquired and liabilities assumed at April 21, 2016:
Current assets, including cash of $266,635		$478,843
Equipment		59,749
Intangible assets		5,580,704
Goodwill		22,308,275
Accounts payable		(241,299)
Accrued liabilities		(361,029)
Customer deposits		(86,487)
Demand notes payable		(324,894)
Promissory Notes payable		(217,808)
Bionik advance		(1,436,164)
		$25,759,890

The accompanying notes are an integral part of these consolidated financial statements.

F-24

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

The Company and its Operations

Bionik Laboratories Corp. (formerly Drywave Technologies Inc., the “Company” or “Bionik”) was incorporated on January 8, 2010 in the State of Colorado as Strategic Dental Management Corp. On July 16, 2013, the Company changed its name to Drywave Technologies Inc. (“Drywave”) and its state of incorporation from Colorado to Delaware. Effective February 13, 2015, the Company changed its name to Bionik Laboratories Corp. and reduced the authorized number of shares of common stock from 200,000,000 to 150,000,000. Concurrently, the Company implemented a 1-for-0.831105 reverse stock split of the common stock, which had previously been approved on September 24, 2014. On October 29, 2018, the Company implemented at 1 for 150 reverse stock split of the common and exchangeable shares.

On February 26, 2015, the Company entered into a Share Exchange Agreement and related transactions whereby it acquired Bionik Laboratories Inc., a Canadian Corporation (“Bionik Canada”) and Bionik Canada issued 333,334. Exchangeable Shares, representing a 3.14 exchange ratio, for 100% of the then outstanding common shares of Bionik Canada (the “Merger”). The Exchangeable Shares are exchangeable at the option of the holder, each into one share of the common stock of the Company. In addition, the Company issued one Special Preferred Voting Share (the “Special Preferred Share”) (Note 10).

As a result of the shareholders of Bionik Canada having a controlling interest in the Company subsequent to the Merger, for accounting purposes the Merger does not constitute a business combination. The transaction has been accounted for as a recapitalization of the Company with Bionik Canada being the accounting acquirer even though the legal acquirer is Bionik, accordingly, the historic financial statements of Bionik Canada are presented as the comparative balances for the period prior to the Merger.

References to the Company refer to the Company and its wholly owned subsidiaries, Bionik Acquisition Inc., Bionik, Inc. (the former IMT) and Bionik Canada. References to Drywave relate to the Company prior to the Merger.

On April 21, 2016, the Company acquired all of the outstanding shares and, accordingly, all assets and liabilities of Interactive Motion Technologies, Inc. (IMT), a Boston, Massachusetts-based global pioneer and leader in providing effective robotic products for neurorehabilitation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated March 1, 2016, with IMT, Hermano Igo Krebs, and Bionik Mergerco Inc., a Massachusetts corporation and our wholly owned subsidiary (Bionik Mergerco). The merger agreement provided for the merger of Bionik Mergerco with and into IMT, with IMT surviving the merger as the Company’s wholly owned subsidiary. In return for acquiring IMT, IMT shareholders received an aggregate of 157,667 shares of the Company’s common stock (Note 4).

The Company is a global pioneering robotics company focused on providing rehabilitation solutions to individuals with neurological disorders, specializing in designing, developing and commercializing cost-effective physical rehabilitation technologies, prosthetics, and assisted robotic products. The Company strives to innovate and build devices that can rehabilitate and improve an individual’s health, comfort, accessibility and quality of life through the use of advanced algorithms and sensing technologies that anticipate a user’s every move.

The consolidated financial statements consolidate the Company and its wholly owned subsidiaries Bionik Canada, Bionik Acquisition Inc. and Bionik, Inc. (the former IMT) since its acquisition on April 21, 2016. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuation of the Company as a going concern.

The Company’s principal offices are located at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 and its U.S. address is 80 Coolidge Hill Road, Watertown, MA 02472.

Going Concern

As at March 31, 2018, the Company had a working capital deficit of $6,711,941 (working capital deficit as at March 31, 2017, of $3,415,670) and an accumulated deficit of $35,776,340 (March 31, 2017 - $21,076,464) and the Company incurred a net loss and comprehensive loss of $14,625,790 for the year ended March 31, 2017 (March 31, 2017 – net loss of $8,069,402).

There is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the future to enable it to meet its obligations as they come due and consequently continue as a going concern. The Company will require additional financing this year to fund its operations and it is currently working on securing this funding through corporate collaborations, public or private equity offerings or debt financings. Sales of additional equity securities by the Company would result in the dilution of the interests of existing stockholders. There can be no assurance that financing will be available when required. In the event that the necessary additional financing is not obtained, the Company would reduce its discretionary overhead costs substantially or otherwise curtail operations.

The Company expects the forgoing, or a combination thereof, to meet the Company’s anticipated cash requirements for the next 12 months; however, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

F-25

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN – Continued

The consolidated financial statements do not include any adjustments related to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these consolidated financial statements.

2.	BASIS OF PRESENTATION AND CHANGE IN ACCOUNTING POLICY

a)	Basis of presentation

On or about August 7, 2018, holders of the common stock and exchangeable shares of the Company approved, through a majority shareholder vote, an amendment to the Company’s Amended and Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split of Bionik’s common stock and exchangeable shares at a ratio up to one-to-one hundred and fifty.

On October 29, 2018, the Company effected a reverse stock split and thereafter Bionik’s common stock began trading on the OTCQB market on a one-for-one hundred and fifty (1:150) split-adjusted basis. All owners of record on October 29, 2018 received one issued and outstanding share of Bionik common stock or exchangeable share in exchange for one hundred and fifty issued and outstanding shares of Bionik common stock or Bionik exchangeable stock. No fractional shares were issued in connection with the reverse stock split. All fractional shares created by the one-for-one hundred and fifty exchange were rounded up to the next whole share. The reverse stock split had no impact on the par value per share of Bionik common stock, which remains at $0.001. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements and the accompanying Notes have been restated to give retrospective presentation for the reverse stock split.

b)	Change in accounting policy

The FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities From Equity (Topic 480) Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments With Down Round Feature II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception, allows a financial instrument with a down-round feature to no longer automatically be classified as a liability solely based on the existence of the down-round provision. The update also means the instrument would not have to be accounted for as a derivative and be subject to an updated fair value measurement each reporting period.

On consideration of the above factors, the Company elected to early adopt ASU 2017-11 on July 1, 2017, the ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other organizations, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

The early adoption allows the Company to reduce the cost and complexity of updating the fair value measurement each reporting period and eliminate the unnecessary volatility in reported earnings created by the revaluation when the Company’s shares’ value changes.

The Company presented the change in accounting policy through the retrospective application of the new accounting principle to all prior periods, as described in ASU No. 250-10-45-5, Accounting Changes and Error Corrections. The following financial statement line items for the year ended March 31, 2017 were affected by the change in accounting principle.

Income Statement

		As of
	As originally	March 31, 2017	Effect
	reported	As adjusted	of change
Sales	$571,945	$571,945	$-
Cost of Sales	388,756	388,756	-
Total operating expenses	8,829,481	8,829,481	-
Total other expenses	(4,709,718)	(576,890)	(4,132,828)
Net income (loss) and comprehensive loss for the Period	(3,936,574)	(8,069,402)	(4,132,828)
Basic loss per share	(6.00)	(13.19)	(7.50)
Diluted loss per share	(6.00)	(13.19)	(7.50)

F-26

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

2.	BASIS OF PRESENTATION AND CHANGE IN ACCOUNTING POLICY – Continued

Balance sheet

As a result of the accounting policy change, the Company’s deficit as of April 1, 2017 increased from ($15,588,554), as originally reported under ASU No. 2016-01, to ($21,076,464) using ASU No. 2017-11.

	As originally reported	As at March 31, 2017 As adjusted	Effect of change
Balance Sheet
Current assets	$1,402,580	$1,402,580	$-
Capital assets	227,421	227,421	-
Intangible assets	27,338,899	27,338,899	-
Total assets	$28,968,900	$28,968,900	$-
Warrant derivative liability	959,600	-	(959,600)
Other current liabilities	4,818,205	4,818,250	45
Total liabilities	$5,777,805	$4,818,250	$(959,555)
Common stock	645	645	-
Additional paid in capital	38,736,855	45,184,320	6,447,465
Deficit	(15,588,554)	(21,076,464)	(5,487,910)
Accumulated other comprehensive income	42,149	42,149	-
Total shareholders’ equity	$23,191,095	$24,150,650	$959,555
Total liabilities and shareholders’ equity	$28,968,900	$28,968,900	$-

Statement of cash flows

	As originally reported	As at March 31, 2017 As adjusted	Effect of change
Net income (loss) for year	$(3,936,574)	$(8,069,402)	$(4,132,828)
Adjustment for items not affecting cash and changes in non-cash working capital items	(3,055,739)	1,077,089	4,132,828
Net cash (used in) operating activities	(6,992,313)	(6,992,313)	-
Net cash (used in) investing activities	(170,790)	(170,790)	-
Net cash provided by financing activities	2,324,996	2,324,996	-
Net (decrease) in cash and cash equivalents for the year	(4,838,107)	(4,838,107)	-
Cash and cash equivalents, beginning of year	5,381,757	5,381,757	-
Cash and cash equivalents, end of year	$543,650	$543,650	$-

F-27

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES

Newly Adopted and Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The updated standard will replace most existing revenue recognition guidance in U.S. GAAP. The new standard introduces a five-step process to be followed in determining the amount and timing of revenue recognition. It also provides guidance on accounting for costs incurred to obtain or fulfill contracts with customers, and establishes disclosure requirements which are more extensive than those required under existing U.S. GAAP. The FASB has issued numerous amendments to ASU 2014-09 from August 2015 through January 2018, which provide supplemental and clarifying guidance, as well as amend the effective date of the new standard. ASU 2014-09, as amended, is effective for the Company in the interim period ended June 30, 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company adopted the new standard using the modified retrospective transition method. Although the Company’s analysis of the impact of the new revenue recognition guidance is not fully complete, management do not currently believe that such guidance will materially impact the aggregate amount and timing of revenue recognition subsequent to adoption, nor a significant cumulative adjustment to the consolidated balance sheet as of April 1, 2018; however, the Company will provide enhanced revenue recognition disclosures as required by the new standard.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which require that deferred tax liabilities and assets be classified on our Consolidated Balance Sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for the fiscal year commencing after December 15, 2017. The Company does not anticipate that the adoption of ASU No. 2015-17 will have a material effect on the consolidated financial position or the consolidated results of operations.

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The updates make several modifications to Subtopic 825-10, including the elimination of the available-for-sale classification of equity investments, and it requires equity investments with readily determinable fair values to be measured at fair value with changes in fair value recognized in operations. The update is effective for fiscal years beginning after December 2017. The Company is still assessing the impact that the adoption of ASU 2016-01 will have on the consolidated financial position and the consolidated results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosure about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is still assessing the impact that the adoption of ASU 2016-02 will have on the consolidated financial position and the consolidated results of operations.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting”. Several aspects of the accounting for share-based payment award transaction are simplified, including (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company has adopted ASU-2016-09 during the year and it did not have material effect on the consolidated financial position and the consolidated results of operations.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This ASU provides eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the fiscal year commencing after December 15, 2017. The Company is still assessing the impact that the adoption of ASU 2016-15 will have on the consolidated statement of cash flows.

In January 2017, the FAS issued ASU 2017-01, “Business Combinations: Clarifying the definition of a Business” which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU2017-01 further states that when substantially all of the fair value of gross assets acquitted is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. ASU 2017-01 is effective for acquisitions commencing on or after June 30, 2019, with early adoption permitted. Adoption of this guidance will be applied prospectively on or after the effective date.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other” ASU 2017-04 simplifies the accounting for goodwill impairment by eliminating Step 2 of the current goodwill impairment test, which required a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which the reporting unit’s carrying value exceeds its fair value, limited to the carrying value of the goodwill. ASU 2017-04 is effective for financial statements issued for fiscal years, and interim periods beginning after December 15, 2019.

F-28

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES – Continued

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (ASU 2017-09). The FASB issued the update to provide clarity and reduce the cost and complexity when applying the guidance in Topic 718. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for the Company in the interim period ended June 30, 2018. The Company does not expect the impact of adopting ASU 2017-09 to be material on its consolidated financial statements and related disclosures.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is recorded at standard cost, which approximates actual cost, on the first-in first-out basis. Work in progress and finished goods consist of materials, labor and allocated overhead.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of an agreement with customer exists, products are shipped or title passes pursuant to the terms of the agreement, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and there are no significant future performance obligation. Deposits are carried as liabilities until the requirements for revenue recognition are met.

Warranty Reserve and Deferred Warranty Revenue

The Company provides a one-year warranty as part of its normal sales offering. When products are sold, the Company provides warranty reserves, which, based on the historical experience of the Company are sufficient to cover warranty claims. Accrued warranty reserves are included in accrued liabilities on the consolidated balance sheets and amounted to $64,957 at March 31, 2018 (March 31, 2017 - $64,957). The Company also sells extended warranties for additional periods beyond the standard warranty. Extended warranty revenue is deferred and recognized as revenue over the extended warranty period. The Company recognized $Nil of expenses related to warranty expenses incurred and recorded this expense in cost of goods sold for the year ended March 31, 2018 (March 31, 2017 - $Nil).

Foreign Currency Translation

On April 1, 2015, Bionik Canada and Bionik Acquisition Inc. changed its functional currency from the Canadian Dollar to the U.S. Dollar. This reflects the fact that the majority of the Company’s business is influenced by an economic environment denominated in U.S. currency as well the Company anticipates revenues to be earned in U.S. dollars. The change in accounting treatment was applied prospectively. The functional currency is separately determined for the Company, and each of its subsidiaries, and is used to measure the financial position and operating results. The functional currency of the Company and its wholly owned subsidiaries is the U.S. dollar. Transactions denominated in a currency other than the functional currency are recorded on initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange differences are recognized in profit or loss. Non- monetary assets and liabilities measured at cost are translated at the exchange rate at the date of the transaction.

Equipment

Equipment is recorded at cost. Depreciation is computed using the declining balance method, over the estimated useful lives of these assets. The costs of improvements that extend the life of equipment are capitalized. All ordinary repair and maintenance costs are expensed as incurred. Equipment is depreciated as follows:

Computer & Electronics	50% per annum
Furniture and Fixtures	20% per annum
Demonstration Equipment	50% per annum
Manufacturing Equipment	20% per annum
Tools and Parts	20% per annum

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates based on management’s best knowledge of current events and actions of the Company may undertake in the future. Significant areas requiring the use of estimates relate to the valuation of inventory, revenue recognition, the useful life of equipment and intangible assets, impairment of goodwill and intangible assets, inputs to the fair value of shares to be issued, stock options and warrants. Actual results could differ from these estimates.

F-29

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Fair Value of Financial Instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs, which are as observable as possible, and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities, due from related parties, demand loans, convertible loans and promissory note payable approximate fair value because of the short period of time between the origination of such instruments, their expected realization and their current market rates of interest. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

The Company has recognized shares to be issued, stock options and warrants, for which it did not as of March 31, 2018 have sufficient authorized share capital to issue, as a liability that is measured at fair value based on Level 1 inputs, for the component related to shares to be issued, and Level 3 inputs for the measurement of the stock options and warrants using a valuation model, as disclosed in Notes 11 & 12.

The Company’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in the circumstances that caused the transfer. There were no such transfers during the year.

Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s consolidated financial statements. Operating segment are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Approximately 99% of the Company’s assets are US-based and all sales for the years ended March 31, 2018 and 2017 were made by the Company’s US subsidiary, Bionik, Inc. In addition, all of the Company’s technology and other assets and goodwill are connected to the acquisition by the Company in April 2016 of Bionik, Inc. Equipment connected to Bionik Inc. amounts to $120,910 and $39,051 is connected to equipment at the Company’s Canadian subsidiary Bionik Laboratories Inc.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original terms to maturity of 90 days or less at the date of purchase. For all periods presented cash and cash equivalents consisted entirely of cash.

Research and Development

The Company is engaged in research and development work. Research and development costs are charged as operating expense of the Company as incurred.

Income Taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of related assets and liabilities in the period in which such events occur. Such adjustment may have a material impact on the Company’s income tax provision and results of operations.

F-30

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Basic and Diluted Loss Per Share

Basic and diluted loss per share has been determined by dividing the net loss available to shareholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. The diluted weighted average number of shares outstanding is calculated as if all dilutive options had been exercised or vested at the later of the beginning of the reporting period or date of grant, using the treasury stock method.

Loss per common share is computed by dividing the net loss by the weighted average number of shares of common shares outstanding during the period. Common share equivalents, options and warrants are excluded from the computation of diluted loss per share when their effect is anti-dilutive.

Impairment of Long-Lived Assets

The Company follows the ASC Topic 360, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss represented by the difference between its fair value and carrying value, is recognized. When properties are classified as held for sale they are recorded at the lower of the carrying amount or the expected sales price less costs to sell.

Goodwill and Indefinite Lived Intangible Assets

The Company records goodwill when the purchase price of an acquisition exceeds the fair value of the net tangible and identified intangible assets acquired. Goodwill and indefinite lived intangible assets, consisting of the trademarks acquired (Note 4), are assessed for impairment annually, or more frequently if indicators of potential impairment exist, which includes evaluating qualitative and quantitative factors to assess the likelihood of an impairment of goodwill or indefinite lived intangible assets. The Company performs impairment tests using a fair value approach when necessary. None of the Company’s goodwill or indefinite lived intangibles was impaired as of March 31, 2018. Accordingly, no impairment loss has been recognized in the year ended March 31, 2018.

4.	ACQUISITION

On April 21, 2016, the Company acquired 100% of the common and preferred shares of IMT, through a transaction where Bionik Mergerco merged with and into IMT, with IMT surviving the merger as a wholly owned subsidiary of Bionik. Bionik issued an aggregate of 157,667 shares of Company Common Stock in exchange for all shares of IMT Common Stock and IMT Preferred Stock outstanding immediately prior to April 21, 2016. All shares have been issued at March 31, 2017.

Bionik also assumed each of the 3,895,000 options to acquire IMT Common Stock granted under IMT’s equity incentive plan or otherwise issued by IMT. These options were exchanged for purchase of an aggregate of 20,000 options of Company Common Stock, of which 6,667 options have an exercise price of $37.50 per share, 6,667 options have an exercise price of $142.50 per share and 6,666 options have an exercise price of $157.50 per share. Stock compensation expense on vested options of $2,582,890 was recorded on the options exchanged and this amount is included in the acquisition equation.

As a result of the acquisition of IMT, the Company acquired assets including three licensed patents, two license agreements, three FDA listed products, a FDA inspected manufacturing facility, extensive clinical and sales data, and international distributors. The Company retained an independent valuator to determine the purchase price allocation, which reflects the allocation of assets and goodwill.

F-31

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

4.	ACQUISITION – Continued

The following sets forth the purchase price allocation based on management’s best estimates of fair value, including a summary of major classes of consideration transferred and the recognized amounts of assets acquired and liabilities assumed at the acquisition date.

As
at April 21,
2016
$
Fair value of 23,650,000 shares of common stock (a)	23,177,000
Fair value of vested stock options (b)	2,582,890
Allocation of purchase price:	25,759,890
Cash and cash equivalents	266,635
Accounts receivable	6,490
Inventories	188,879
Prepaid expenses and other current assets	16,839
Equipment	59,749
Liabilities assumed:
Accounts payable	(241,299)
Accrued liabilities	(361,029)
Customer deposits	(86,487)
Demand notes payable	(324,894)
Promissory notes payable	(217,808)
Bionik advance (d)	(1,436,164)
Net assets acquired	(2,129,089)
Patents and exclusive License Agreement	1,306,031
Trademark	2,505,907
Customer relationships	1,431,680
Non compete agreement	61,366
Assembled Workforce	275,720
Goodwill	22,308,275
25,759,890

(a)	The fair value of common stock was based on $147.00 per share, which was the closing market price of the Company’s common stock on April 21, 2016.

(b)	The fair value of the vested stock options was determined using the Black Scholes option pricing model with the following key assumptions: a risk free rate of 1.59%, dividend and forfeiture rates of 0% and expected volatility of 114% which is consistent with the Company’s assumptions (Note 11).

(c)	Pro forma information has not been presented for IMT as these operations have been consolidated for all days in the year ended March 31, 2017 except 20 days from April 20, 2016. These 20 days are not considered material.

(d)	Included in the net assets acquired was a loan issued to IMT in the amount of $300,000 under normal commercial terms. The loan carried an interest rate of 6% and were secured by all the assets of IMT subject to a $200,000 subordination to a third party financial services company, which was released in April 2016.

(e)	The schedule below reflects the intangible assets acquired in the IMT acquisition and the assets amortization period and expense for the year ended March 31, 2018:

Intangible assets acquired	Amortization period (years)	Value acquired	Expense March 31, 2017	Value at March 31, 2017	Expense March 31, 2018	Value at March 31, 2018
		$	$	$	$	$
Patents and exclusive Licence Agreement	9.74 years	1,306,031	126,375	1,179,656	134,126	1,045,530
Trademark	Indefinite	2,505,907	-	2,505,907	-	2,505,907
Customer relationships	10	1,431,680	134,931	1,296,749	143,206	1,153,543
Non compete agreement	2	61,366	28,918	32,448	30,709	1,739
Assembled workforce	1	275,720	259,856	15,864	15,864	-
		5,580,704	550,080	5,030,624	323,905	4,706,719

F-32

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

5.	PREPAID EXPENSES AND OTHER RECEIVABLES

	March 31, 2018	March 31, 2017
	$	$
Prepaid expenses and other receivables	86,957	68,484
Prepaid inventory	301,104	-
Prepaid insurance	36,497	136,896
Sales taxes receivable (i)	9,097	22,667
	433,655	228,047

i)	Sales tax receivable represents net harmonized sales taxes (HST) input tax credits receivable from the Government of Canada.

6.	INVENTORY

	March 31, 2018	March 31, 2017
	$	$
Raw Materials	237,443	119,985
Work in Progress	-	108,264
	237,443	228,249

For the year ended March 31, 2018, $38,860 (March 31, 2017 - $43,009) of inventory has been written off to Cost of Sales as it is not expected to be used as a result of an introduction of new versions of existing InMotion products. In addition, for the year ended March 31, 2017, $124,416 was written off as a result of physical inventory counts.

7.	EQUIPMENT

Equipment consisted of the following as at March 31, 2018 and March 31, 2017:

	March 31, 2018			March 31, 2017
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
	$	$	$	$	$	$
Computers and electronics	256,505	223,750	32,755	250,538	204,258	46,280
Furniture and fixtures	36,795	28,051	8,744	36,795	26,096	10,699
Demonstration equipment	200,186	105,441	94,745	184,586	44,420	140,166
Manufacturing equipment	88,742	85,668	3,074	88,742	84,982	3,760
Tools and parts	11,422	5,741	5,681	11,422	4,472	6,950
Assets under capital lease	23,019	8,057	14,962	23,019	3,453	19,566
Balance	616,669	456,708	159,961	595,102	367,681	227,421

Equipment is recorded at cost less accumulated depreciation. Depreciation expense during the year ended March 31, 2018 was $89,026 (March 31, 2017 - $79,868).

F-33

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

8.	NOTES PAYABLE

(a)	Demand Notes payable Notes Payable

The Company repaid on December 31, 2017, all outstanding demand notes payable (“Notes”) except Notes in the aggregate principal amount of $50,000, which was deferred to June 30, 2018 acquired from IMT on April 21, 2016.

Balance, March 31, 2016	$-
Acquisition of IMT (Note 4)	324,894
Accrued interest	5,706
Balance, March 31, 2017	330,600
Accrued interest	8,497
Repayment of principal	(208,359)
Repayment of interest	(79,259)
Balance, March 31, 2018	$51,479

Interest expense incurred on the Notes totaled $8,497 for the year ended March 31, 2018 (March 31, 2017 - $5,706), which are included in accrued liabilities.

(b)	Promissory Notes payable

In February 2014, the Company borrowed $200,000 from an existing investor under the terms of a secured promissory note (“Promissory Note”). The Promissory Note bears interest at a simple interest rate equal to 10% per annum and interest is payable quarterly. Interest expenses incurred on the Promissory Note totaled $12,957 for the twelve months ended March 31, 2018 (March 31, 2017 - $18,740). The Promissory Note was paid in full during the quarter ended March 31, 2018

Balance, March 31, 2016	$-
Acquisition of IMT	217,808
Accrued Interest	18,740
Balance, March 31, 2017	236,548
Accrued interest	12,957
Repayment of principal	(200,000)
Repayment of interest	(49,505)
Balance, March 31, 2018	$-

(c)	Short term Loan

In December 2017, a company controlled by a Board member made a short-term loan to the Company of $400,000 with interest at 1.5% per month. Interest expenses incurred on the loan totaled $3,200 for the year ended March 31, 2018 (March 31, 2017 - $Nil). The Company repaid this loan with interest of $3,200 in January 2018.

(d)	Convertible Loans Payable

In December 2016, several shareholders of the Company agreed to advance the Company $1,500,000 of convertible notes in three tranches: $500,000 upon origination of the convertible loans and $500,000 on each of January 15, 2017 and February 15, 2017. A further $500,000 was advanced in March 2017 to bring the total of these convertible loans to approximately $2,000,000. The convertible loans bore interest at 6% until the original due date of March 31, 2017 and $17,488 was accrued and expensed as interest on these loans for the year ended March 31, 2017.

The convertible loans contain the following terms: convertible at the option of the holder at the price of the equity financing or payable on demand upon the completion of an equity financing greater than $5,000,000; automatically convertible at the price of the equity financing upon completion of an equity financing between $3,500,000 and $5,000,000; if no such equity financing is completed by November 15, 2017, then the loans shall become secured by a general security agreement over all assets of the Company; and, upon a change in control would either be payable on demand or convertible at the lesser of a price per share equal to that received by the parties in the change in control transaction or the market price of the shares. These conversion features were analyzed and determined to be contingent conversion features, accordingly, until the triggering event no beneficial conversion feature is recognized.

F-34

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

8.	NOTES PAYABLE – Continued

On August 14, 2017, the Company entered into an amendment to these convertible loans, whereby the interest was changed to a fixed rate of 12% per year from April 1, 2017 to August 14, 2017, and 3% per month from August 14, 2017 to maturity, which was extended to the earlier of March 31, 2018 or consummation of a qualified financing. The conversion feature was modified to contain the following terms: upon the consummation of an equity or equity-linked round of with an aggregate gross proceeds of $7,000,000, without any action on part of the Holder, the outstanding principal, accrued and unpaid interest and premium amount equal to 25% of the principal amount less the accrued and unpaid interest, will be converted into shares of new round stock based upon the lesser of (a) the lowest issuance (or conversion) price of new round stock in case there is more than one tranche of new round stock or (b) $0.25.

Further, the Company issued warrants to these debt holders amounting to 20% of the aggregate principal of the convertible loans divided by the exercise price, which would be determined as the lowest of a new round stock in a qualified financing, the average volume weighted average price for the sixty trading days prior to January 31, 2018 or $0.25 per share. The warrants have a term of five years. These amendments were treated as an extinguishment of the original debt; however, there was no gain or loss recognized and the new and amended debts were recognized as shown below.

An additional $2,999,975 was received from these shareholders during the year ended March 31, 2018 for a total of $4,999,975. For the year ended March 31, 2018, an additional $1,037,067 of interest was accrued and expensed on these convertible loans.

The Company has recognized a discount against the convertible loans for the relative fair value of the warrants and is accreting the discount using the effective interest rate method. The assumptions used in valuing the warrants using the binomial valuation model were as follows: exercise price of $0.25 per share, volatility of 114%, risk-free interest rate of 1.91% and a term of five years. The Company evaluated the fair value of the warrants attached to the convertible notes as $548,178 and recorded $548,178 of accretion expense in the twelve months period ended March 31, 2018.

Balance, March 31, 2016	$-
Additional principal investment	2,000,000
Accrued Interest	17,488
Balance, March 31, 2017	2,017,488
Additional principal investment	2,999,975
Fair value of warrants	(548,178)
Accretion expense	548,178
Accrued Interest	1,037,067
Conversion of principal and interest	(6,054,530)
Balance, March 31, 2018	$-

(e) In May 2017, the Company’s Chinese joint venture partners loaned the Company $500,000 at an interest rate of 8% convertible into the Company’s common shares upon a capital raise (“Qualified Financing”) where gross proceeds exceed $3,000,000 at the lesser of $0.50 per share and the quotient of the outstanding balance on the conversion date by the price of the Qualified Financing. Additionally, the holders are entitled to warrants equaling 25% of the number of conversion shares to be issued at conversion. During the twelve months ended March 31, 2018, $33,556 of interest was accrued and expensed on these convertible loans.

Balance, March 31, 2017	$-
Additional principal investment	500,000
Accrued Interest	33,556
Conversion of principal and interest	(533,556)
Balance, March 31, 2018	$-

(f) In December 2017, investors of the Company advanced funds under a new convertible loan offering. These convertible loans bear interest at a fixed rate of 3% per month until the earlier of (a) January 31, 2018 and (b) the consummation of a qualified financing defined as gross proceeds of no less than $7,000,000 and up to $14,000,000 raised in one or more tranches. On the maturity date, without any action on the part of the Holder, the outstanding principal and accrued and unpaid interest under the notes will be converted into shares of new round stock based upon a 15% discount to the lesser of (i) (A) the VWAP average of the last 30 days ending on the closing of the qualified financing (or, in the event of multiple closings, the lowest VWAP average of the last 30 days ending on each closing of a qualified financing) in the event of a maturity date referred to in clause (b) of the definition thereof, or (B) the VWAP average of the last 30 days before the maturity date in the event of a maturity date referred to in clause (a) of the definition thereof, and (ii) $0.18. In January 2018, the terms of the new convertible loan offering were amended to extend the maturity date until March 31, 2018 and in March 2018 the terms of the loans were amended to change the definition of qualified financing as gross proceeds of no less than $2,000,000 and up to $14,000,000 raised in one or more tranches.

F-35

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

8.	NOTES PAYABLE – Continued

Convertible Loans Payable – Continued

$3,611,400 was received from these investors during the twelve months ended March 31, 2018 and $201,928 of interest was accrued and expensed on these convertible loans for the twelve months ended March 31, 2018.

Balance, March 31, 2017	-
Additional principal investment	3,611,400
Accrued Interest	201,928
Conversion of principal and interest	(3,813,328)
Balance, March 31, 2018	$-

(g)	Conversion of Notes Payable

	March 31, 2018
				Total	Beneficial	Number of
				Conversion	Conversion	Shares
	Principal	Interest	Premium	Amount	Feature	Converted
Convertible Notes Payable (December 2016 to December 2017)	$4,999,975	$1,054,555	$1,249,994	$7,304,523	$762,301	779,461
Chinese Convertible Loan	$500,000	$33,556	-	$533,556	$76,230	62,629
Convertible Notes Payable (December 2017 to March 2018)	$3,611,400	$201,928	-	$3,813,328	$550,598	406,918
Total	$9,111,375	$1,290,039	$1,249,994	$11,651,407	$1,389,129	1,249,008

9.	RELATED PARTY TRANSACTIONS AND BALANCES

Due from related parties

An outstanding loan to the Chief Operating Officer (“COO”) of the Company is for $18,897 (March 31, 2017 - $18,731). The loan has an interest rate of 1% based on the Canada Revenue Agency’s prescribed rate for such advances and is denominated in Canadian dollars. During the year ended March 31, 2018, the Company accrued interest receivable in the amount of $590 (March 31, 2017 - $707); the remaining fluctuation in the balance from the prior year is due to changes in foreign exchange.

Accounts payable and accrued liabilities

(a)	As at March 31, 2018, $208,567 (March 31, 2017 - $Nil) was owing to the CEO of the Company; $135,039 (March 31, 2017 – $Nil to the former CTO) was owing to the Chief Technology Officer; and, $600 (March 31, 2017 – $97,500) was owing to the Chief Commercialization Officer, $116,624 (March 31, 2017 $Nil) was owing to the Chief Financial Officer (“CFO”), and $587,019 (March 31, 2017 – $4,135) was owing to the former CEO, all related to severance, bonuses and business expenses, all of which are included in accounts payable or accrued liabilities. Bonus amounts were paid in May 2018.

(b)	In connection with the acquisition of IMT, the Company acquired a license agreement dated June 8, 2009, with a former director as a co- licenser, pursuant to which the Company pays the director and the co-licenser an aggregate royalty of 1% of sales based on patent #8,613,691. No sales have been made, as the technology under this patent has not been commercialized.

(c)	As at the effective date of the merger pursuant to the Merger Agreement, a former director received an aggregate of 34,603 shares of the Company in return for his ownership of IMT securities, in addition to his IMT options which were as of the effective date of the merger exercisable for an aggregate of 2,402 shares of common stock of the Company.

F-36

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

10.	SHARE CAPITAL

	March 31, 2018		March 31, 2017
	Number of shares	$	Number of shares	$
Exchangeable Shares:
Balance beginning of year	319,396	319	333,334	333
Converted into common shares (e)	(24,250)	(24)	(13,938)	(14)
Balance at end of year	295,146	295	319,396	319
Common Shares
Balance at beginning of the year	325,901	326	150,608	150
Shares issued on acquisition (Note 4)	-	-	157,667	157
Shares issued to exchangeable shareholders (e)	24,250	24	13,938	14
Shares issued for services (d)	-	-	1,447	2
Shares issued on conversion of loans (b)	985,370	986	-	-
Options exercised (Note 11)	-	-	734	1
Warrants exercised (a)	33,335	33	1,165	1
Cashless exercise of warrants (c)	-	-	342	1
Balance at end of the year	1,368,856	1,369	325,901	326
TOTAL SHARES	1,664,002	1,664	645,297	645

(a)	During the year ended March 31, 2018, the Company consummated an offer to amend and exercise to its warrant holders, enabling them to exercise their outstanding warrants for $37.50 per share, and as a result, 33,335 common shares were issued for net proceeds of $1,125,038 (Note 12).

(b)	During the year ended March 31, 2018, the Company converted $9,171,604 of notes payable and interest into 985,370 common shares. Under the terms of this conversion the remaining $1,220,629 of principal and interest was required to be converted into 263,639 common shares, but were unable to be issued as a result of the Company not having enough authorized shares. The $2,470,622 value of these shares at March 31, 2018 has been classified as a liability until the common shares can be issued. In addition, there was a $376,674 loss recorded in the year connected to the difference of the $2,847,296 market value of the shares at March 31, 2018 and the value of these shares which resulted on the conversion of notes payable, the exercise price of which was based on a 30 day VWAP.

(c)	During the year ended March 31, 2017, 342 common shares were issued as a result of a cashless exercise of 1,747 warrants with an exercise price of $120.00. Under the terms of the warrant agreement the value of the warrants on exercise is attributed to the shares on exercise and the Company has recognized a value of $43,562.

(d)	The Company issued 1,447 common shares during the year ended March 31, 2017 for consulting services and recognized $59,500 of share compensation expense.

(e)	During the year ended March 31, 2018, 24,250 exchangeable shares were exchanged for common shares on a 1 for 1 basis in accordance with their terms. (March 31, 2017 –13,938 shares)

(f)	On October 29, 2018, the Company completed a one-for-one hundred and fifty to one (1:150) reverse stock consolidation.

Special Voting Preferred Share

In connection with the Merger (Note 1), on February 26, 2015, the Company entered into a voting and exchange trust agreement (the “Trust Agreement”). Pursuant to the Trust Agreement, the Company issued one Special Voting Preferred Share to the Trustee, and the parties created a trust for the Trustee to hold the Special Voting Preferred Share for the benefit of the holders of the Exchangeable Shares (the “Beneficiaries”). Pursuant to the Trust Agreement, the Beneficiaries will have voting rights in the Company equivalent to what they would have had, had they received shares of common stock in the same amount as the Exchangeable Shares held by the Beneficiaries.

In connection with the Merger and the Trust Agreement, effective February 20, 2015, the Company filed a certificate of designation of the Special Voting Preferred Share (the “Special Voting Certificate of Designation”) with the Delaware Secretary of State. Pursuant to the Special Voting Certificate of Designation, one share of the Company’s blank check preferred stock was designated as Special Voting Preferred Share. The Special Voting Preferred Share entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares outstanding on a one-for-one basis during the term of the Trust Agreement.

The Special Voting Preferred Share is not entitled to receive any dividends or to receive any assets of the Company upon liquidation, and is not convertible into shares of common stock of the Company.

The voting rights of the Special Voting Preferred Share will terminate pursuant to and in accordance with the Trust Agreement. The Special Voting Preferred Share will be automatically cancelled.

F-37

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

11.	STOCK OPTIONS

The purpose of the Company’s equity incentive plan, is to attract, retain and motivate persons of training, experience and leadership to the Company, including their directors, officers and employees, and to advance the interests of the Company by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Company.

Options or other securities may be granted in respect of authorized and unissued shares, provided that the aggregate number of shares reserved for issuance upon the exercise of all options or other securities granted under the Plan shall not exceed 15% of the shares of common stock and Exchangeable Shares issued and outstanding (determined as of January 1 of each year). Optioned shares in respect of which options are not exercised shall be available for subsequent options.

On November 24, 2015, the Company issued 4,334 options granted to employees that vest over three years at the anniversary date. The grant date fair value of the options was $694,384. During the year ended March 31, 2016, 1,667 options were cancelled and stock compensation expense of $62,317 was recognized. During the year ended March 31, 2018, $142,438, (March 31, 2017 -$142,438) in stock compensation expense was recognized.

On December 14, 2015, the Company issued 16,634 options granted to employees, directors and consultants that vest over three years at the anniversary date. The grant date fair value of the options was $1,260,437. During the year ended March 31, 2016, 167 options were cancelled and for the year ended March 31, 2017, 267 options were cancelled and for the year ended March 31, 2018, 2,912 options were cancelled, and the year ended March 31, 2018, $479,315, (March 31, 2017 - $407,208) of stock compensation expense was recognized.

On April 21, 2016, the Company issued 20,000 stock options to employees of Bionik, Inc., the Company’s wholly-owned subsidiary (formerly IMT) in exchange for 3,895,000 options that existed before the Company purchased IMT, of which 6,667 have an exercise price of $37.50 per share, 6,667 have an exercise price of $142.50 per share and 6.666 have an exercise price of $157.50 per share. The grant date fair value of vested options was $2,582,890 and has been recorded as part of the acquisition equation (Note 4). For options that have not yet vested $29,524, (March 31, 2017 -$102,989) has been recognized as stock compensation expense.

On April 26, 2016, the Company issued 1,667 options to an employee with an exercise price of $150.00 per share that will vest over three years at the anniversary date. The grant fair value was $213,750. During the year ended March 31, 2018, $71,250, (March 31, 2017 - $66,104) was recognized as stock compensation expense.

On August 8, 2016, the Company issued 5,000 options to an employee with an exercise price of $150.00 per share that will vest over three years at the anniversary date. The grant fair value was $652,068. During the year ended March 31, 2018, $217,356, (March 31, 2017 -$140,230) of stock compensation expense was recognized.

On February 6, 2017, the Company issued 2,667 options to an employee with an exercise price of $105.00 per share that will vest over three years at the anniversary date. The grant fair value was $245,200. During the year ended March 31, 2018, $81,733, (March 31, 2017 - $12,163) of stock compensation expense was recognized.

On February 13, 2017, the Company issued 1,667 options to a consultant with an exercise price of $102.00 per share that will vest over one and one- half years, every six months. The grant fair value was $148,750. During the year ended March 31, 2018, $49,583, (March 31, 2017 -$6,345) of stock compensation expense was recognized.

On August 3, 2017, 10,000 options at $31.50 per share to an executive officer, which vest equally over three future years. In addition, this executive officer was also granted up to 3,334 additional performance options based on meeting sales targets for the years ending March 31, 2018 and 2019. The performance options will vest at market price if the performance objectives are met. This grant had a grant date fair value of $387,209 and a share compensation expense of $60,371 was recognized for the year ended March 31, 2018. These options were valued using the Black-Scholes model and the following inputs: expected life of 7 years, expected volatility 114% and a risk-free rate of 1.73%.

On September 1, 2017, the Company granted 81,436 options at $24.15 per share equally to an executive officer and a consultant. 13,573 options have vested and 50% of the remaining options vest on performance being met and 50% vest annually over 5 years. The grant date fair value was $1,832,304 and $381,730 is the current expense for the year ended March 31, 2018. These options were valued using the Black-Scholes model and the following inputs: expected life of 10 years, expected volatility 114% and a risk-free rate of 1.91%.

F-38

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

11.	STOCK OPTIONS – Continued

On January 24, 2018, the Company granted 24,267 options at $23.25 per share to employees that vest equally on January 24, 2019, 2020 and 2021. The grant fair value was $491,036 and $27,280 is the current stock compensation expense for the year ended March 31, 2018. These options were valued using the Black-Scholes model and the following inputs: expected life of 10 years, expected volatility 114% and a risk- free rate of 1.91%.

During the year ended March 31, 2018, the Company recorded $1,540,580 in share-based compensation related to the vesting of stock options (March 31, 2017 - $844,162).

The following is a summary of stock options outstanding and exercisable as of March 31, 2018:

These options at their respective grant dates were valued using the Black-Scholes option pricing model with the following key assumptions:

	Expected life	Risk free	Dividend	Forfeiture	Expected	Grant date
Grant date	in years	rate	rate	rate	volatility	fair value
February 17, 2015	3.89	1.59%	0%	0%	114%	$136,613
July 1, 2014	3.25	1.59%	0%	0%	114%	$1,259,487
June 20, 2014	3.22	1.59%	0%	0%	114%	$118,957
April 1, 2014	3.01	1.59%	0%	0%	114%	$230,930
November 24, 2015	4.65	1.59%	0%	0%	114%	$694,384
December 14, 2015	4.71	1.59%	0%	0%	114%	$1,260,437
April 21, 2016	6.11	1.59%	0%	0%	114%	$2,582,890
April 26, 2016	5.07	1.59%	0%	0%	114%	$213,750
August 8, 2016	5.36	1.59%	0%	0%	114%	$652,068
February 6, 2017	5.86	1.59%	0%	0%	114%	$245,200
February 13, 2017	5.88	1.59%	0%	0%	114%	$148,750
August 3, 2017	6.35	1.59%	0%	0%	114%	$387,209
September 1, 2017	9.43	1.59%	0%	0%	114%	1,832,304
January 24, 2018	6.82	1.59%	0%	0%	114%	$491,036

		Weighted-Average
	Number of Options	Exercise Price ($)
Outstanding, March 31, 2017	66,024	88.50
Issued	119,036	23.25
Exercised	-	-
Expired	-	-
Cancelled	(14,385)	97.50
Outstanding, March 31, 2018	170,675	75.00

F-39

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

11.	STOCK OPTIONS – Continued

The following is a summary of stock options outstanding and exercisable as of March 31, 2018:

Exercise Price ($)	Number of Options	Expiry Date	Exercisable Options
24.75	1,762	April 1, 2021	1,762
34.50	651	June 20, 2021	651
34.50	13,212	July 1, 2021	13,212
34.50	944	February 17, 2022	944
183.00	2,667	November 24, 2022	1,778
150.00	13,289	December 14, 2022	11,178
142.50	747	March 28, 2023	747
157.50	2,887	March 28, 2023	2,887
150.00	1,667	April 26, 2023	556
150.00	5,000	August 8, 2023	1,667
105.00	2,667	February 6, 2024	889
102.00	1,667	February 13, 2024	1,111
142.50	211	March 3, 2024	211
157.50	816	March 3, 2024	816
142.50	43	March 14, 2024	43
157.50	164	March 14, 2024	164
142.50	485	September 30, 2024	485
157.50	1,876	September 30, 2024	1,876
142.50	23	June 2, 2025	23
157.50	90	June 2, 2025	90
37.50	442	December 30, 2025	442
142.50	328	December 30, 2025	182
31.50	13,334	August 3, 2024	-
24.15	81,436	September 1, 2027	13,573
23.25	24,267	January 24, 2025	-
	170,675		55,287

The weighted-average remaining contractual term of the outstanding options is 7.46 (March 31, 2017 – 5.12) and for the options that are exercisable the weighted average is 5.74 (March 31, 2017 – 6.02).

Reclassification of Fair Value

As the Company does not have sufficient authorized shares of common stock to cover its options issued, a valuation of these options was done at March 31, 2018 and the resulting liability of $1,451,393 has been recorded in the consolidated balance sheet as shares to be issued, stock options and warrants.

Grant Date	Expected Life	Risk Free rate	Dividend rate	Forfeiture Rate	Expected Volatility	Remeasured Fair Value
February 17, 2015	3.89	1.59%	0%	0%	135%	$7,122
July 1, 2014	3.25	1.59%	0%	0%	135%	$90,472
June 20, 2014	3.22	1.59%	0%	0%	135%	$4,428
April 1, 2014	3.01	1.59%	0%	0%	135%	$12,437
November 24, 2015	4.65	1.59%	0%	0%	135%	$16,327
December 14, 2015	4.71	1.59%	0%	0%	135%	$85,833
April 21, 2016	6.39	1.59%	0%	0%	118%	$53,853
April 26, 2016	5.07	1.59%	0%	0%	114%	$11,430
August 8, 2016	5.36	1.59%	0%	0%	114%	$35,722
February 6, 2017	5.86	1.59%	0%	0%	114%	$16,969
February 13, 2017	5.88	1.59%	0%	0%	114%	$10,703
August 3, 2017	6.35	1.59%	0%	0%	114%	$109,970
September 1, 2017	9.43	1.59%	0%	0%	114%	$782,966
January 24, 2018	6.82	1.59%	0%	0%	114%	$213,161
						1,451,393

F-40

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

12.	WARRANTS

The following is a continuity schedule of the Company’s common share purchase warrants :

		Weighted-Average
	Number of Warrants	Exercise Price ($)
Outstanding and exercisable, March 31, 2015	72,157	202.50
Issued	48,171	202.50
Exercised	(992)	(120.00)
Outstanding and exercisable, March 31, 2016	119,336	202.50
Exercised	(1,747)	(120.00)
Outstanding and exercisable, March 31, 2017	117,589	202.50
Exercised	(33,335)	(37.50)
Issued in connection with anti-dilution provision connected warrant transaction	559	112.35
Issued in connection with anti-dilution provision connected warrant transaction	6,275	194.00
Issued in connection to the warrant transaction to the broker	2,667	37.50
Issued in connection with conversion of loans and interest into common shares	106,709	9.375
Issued in connection with conversion of loans and interest into common shares	15,658	90.00
Issued in connection with anti-dilution provision connected with issuance of common shares	136,388	73.02
Issued in connection with anti-dilution provision connected with issuance of common shares	13,464	44.28
Outstanding and exercisable, March 31, 2018	365,974	$53.19

During the year ended March 31, 2018, the Company consummated an offer to amend and exercise its then outstanding warrants, enabling the holders of the warrants to exercise such warrants for $37.50 per share. The Company received net proceeds of $1,125,038. The Company also converted loans and interest due.

Due to an anti-dilution clause in the warrant agreements for such outstanding warrants an additional 559 warrants were issued to the $120.00 per share warrant holders and 6,275 warrants were issued to the $210.00 per share warrant holders. Furthermore, as a result of the anti-dilution clause, the exercise price of the warrants changed from $120.00 per share to $112.35 per share and from $210.00 per share to $194.00 per share as a result of this warrant transaction.

Due to an anti-dilution clause in the warrant agreements for such outstanding warrants an additional 13,464 warrants were issued to the $112.50 per share warrant holders and 136,388 warrants were issued to the $194.00 per share warrant holders. Furthermore, as a result of the anti-dilution clause, the exercise price of the warrants changed from $112.35 per share to $44.28 per share and from $194.00 per share to $73.02 per share as a result of loan and interest conversion transaction for shares that have been issued and shares that will be issued.

The Company measured the effects of the two above transactions, which triggered anti-dilution clause using the binomial tree model and recorded a loss of $74,086 against deficit.

The Company issued 2,667 warrants exercisable at $37.50 per share for four years expiring June 27, 2020 to the firm who facilitated the warrant offer.

The Company issued 15,658 warrants at $90.00 per share which expire in 5 years on March 31, 2023 and 106,709 warrants at $9.375 per share which also expire March 31, 2023 in connection with the loan and interest conversion transaction.

During the year ended March 31, 2017, a warrant holder exercised 1,747 warrants on a cashless basis based on the terms of the warrant agreement and received 342 shares of common stock.

F-41

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

12.	WARRANTS – Continued

Common share purchase warrants

The following is a summary of common share purchase warrants outstanding after the warrant offer to amend and exercise the additional warrant issue and the re-pricing of the warrants as of March 31, 2018.

Exercise Price ($)	Number of Warrants	Expiry Date
90.00	15,658	March 31, 2023
73.02	104,019	February 26, 2019
73.02	21,768	March 27, 2019
73.02	5,813	March 31, 2019
73.02	45,061	April 21, 2019
73.02	21,274	May 27, 2019
73.02	20,782	June 30, 2019
44.28	22,223	February 26, 2019
37.50	2,667	June 27, 2020
9.375	64,025	August 14, 2022
9.375	42,684	March 31, 2022
	365,974

The weighted-average remaining contractual term of the outstanding warrants was 2.27 (March 31, 2017 – 1.77).

The exercise price and number of underlying shares with respect to the $73.02 per share and $44.28 per share warrants are expected to be further adjusted pursuant to the anti-dilution provisions therein, as a result of any further issuance of common shares.

The Company was committed to issue to these third party previous lenders warrants exercisable into 2,331 Exchangeable Shares at an exercise price of $34.50 per share for a period ending March 21, 2017. During the year ended December 31, 2015, the Company issued these warrants.

Reclassification of Fair Value

As the Company does not have sufficient authorized shares of common stock to cover its warrants issued; a valuation of these warrants was done at March 31, 2018 and the resulting liability of $1,394,164 has been recorded in the consolidated balance sheets as shares to be issued, stock options and warrants. The 2,667 warrants at an exercise price of $37.50 per share issued in connection to the warrant transaction to the broker were not included in the fair value remeasurement because there is sufficient capital to convert them into common stock if exercised.

Exercise Price ($)	Number of Warrants	Expiry Date	Expected life (years)	Risk free rate	Dividend rate	Forfeiture rate	Expected volatility	Remeasured fair value
90.00	15,658	31-Mar-23	5	1.59%	0%	0%	135%	116,142
73.02	104,019	26-Feb-19	0.92	1.59%	0%	0%	135%	100,281
73.02	21,768	27-Mar-19	1	1.59%	0%	0%	135%	24,815
73.02	5,813	31-Mar-19	1	1.59%	0%	0%	135%	6,769
73.02	45,061	21-Apr-19	1.08	1.59%	0%	0%	135%	58,358
73.02	21,274	27-May-19	1.16	1.59%	0%	0%	135%	32,276
73.02	20,782	30-Jun-19	1.25	1.59%	0%	0%	135%	36,116
44.28	22,223	26-Feb-19	0.92	1.59%	0%	0%	135%	38,423
9.375	64,025	14-Aug-22	4.38	1.59%	0%	0%	135%	593,355
9.375	42,684	31-Mar-22	4	1.59%	0%	0%	135%	387,529
	363,307							1,394,164

F-42

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017
(Amounts expressed in U.S. Dollars)

12.	WARRANTS – Continued

Exchangeable share purchase warrants

In 2014, the Company repaid loans of $180,940 plus accrued interest of $12,138 owing to investors introduced by Pope and Co. As part of this transaction in March 2017, 1,165 warrants were exercised for proceeds of $40,195 and the remaining 1,165 warrants expired.

13.	INCOME TAXES

Components of net (loss) before income taxes consists of the following:

	March 31	March 31
	2018	2017
	$	$
U.S.	(12,281,398)	(6,056,384)
Canada	(2,344,392)	(2,013,018)
	(14,625,790)	(8,069,402)
Net (loss) for the year before recovery of income taxes	(14,625,790)	(8,069,402)
Statutory rate	34.04%	35%
Expected income tax (recovery) expense	(4,978,619)	(2,824,291)
Tax rate changes and other basis adjustments	1,748,278	44,238
Stock-based compensation	524,412	350,683
Difference in Foreign Tax Rates	184,414	-
Accretion	659,458	-
Share premium	425,497	-
Non-deductible expense	339,296	(132,076)
Net DTA acquired	-	(546,122)
Change in valuation allowance	1,097,264	3,107,568
Recovery of income taxes	-	-

The following deferred tax assets have not been recognized. Deferred tax reflects the tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities and consisted of the following:

	March 31, 2018	March 31, 2017
	$	$
Equipment	70,350	73,520
Share issue costs	510	1,456
SR&ED pool	690,320	464,746
Other	535,510	629,266
Non-capital losses – Canada	2,515,170	2,067,203
Net operating losses – U.S.	4,331,850	4,534,710
Valuation allowance	(7,017,430)	(5,956,118)
	1,126,280	1,814,783
Intangibles and other	(1,126,280)	(1,814,783)
	-	-

The Company has non-capital losses in its Canadian subsidiary of approximately $9,491,200, which will expire between 2029 and 2037. The Company has net operating losses in the U.S. parent Company of $6,319,925, and net operating losses in the U.S. subsidiary of approximately $11,788,800, which will expire between 2034 and 2037.

Income taxes are provided based on the liability method, which results in deferred tax assets and liabilities arising from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The liability method requires the effect of tax rate changes on current and accumulated deferred taxes to be reflected in the period in which the rate change was enacted. The liability method also requires that deferred tax assets be reduced by a valuation allowance unless it is more likely than not that the assets will be realized.

F-43

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

13.	INCOME TAXES – Continued

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense. The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses. As of March 31, 2018, the Company had no uncertain tax positions.

In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of March 31, 2018:

United States – Federal	2014 – present
United States – State	2014 – present
Canada – Federal	2013 – present
Canada – Provincial	2013 – present

14.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

Commitments

(a)       On February 25, 2015, 1,753 common shares were issued to two former lenders connected with a $241,185 loan received and repaid during fiscal 2013. The common shares were valued at $210,323 based on the value of the concurrent private placement and recorded in stock-based compensation on the consolidated statement of operations and comprehensive loss. As part of the consideration for the initial loan, the Company’s then-CTO and COO had transferred 2,098 common shares to the lenders. For contributing the common shares to the lenders, the Company intends to reimburse the former CTO and COO 2,134 common shares. As at March 31, 2018, these shares have not yet been issued.

(b)       On May 17, 2017, the Company entered into a Co-operative Joint Venture Contract (the “JV Contract”) with Ginger Capital Investment Holding, Ltd. (the “JV Partner”) to form China Bionik Medical Rehabilitation Technology Ltd. (“China JV”), in which the Company will have a 25% interest and the JV Partner 75%. The China JV was not formally formed until subsequent to year-end and there were no operations during the year ended March 31, 2018. Under the terms of the JV Contract, the JV Partner is required to contribute $290,000 on the date of formation, $435,000 12 months later and $725,000, 60 months after the date of formation. The Company is required to contribute certain intellectual property.

(c)       On March 6, 2018, the Company signed a distribution agreement with Curexo Inc for South Korea and as part of this agreement the Company is obligated to buy a rehabilitative product from Curexo Inc. for $200,000 when this product is fully developed by Curexo. Inc.

15.	RISK MANAGEMENT

The Company’s cash balances are maintained in a bank in Canada and a USA Bank. Deposits held in banks in Canada are insured up to $100,000 CAD per depositor for each bank by The Canada Deposit Insurance Corporation, a federal crown corporation. Actual balances at times may exceed these limits.

Interest Rate Risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The Company has minimal exposure to fluctuations in the market interest rate. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

F-44

BIONIK LABORATORIES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2018 and 2017

(Amounts expressed in U.S. Dollars)

15.	RISK MANAGEMENT – Continued

Liquidity Risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations, as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due. Accounts payable and accrued liabilities are due within the current operating period.

The Company has funded its operations through the issuance of capital stock, convertible debt and loans in addition to grant and investment tax credits received from the Government of Canada.

16.	LOSS PER SHARE

Common stock equivalents (other than the Exchangeable Shares), options and warrants were excluded from the computation of diluted loss per share for the year ended March 31, 2018 and 2017, after retrospective adjustment for a change in accounting policy (Note 2), as their effects are anti-dilutive.

17.	SUBSEQUENT EVENTS

(a)   On July 24, 2018, the Company’s Board of Directors (the “Board”) unanimously adopted resolutions authorizing a reverse stock split, at a ratio of up to 1:150, of the common stock of the Company. On or about August 7, 2018, a majority of the holders of the common stock and exchangeable shares of the Company, voting together as a single class, approved the reverse stock split. On September 25, 2018, the Board established the split ratio for the reverse stock split at a ratio of 1:150. On October 29, 2018, the Company effected the reverse stock split and thereafter the Company’s common stock began trading on the OTCQB market on a one-for-one hundred and fifty (1:150) split-adjusted basis. Further details are provided in Note 2(a).

(b)   Subsequent to March 31, 2018, Exchangeable Shareholders exchanged 20,000 exchangeable shares into Common Stock.

(c)   On June 11, 2018, the Company increased the number of authorized shares of Common Stock from 250,000,000 to 500,000,000 and issued 263,639 common shares related to the conversion of notes payable at March 31, 2018. (Note 10(b))

(d)   Subsequent to March 31, 2018, the Company’s board granted 40,000 options at $9.735 per share that immediately vested to the CEO of the Company with a 10 year expiry and 5,000 options at $6.93 per share were granted to our Chief Commercial Officer that vest over three years from the anniversary of the grant and expire in 7 years.

(e)   Subsequent to March 31, 2018, an affiliate of one of the Company’s major shareholders who is also a director provided an aggregate amount of $1,960,000 in term loans to the Company that bears interest at a fixed rate of 1% per month and matures on April 30, 2019.

(f)   Subsequent to March 31, 2018, the China JV was formally formed and the Company will account for it as of the date of formation.

F-45

Up to 1,470,588 Shares of Common Stock

BIONIK LABORATORIES CORP.

PROSPECTUS

Joint Book-Running Managers

ThinkEquity A division of Fordham Financial Management, Inc.	WestPark Capital, Inc.

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by Bionik Laboratories Corp. (the “Registrant”) in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$1,510.15
FINRA filing fee	$2,144.00
Nasdaq Listing Fee	$50,000.00
Printing expenses	$20,000.00
Legal fees and expenses	$265,000.00
Accounting fees and expenses	$75,000.00
Transfer Agent fees and expenses	$5,000.00
Miscellaneous expenses	$26,345.85
Total	$445,000.00

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

II-1

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the DGCL. We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) during the last three years. References to numbers of shares of common stock in the following summary have not been adjusted to reflect the 1-for-one hundred fifty reverse stock split.

Between October 20, 2015 and January 20, 2016, the Registrant issued an aggregate of 134,248 shares of Common Stock to consultants of the Company for services rendered or to be rendered. The securities were issued in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

In connection with the Registrant’s 2015 private offering, the Registrant issued warrants to Highline Research Advisors LLC, an affiliate of Merriman Securities, as placement agent, or its sub-agents or affiliates of its sub-agents, to purchase an aggregate of 1,640,825 shares of the Registrant’s common stock, at an exercise price per share of $0.80 through February 26, 2019. The issuance and sale of such securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

In 2015, the Registrant issued to a lender, warrants to purchase 349,522 Exchangeable Shares at an exercise price of $0.23 per share through March 21, 2017. The issuance and sale of such securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

In February 2016, the Registrant issued an aggregate of 45,508 shares of Common Stock to warrant holders upon the cashless exercise of such warrants. The issuance and sale of such securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

On April 21, 2016, the Registrant closed on the acquisition of Interactive Motion Technologies, Inc. (“IMT”), and paid as consideration an aggregate of 23,650,000 shares of Common Stock. Of such shares, 12,339,843 were issued on July 1, 2016 and 11,310,157 were issued on August 17, 2016.

In June 2016, the Registrant issued an aggregate of 70,000 shares of Common Stock to consultants of the Company for services rendered and an aggregate of 51,249 shares of Common Stock to warrant holders upon the cashless exercise of such warrants. The issuance and sale of such securities were issued in a private transaction in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D, Rule 506 promulgated thereunder, to purchasers who are “accredited investors” as defined by Regulation D and, in the case of the IMT acquisition, no more than 35 non-accredited investors.

II-2

Between January 1, 2017 and March 31, 2017, an aggregate of 217,047 shares of our Common Stock were issued to consultants for services rendered or to be rendered, 174,759 shares of our Common Stock were issued after prior conversion of underlying Exchangeable Shares upon the exercise of outstanding warrants, 51,249 shares of Common Stock were issued from a cashless exercise of outstanding warrants, 110,096 shares of our Common Stock were issued upon the exercise of outstanding employee options and 2,090,664 shares of our Common Stock were issued upon the exchange and redemption of our outstanding Exchangeable Shares for shares of Common Stock. The securities were issued in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, as transactions not involving any public offering.

From December 2016 through March 31, 2017, the Registrant issued convertible promissory notes in the aggregate principal amount of $2,000,000. In addition, such lenders were granted warrants to purchase shares of the Registrant’s common stock. The number of shares issuable upon exercise of the warrants are currently indeterminable, and are based upon a formula as set forth in the respective warrant agreements. The issuance and sale of such securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

In May 2017, a joint venture partner of the Registrant was issued a convertible promissory note in the principal amount of $500,000. The lender was also granted warrants to purchase a number of shares of common stock from the Registrant equal to 25% of the number of shares to be issued at conversion of the promissory note. The issuance and sale of such securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

On June 27, 2017, certain warrantholders tendered an aggregate of 5,000,172 warrants for an aggregate exercise price of $0.25 per share, or $1,125,038. In addition, the Registrant issued to the solicitation agent with respect to such tender, three-year warrants to purchase 400,013 shares of common stock at an exercise price of $0.25 per share. The issuance of such shares of the Company’s common stock and the issuance of the solicitation agent warrants was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On September 1, 2017, the Company granted to a consultant a stock option representing a right to acquire 6% of the aggregate amount of the Company’s outstanding common stock and exchangeable shares as of the date of grant, for a total aggregate amount of 6,107,677 shares underlying options, subject to vesting in accordance with the terms of the option. The securities were issued in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

Between August and December, 2017, the Company issued convertible promissory notes in the aggregate principal amount of approximately $3,000,000, and in addition to which the lenders were granted warrants to purchase a number of shares of common stock from the Company equal to 20% of the aggregate principal amount of the loan divided by the exercise price.

On September 1, 2017, the Company granted to its CEO a stock option representing  a right to acquire 6% of the aggregate amount of the Company’s outstanding common stock and exchangeable shares as of the date of grant, for a total aggregate amount of 6,107,677 shares underlying options, subject to vesting in accordance with the terms of the option.

As of March 31, 2018, an aggregate of approximately $5.9 million of the Company’s outstanding indebtedness converted in accordance with their terms, as amended, into an aggregate of 126,313,487 shares of our common stock. Also as of March 31, 2018, the Company was obligated to convert an additional approximately $3.2 million in outstanding indebtedness in accordance with their terms, as amended, into 61,037,660 shares of our common stock, of which 21,491,884 were issued as a result of not having authorized a sufficient number of shares of common stock to issue all of such shares as of March 31, 2018. The remaining 39,545,776 shares were issued in June 2018 after the Company filed an amendment to its Certificate of Incorporation to increase its authorized number of shares of our common stock from 250 million to 500 million.

II-3

The securities granted and issued between August 2017 and June 2018 were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

From June through July 2018, the Company issued convertible promissory notes in the aggregate principal amount of $4,708,306 to existing investors, which includes (i) an aggregate of $1,991,673 from an affiliate of Remi Gaston-Dreyfus, a director and major stockholder of the Company, and (ii) an aggregate of $306,255 from an affiliate of Andre-Auberton Herve, the Chairman of the Company, pursuant to an up to $6,000,000 convertible note offering. Pursuant to the terms of such notes, as of July 20, 2018, the notes converted in accordance with their terms into an aggregate of 102,509,278 shares (the “Shares”) of the Company’s common stock (the “Conversion”), which number of Shares was preliminarily determined on July 24, 2018 and issued on July 26, 2018 and August 8, 2018. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

Between October 10, 2018 and December 18, 2018, the Company issued convertible promissory notes in the aggregate principal amount of $3.15 million to new and existing investors, including to the Chairman of the Company. The notes are convertible into equity of the Company pursuant to the terms of such notes. The notes, and unless subsequently registered, the shares underlying the notes, were and will be, as the case may be, issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit
Number	Description of Exhibits

1.1*	Form of Underwriting Agreement
2.1	Plan of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
2.2	Agreement and Plan of Merger, dated as of March 1, 2016, by and among Bionik Laboratories Corp., Bionik Mergerco Inc. and Interactive Motion Technologies Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 7, 2016)
2.3	Waiver and Amendment Agreement, dated as of March 14, 2016, by and among Bionik Laboratories Corp., Hermano Igo Krebs, Bionik Mergerco Inc. and Interactive Motion Technologies, Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 18, 2016)
3.1	Articles of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.2	Certificate of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.3	Certificate of Incorporation, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.4	Delaware By-laws, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.5	Amended and Restated Certificate of Incorporation dated February 10, 2015 (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
3.6	Amended and Restated By-Laws (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
3.7	Certificate of Amendment of the Certificate of Incorporation, dated November 8, 2017 (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 8, 2017).
3.8	Certificate of Amendment of the Certificate of Incorporation, dated June 11, 2018 (incorporated by reference to the Company’s Current Report on Form 8-K filed on June 13, 2018).
3.9	Certificate of Amendment of the Certificate of Incorporation, dated October 26, 2018 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 29, 2018).
4.1	Certificate of Designation of Preferences, Rights and Limitations of Special Voting Preferred Stock of Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)

II-4

4.2	Schedule A to Articles of Amendment of Bionik Laboratories Inc., relating to the Exchangeable Shares of Bionik Laboratories Inc. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
4.3	Form of Warrant (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
4.5	Form of Warrant (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
4.6*	Form of Representative’s Warrant
5.1*	Opinion of Ruskin Moscou Faltischek, P.C.
10.1	Investment Agreement, dated February 26, 2015, among Bionik Laboratories Inc., Bionik Acquisition Inc. and Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.2	Voting and Exchange Trust Agreement, made as of February 26, 2015, among Bionik Laboratories Corp., Bionik Laboratories, Inc. and Computershare Trust Company of Canada dated February 26, 2015 (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.3	Support Agreement, made as of February 26, 2015, among Bionik Laboratories Inc., Bionik Acquisition Inc. and Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.4	Registration Rights Agreement, made as of February 26, 2015, by and between Bionik Laboratories Inc. and each of the several shareholders signatory thereto (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.5	Novation Agreement, dated as of February 26, 2015, between Bionik Laboratories Corp. and Bionik Laboratories Inc. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.6	Spin-Off Agreement, dated as of February 26, 2015, by and among Bionik Laboratories Corp., and Brian E. Ray and Jon Lundgreen (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.7	Assignment and Assumption Agreement, dated as of February 26, 2015, by and between Bionik Laboratories Corp. and Tungsten 74 LLC (incorporated by reference to the Company’s 8-K filing on March 4,2015)
10.8	Form of Subscription Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.9	Peter Bloch Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.10	Michal Prywata Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.11	Leslie Markow’s Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.12	Bionik Laboratories Corp. f/k/a Drywave Technologies, Inc. 2014 Equity Incentive Plan (incorporated by reference to the Company’s Definitive Information Statement on Schedule 14C filing on October 6, 2014)
10.13	Minutes of Settlement (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No.: 333-207581)
10.14	License Agreement with The Massachusetts Institute of Technology, as amended (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No.: 333-207581)
10.15	Exclusive Patent Application and Patent License Agreement between Interactive Motion Technologies, Inc., and Hermano Igo Krebs and Caitlyn Joyce Bosecker (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No.: 333-207581)
10.16	Employment Agreement with Timothy McCarthy (incorporated by reference to the Registrant’s Current Report on Form 8- K filed on August 8, 2016)
10.17	Registration Rights Agreement dated April 21, 2016 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 26, 2016)
10.18	Allonge #3 to Secured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 2, 2017)
10.19	Engagement Agreement dated May 3, 2017, by and between the Company and Garden State Securities Inc. (Incorporated by reference to Exhibit (d)(1) to the Company’s Schedule TO filed on May 25, 2017)

II-5

10.20	Convertible Promissory Note dated March 28, 2017 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.21	Form of Allonge to Promissory Notes dated as of March 28, 2017 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.22	Cooperative Joint Venture Contract dated May 23, 2017, by and between Ginger Capital Investment Holding Ltd. and Bionik Laboratories Corp. (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.23	Convertible Promissory Notes in the principal amount of $200,000 to Leizhang, as holder (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.24	Convertible Promissory Notes in the principal amount of $150,000 to Bluestone International Capital LLC, as holder (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.25	Convertible Promissory Notes in the principal amount of $150,000 to Ginger Capital, LLC, as holder (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.26	Demand Notes in favor of Neville Hogan, in the aggregate principal amount of $50,000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.27	Amendments to Demand Notes with Neville Hogan (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.28	Demand Notes in favor of Hermano Igo Krebs, in the aggregate principal amount of $120,000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.29	Amendments to Demand Notes with Hermano Igo Krebs (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.30	Demand Notes in favor of Rodolfo Rohr, in the aggregate principal amount of $130,000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.31	Amendments to Demand Notes with Rodolfo Rohr (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.32	License Agreement by and between Bionik Laboratories Corp. and China Bionik Medical Rehabilitation Technology Ltd. dated May 17, 2017 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.33	Distribution Agreement by and between Bionik Laboratories Corp. and China Bionik Medical Rehabilitation Technology Ltd. dated May 17, 2017 (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.34	Joint Development and Manufacturing Agreement by and between Bionik Laboratories Corp. and Wistron Medical Tech Holding Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2017, filed with the Commission on June 29, 2017)
10.35	First Amendment to Tim McCarthy Employment Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 9, 2017)
10.36	Equity Compensation Agreement between the Company and 4A Consulting and Engineering (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2017)
10.37	Form of Convertible Promissory Note in the principal amount of up to $2,000,000 (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2017)

II-6

10.38	Peter Bloch Separation Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2017)
10.39	Eric Dusseux Employment Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2017)
10.40	Equity Compensation Agreement between the Company and Eric Dusseux (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2017)
10.41	Form of Subscription Agreement for the sale of up to $2,000,000 in Convertible Promissory Notes (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.42	Form of Convertible Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.43	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.44	Allonge #1 to Convertible Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.45	Form of Allonge #2 to Convertible Promissory Notes (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.46	Form of Allonge to Common Stock Purchase Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 20, 2017)
10.47	Allonge to Demand Note (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 14, 2017)
10.48	Allonge to Demand Note (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 14, 2017)
10.49	Amendment No. 1 to Convertible Promissory Notes (Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 5, 2018)
10.50	Promissory Note, dated February 2, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 5, 2018)
10.51	Form of Subscription (Incorporated by reference to the Company’s Quarterly Report for the fiscal quarter ended December 31, 2017, filed on February 13, 2018)
10.52	Form of Convertible Promissory Note (Incorporated by reference to the Company’s Quarterly Report for the fiscal quarter ended December 31, 2017, filed on February 13, 2018)
10.53**	Distribution Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on March 7, 2018)
10.54	Amended Separation Agreement, effective as of March 13, 2018, by and between the Company and Peter Bloch (Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 14, 2018)
10.55	Exchange Agreement, dated as of March 12, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 14, 2018)
10.56	Promissory Note, dated March 14, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 14, 2018)
10.57	Allonge to Convertible Promissory Notes (Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 3, 2018)
10.58	Allonge to Common Stock Purchase Warrants (Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 3, 2018)
10.59	Exchange Agreement, dated March 30, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 3, 2018)
10.60	Promissory Note, dated as of April 12, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 18, 2018)
10.61	Promissory Note, dated as of May 24, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 31, 2018)
10.62	Promissory Note, dated as of April 26, 2018 (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on June 27, 2018)
10.63	Promissory Note, dated as of May 10, 2018 (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on June 27, 2018)
10.64	Employment Agreement with Renaud Maloberti (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 11, 2018)

II-7

10.65	Promissory Note, dated as of June 12, 2018 (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on June 27, 2018)
10.66	Promissory Note, dated as of June 22, 2018 (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on June 27, 2018)
10.67	Form of Stock Option Agreement (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on June 27, 2018)
10.68	Form of Subscription Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on July 5, 2018)
10.69	Form of Convertible Promissory Note (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on July 5, 2018)
10.70	Exchange Agreement, dated as of June 28, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on July 5, 2018)
10.71	Form of Subscription Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on October 12, 2018)
10.72	Form of Convertible Promissory Note (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on October 12, 2018)
10.73	Sale of Goods Agreement, dated as of December 13, 2018, by and between Bionik Inc. and CHC Management Services, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on December 17, 2018)
14.1	Code of Business Conduct and Ethics (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014)
21.1	List of Subsidiaries (incorporated by reference to the Company’s Registration Statement on Form S-1/A-3 (Registration Number 333-207581), filed with the Commission on May 13, 2016)
23.1	Consent of MNP, LLP
23.2*	Consent of Ruskin Moscou Faltischek, P.C. (contained in the Opinion of Ruskin Moscou Faltischek, P.C. under Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

101.INS***	XBRL Instance Document
101.SCH***	XBRL Taxonomy Extension Schema Document
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB***	XBRL Taxonomy Extension Label Linkbase Document
101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed by amendment

** Portions of this document have been omitted and submitted separately with the Securities and Exchange Commission pursuant to a request for “Confidential Treatment”.

*** Previously filed.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

II-8

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on January 7, 2019.

Bionik Laboratories Corp.

By:	/s/ Eric Dusseux
Eric Dusseux
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Dusseux	Chief Executive Officer and Director	January 7, 2019
Eric Dusseux	(Principal Executive Officer)

/s/ Leslie Markow	Chief Financial Officer	January 7, 2019
Leslie Markow	(Principal Financial and Accounting Officer)

*	Chairman and Director	January 7, 2019
Andre Auberton

*	Director	January 7, 2019
Remi Gaston Dreyfus

*	Director	January 7, 2019
P. Gerald Malone

*	Director	January 7, 2019
Joseph Martin

*	Director	January 7, 2019
Charles Matine

Director
Audrey Thevernon

*	Leslie Markow, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing her name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

*	By	/s/ Leslie Markow	January 7, 2019
Leslie Markow
Attorney-in-fact

II-10